Exhibit 10.1

CREDIT AND GUARANTY AGREEMENT
dated as of December 31, 2020,
by and among
LANDEC CORPORATION,
CURATION FOODS, INC.,
LIFECORE BIOMEDICAL, INC.,
as Borrowers,
and

certain of its Affiliates party hereto from time to time, as guarantors, the other Credit Parties party hereto from time to time as guarantors, the Lenders party hereto from time to time,
and
GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P.,
as Administrative Agent and Collateral Agent
________________________________________________________
$170,000,000 Senior Secured Credit Facilities
________________________________________________________

GS/Landec – Credit and Guaranty Agreement

TABLE OF CONTENTS
Page:

SECTION 1.	DEFINITIONS AND INTERPRETATION	1
1.1.	Definitions	1
1.2.	Accounting Terms, Financials Statements, Calculations	58
1.3.	Interpretation	59
SECTION 2.	LOANS	60
2.1.	Term Loans	60
2.2.	[Intentionally Reserved]	62
2.3.	[Intentionally Reserved]	62
2.4.	Pro Rata Shares; Availability of Funds	62
2.5.	Use of Proceeds	62
2.6.	Evidence of Debt; Register; Promissory Notes	63
2.7.	Interest on Loans	64
2.8.	Conversion/Continuation	65
2.9.	Default Interest	65
2.10.	Fees	66
2.11.	Scheduled Payments/Commitment Reductions	66
2.12.	Voluntary Prepayments/Commitment Reductions	67
2.13.	Mandatory Prepayments/Commitment Reductions	68
2.14.	Application of Prepayments	72
2.15.	General Provisions Regarding Payments	73
2.16.	Ratable Sharing	74
2.17.	Making or Maintaining LIBO Rate Loans	75
2.18.	Increased Costs; Capital Adequacy	79
2.19.	Taxes; Withholding	80
2.20.	Obligation to Mitigate	83
2.21.	Defaulting Lenders	83
2.22.	Removal or Replacement of a Lender	85
2.23.	Companies as Co-Borrowers	86
2.24.	Appointment of Credit Party Representative	88
SECTION 3.	CONDITIONS PRECEDENT	89
3.1.	Closing Date	89
3.2.	Conditions to Each Credit Extension	94
SECTION 4.	REPRESENTATIONS AND WARRANTIES	96
4.1.	Organization; Requisite Power and Authority; Qualification	96
4.2.	Capital Stock and Ownership	96
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4.3.	Due Authorization	96
4.4.	No Conflict	96
4.5.	Governmental Consents	97
4.6.	Binding Obligation	97
4.7.	Historical Financial Statements	97
4.8.	Projections	97
4.9.	No Material Adverse Change	98
4.10.	No Restricted Junior Payments	98
4.11.	Adverse Proceedings	98
4.12.	Payment of Taxes	98
4.13.	Properties	98
4.14.	Environmental Matters	99
4.15	No Defaults	100
4.16.	Material Contracts	100
4.17.	Governmental Regulation	100
4.18.	Federal Reserve Regulations; Exchange Act	100
4.19.	Employee Matters	100
4.20.	Employee Benefit Plans	101
4.21.	Certain Fees	101
4.22.	Solvency	101
4.23.	[Intentionally Reserved]	102
4.24.	Compliance with Laws	102
4.25.	Disclosure; Beneficial Ownership Certification	102
4.26.	Sanctions; Anti-Bribery and Anti-Corruption Laws; Anti-Terrorism and Anti-Money Laundering Laws	102
4.27.	Privacy Laws	103
4.28.	Food Laws	103
4.29.	Health Care Laws	104
4.30.	FDA Laws	105
4.31.	PACA and PASA Representations	107
4.32.	ABL Credit Documents	107
SECTION 5.	AFFIRMATIVE COVENANTS	108
5.1.	Financial Statements and Other Reports	108
5.2.	Existence	114
5.3.	Payment of Taxes and Claims	114
5.4.	Maintenance of Properties	115
5.5.	Insurance	115
5.6.	Books and Records; Inspections	115
5.7.	Lenders Meetings	115
5.8.	Compliance with Laws	116
5.9.	Environmental	116

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5.10.	Additional Credit Parties	118
5.11.	Material Real Estate Assets; Additional Locations	119
5.12.	Compliance with Contractual Obligations	119
5.13.	Further Assurances	120
5.14.	Miscellaneous Business Covenants	120
5.15.	Post-Closing Matters	120
5.16.	PACA and PASA Compliance	120
5.17.	Credit Enhancements	121
5.18.	Health Care & FDA Related Covenants	121
SECTION 6.	NEGATIVE COVENANTS	121
6.1.	Indebtedness	121
6.2.	Liens	124
6.3.	Equitable Lien	125
6.4.	No Further Negative Pledges	126
6.5.	Restricted Junior Payments	126
6.6.	Restrictions on Subsidiary Distributions	126
6.7.	Investments	127
6.8.	Financial Covenants	128
6.9.	Fundamental Changes; Disposition of Assets	132
6.10.	Disposal of Subsidiary Interests	134
6.11.	Sales and Leasebacks	134
6.12.	Transactions with Shareholders and Affiliates	134
6.13.	Conduct of Business; Foreign Subsidiaries	134
6.14.	Permitted Activities of Holdings	135
6.15.	[Intentionally Reserved]	135
6.16.	Amendments or Waivers with Respect to Certain Indebtedness	135
6.17.	Fiscal Year; Accounting Policies	136
6.18.	Deposit Accounts and Securities Accounts	136
6.19.	Amendments to Organizational Documents and Material Contracts	136
6.20.	Prepayments of Certain Indebtedness	136
6.21.	Use of Proceeds	136
6.22.	ABL Obligations	137
SECTION 7.	GUARANTY	137
7.1.	Guaranty of the Obligations	137
7.2.	Contribution by Guarantors	137
7.3.	Payment by Guarantors	138
7.4.	Liability of Guarantors Absolute	138
7.5.	Waivers by Guarantors	140
7.6.	Guarantors’ Rights of Subrogation, Contribution	141

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7.7.	Subordination of Other Obligations	141
7.8.	Continuing Guaranty	142
7.9.	Authority of Guarantors or Companies	142
7.10.	Financial Condition of Companies	142
7.11.	Bankruptcy	142
7.12.	Discharge of Guaranty Upon Sale of Guarantor	143
7.13.	Keepwell	143
SECTION 8.	EVENTS OF DEFAULT	144
8.1.	Events of Default	144
8.2.	Consent to Receiver	147
8.3.	Cooperation of Credit Parties	148
SECTION 9.	AGENTS	148
9.1.	Appointment of Agents	148
9.2.	Powers and Duties	149
9.3.	General Immunity	149
9.4.	Agents Entitled to Act as Lender	151
9.5.	Lenders’ Representations, Warranties and Acknowledgment	152
9.6.	Right to Indemnity	154
9.7.	Successor Administrative Agent and Collateral Agent	154
9.8.	Collateral Documents and Guaranty	156
9.9.	Withholding Taxes	158
9.10.	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	158
9.11.	Bankruptcy Plan Voting	159
SECTION 10.	MISCELLANEOUS	160
10.1.	Notices	160
10.2.	Expenses	162
10.3.	Indemnity and Related Reimbursement	163
10.4.	Set-Off	164
10.5.	Amendments and Waivers	165
10.6.	Successors and Assigns; Participations	168
10.7.	Independence of Covenants	173
10.8.	Survival of Representations, Warranties and Agreements	173
10.9.	No Waiver; Remedies Cumulative	173
10.10.	Marshalling; Payments Set Aside	173
10.11.	Severability	173
10.12.	Obligations Several; Actions in Concert	174
10.13.	Headings	174
10.14.	Applicable Law	174
10.15.	Consent to Jurisdiction	174

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10.16.	Waiver of Jury Trial	175
10.17.	Confidentiality	176
10.18.	Usury Savings Clause	177
10.19.	Effectiveness; Counterparts	177
10.20.	Entire Agreement	178
10.21.	PATRIOT Act	178
10.22.	Electronic Execution of Assignments and Credit Documents	178
10.23.	No Fiduciary Duty	178
10.24.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	179
10.25.	Intercreditor Agreement	179
10.26.	Acknowledgement Regarding Any Supported QFCs	180

APPENDICES:    A-1    Initial Term Loan Commitments
A-2    Multi-Draw Term Loan Commitments
B    Notice Addresses

SCHEDULES:    1.1(a)    Historical Consolidated Adjusted EBITDA
1.1(b)    Certain Material Real Estate Assets
1.1(c)    Historical Consolidated Gross Profit
4.1    Jurisdictions of Organization
4.2    Capital Stock and Ownership
4.11    Adverse Proceedings
4.13(a)    Title
4.13(b)    Real Estate Assets
4.14    Environmental Matters
4.16    Material Contracts
5.15    Certain Post-Closing Matters
6.1    Certain Indebtedness
6.2    Certain Liens
6.12    Certain Affiliate Transactions

EXHIBITS:        A-1    Funding Notice
A-2    Conversion/Continuation Notice
B    Assignment Agreement
C    U.S. Tax Compliance Certificate
D    Compliance Certificate
E-1    Closing Date Certificate
E-2    Solvency Certificate
F    Reserved
G    Counterpart Agreement

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GS/Landec – Credit and Guaranty Agreement

CREDIT AND GUARANTY AGREEMENT
This CREDIT AND GUARANTY AGREEMENT, dated as of December 31, 2020, is entered into by and among LANDEC CORPORATION, a Delaware corporation (“Holdings”), CURATION FOODS, INC., a Delaware corporation (“Curation”), and LIFECORE BIOMEDICAL, INC., a Delaware corporation (“Lifecore” and, together with Holdings and Curation, collectively, “Companies” and, each, a “Company”) as borrowers, the other Credit Parties party hereto from time to time, the Lenders party hereto from time to time and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P. (“GSSLG”), as Administrative Agent and Collateral Agent.
RECITALS:
WHEREAS, the Lenders have agreed to extend certain credit facilities to Companies in the amounts and upon the terms and conditions more particularly set forth herein, the proceeds of which will be used for the purposes specified in Section 2.5;
WHEREAS, each Credit Party has agreed to guarantee the Obligations of the other Credit Parties and to secure all of its respective Obligations by granting to Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of its respective assets (other than the ABL Priority Collateral upon which the Collateral Agent shall be granted a junior priority Lien), including a pledge of all of the Capital Stock issued by each Subsidiary of Holdings, subject to the limitations set forth herein and in the Collateral Documents; and
WHEREAS, the business of Holdings and its Subsidiaries is a mutual and collective enterprise, and the Credit Parties believe that the consolidation of all Loans and other accommodations under this Agreement will enhance Companies Subsidiaries’ aggregate borrowing powers and facilitate the administration of their relationship with the Agents and Lenders, all to the Credit Parties’ respective individual and mutual advantage.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1.    DEFINITIONS AND INTERPRETATION
1.1.    Definitions
. The following terms used herein, including in the preamble, recitals, appendices, schedules and exhibits hereto, shall have the following meanings:
“ABL Agent” means Bank of Montreal, as administrative agent for the ABL Lenders under the ABL Credit Agreement and any successor administrative agent appointed in accordance with the terms thereof.
“ABL Availability” means, as of any date of determination, the “Maximum Borrowing Amount ” (as defined in the ABL Credit Agreement) at such time.
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“ABL Borrowing Base” means the “Borrowing Base” as defined in the ABL Credit Agreement.
“ABL Collateral Documents” means all “Security Instruments” or similar term as defined in the ABL Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered at any time in connection with any ABL Credit Agreement.
“ABL Commitment” means “Commitment” as defined in the ABL Credit Agreement.
“ABL Credit Agreement” means that certain Credit Agreement, dated as of the Closing Date, by and among Companies, the ABL Agent and the ABL Lenders, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreement.
“ABL Credit Documents” means, collectively, the ABL Credit Agreement, the ABL Security Instruments, the Intercreditor Agreement, the other “Loan Documents” (as defined in the ABL Credit Agreement) and all other agreements, instruments and other documents executed and delivered at any time in connection with the ABL Credit Agreement (in each case, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreement).
“ABL Indebtedness” means, collectively, the “Obligations” as defined in the ABL Credit Agreement not to exceed the amount of any such Indebtedness permitted pursuant to Section 6.1(k).
“ABL Lenders” means the lenders from time to time party to the ABL Credit Agreement.
“ABL Letters of Credit” means the letters of credit issued in accordance with the ABL Credit Agreement.
“ABL Loans” means the revolving loans made in accordance with the ABL Credit Agreement.
“ABL Priority Collateral” as defined in the Intercreditor Agreement.
“Acquisition” means the acquisition of, by purchase or otherwise (other than purchases or other acquisitions of inventory, materials, equipment and capital expenditures, in each case, in the ordinary course of business), the business of, a substantial portion of the property or assets of, or a substantial portion of the Capital Stock or other evidence of beneficial ownership of, or any division, line of business or business unit of, any Person.
“Adjusted LIBO Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBO Rate Loan, the greater of (x) 1.00% per annum and (y) the rate per annum obtained by dividing (i)(a) the rate per annum equal to the rate determined

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by Administrative Agent to be the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other Person that takes over the administration of that rate) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars displayed on the ICE LIBOR USD page of the Reuters Screen (or any replacement Reuters page that displays such rate) or on the appropriate page of any other information service that publishes that rate from time to time in place of Reuters, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date (the rate referenced in this clause (a), the “Eurodollar Screen Rate”), (b) in the event the Eurodollar Screen Rate is not available, the rate per annum equal to the offered rate, truncated at five decimal digits, that is set forth on or in such other available quotation page or service as is acceptable to Administrative Agent in its sole discretion and that provides an average ICE Benchmark Administration Limited Interest Settlement Rate or another London interbank offered rate administered by any other Person that takes over the administration of such rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available or if such information, in the reasonable judgment of Administrative Agent, shall cease to accurately reflect the rate offered by leading banks in the London interbank market as reported by any publicly available source of similar market data selected by Administrative Agent, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate, truncated at five decimal digits, to first class banks in the London interbank market for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to one minus the Applicable Reserve Requirement.
“Administrative Agent” means GSSLG in its capacity as administrative agent for the Lenders pursuant to Section 9, and any successor administrative agent appointed in accordance with the terms thereof.
“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation involving Holdings or any of its Subsidiaries, or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender” as defined in Section 2.17(c).
“Affected Loans” as defined in Section 2.17(c).

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“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by or under common control with such Person or any Subsidiary of such Person. For the purposes of this definition, the terms “controlling”, “controlled by” and “under common control with”, as applied to any Person, mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. Notwithstanding anything in this definition to the contrary, (i) Windset shall be deemed to be an Affiliate and (ii) no Agent, no Lender and none of their respective Affiliates shall be considered an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party.
“Agent” means each of Administrative Agent, Collateral Agent, Syndication Agent, Documentation Agent, and any other Person appointed as an agent, arranger, bookrunner or similar title or capacity under or otherwise in connection with the Credit Documents.
“Agent Affiliates” as defined in Section 10.1(b)(iii).
“Aggregate Amounts Due” as defined in Section 2.16.
“Aggregate Payments” as defined in Section 7.2.
“Agreement” means this Credit and Guaranty Agreement.
“Anti-Bribery and Anti-Corruption Laws” means any and all requirements of law related to anti-bribery or anti-corruption matters, including the United States Foreign Corrupt Practices Act of 1977 and any other anticorruption law applicable to Holdings or any of its Subsidiaries.
“Anti-Terrorism and Anti-Money Laundering Laws” means any and all requirements of law related to engaging in, financing or facilitating terrorism or money laundering, including the PATRIOT Act, the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§5311-5330 and 12 U.S.C. §§1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. §4301 et seq.), Executive Order 13224 (effective September 24, 2001) and each of the laws, regulations and executive orders administered by OFAC (31 C.F.R., Subtitle B, Chapter V).
“Applicable Margin” means a percentage, per annum, equal to (a) 8.50% with respect to LIBO Rate Loans and (b) 7.50% with respect to Base Rate Loans.
“Applicable Reserve Requirement” means, at any time, for any LIBO Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to

GS/Landec – Credit and Guaranty Agreement

(i) any category of liabilities that includes deposits by reference to which the applicable Adjusted LIBO Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets that include LIBO Rate Loans. A LIBO Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBO Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
“Approved Electronic Communication” as defined in Section 10.1(b)(iii).
“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer (including through a plan of division), exclusive license (as licensor or sublicensor) or other disposition to, or any exchange of property with, any Person (other than to or with a Credit Party that is not Holdings or a Mexican Subsidiary), in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ respective businesses, assets or properties of any kind, whether real, personal or mixed, whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Capital Stock of any of Holdings’ Subsidiaries, other than (a) inventory sold to unaffiliated customers in the ordinary course of business and (b) the leasing or subleasing of Real Estate Assets (x) in existence on the Closing Date, and (y) following the Closing Date, in the ordinary course of business in an amount not to exceed $150,000 in the aggregate during any Fiscal Year (in each case, other than sale and leaseback transactions prohibited under Section 6.11). For purposes of clarification, the term “Asset Sale” shall include (i) the sale or other disposition for value of any contracts, (ii) the early termination or modification of any contract resulting in the receipt by Holdings or any of its Subsidiaries of a Cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts that would have been due through the date of termination or modification without giving effect thereto) and (iii) a Permitted Curation Sale.
“Asset Sale Leverage Ratio” means, as of any date of determination, the ratio of (i) the Consolidated Funded Debt as of such date; provided, however, for purposes of determining the Asset Sale Leverage Ratio, any Indebtedness in this clause (i) attributable to ABL Indebtedness shall be based on the average balance of such ABL Indebtedness for (x) in the case of any date of determination occurring prior to the first anniversary of the Closing Date, the period beginning on the Closing Date and ending on such date, or (y) in the case of any date of determination occurring on or after the first anniversary of the Closing Date, the four-Fiscal Quarter period ending on such date to (ii) pro forma Consolidated Adjusted EBITDA for the fourFiscal Quarter period ending on such date (or, if such date of determination is not the last day of a Fiscal Quarter in respect of which financial statements and a Compliance Certificate have been or were required to be delivered, for the four-Fiscal Quarter ending as of the most recently concluded Fiscal Quarter for which financial statements have previously been or were required to be delivered).
“Asset Sale Reinvestment Amounts” as defined in Section 2.13(a).

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“Asset Sale Reinvestment Period” as defined in Section 2.13(a).
“Assignment Agreement” means an assignment and assumption agreement substantially in the form of Exhibit B.
“Assignment Effective Date” as defined in Section 10.6(b).
“Assumed Indebtedness” means unsecured Indebtedness of a Person that becomes a Subsidiary as a result of any Permitted Acquisition or other Investment permitted under Section 6.7 which (a) is in existence at the time such Person becomes a Subsidiary, (b) has not been incurred or created in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary, (c) in respect of which only such Person and its Subsidiaries, if any, so acquired are obligors with respect to such Indebtedness, in each case, only so long as at the time of consummation of any such Permitted Acquisition or other permitted Investment permitted under Section 6.7, (i) no Event of Default has occurred or is continuing or would result therefrom and (ii) the Credit Parties are in compliance with Section 6.8.
“Authorized Officer” means, as applied to any Person that is an entity, any duly authorized natural person holding the position of chairman of the Board of Directors (if an officer), chief executive officer, president, vice president, Chief Financial Officer or, if approved by Administrative Agent, any other officer position with similar authority; provided, the secretary or assistant secretary of such Person, or another officer of such Person satisfactory to Administrative Agent, shall have delivered an incumbency certificate to Administrative Agent verifying the authority of such Authorized Officer.
“Availability” means, at any time of determination, an amount equal to:
(i)    with respect to any Class of Commitments, an amount equal to the lesser of (a) the aggregate amount of undrawn Commitments of such Class and (b) the difference of (I) the Maximum Credit Amount less (II) the aggregate outstanding principal (or equivalent) balance of Consolidated Funded Debt (including any outstanding Loans and any other Indebtedness (including any outstanding ABL Loans and ABL Letters of Credit) that will be incurred simultaneously with or on the same date as such Credit Extension) at such time; and
(ii)    with respect to all Commitments, an amount equal to the lesser of (a) the aggregate amount of undrawn Commitments of all Classes, and (b) the difference of (I) the Maximum Credit Amount less (II) the aggregate outstanding principal (or equivalent) balance of Consolidated Funded Debt (including any outstanding Loans and any other Indebtedness (including any outstanding ABL Loans and ABL Letters of Credit) that will be incurred simultaneously with or on the same date as such Credit Extension) at such time.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not

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including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.17(b)(iv).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 0.50%, (iii) the sum of (a) the Adjusted LIBO Rate (after giving effect to any Adjusted LIBO Rate “floor”) that would be payable on such day for a LIBO Rate Loan with a one-month Interest Period plus (b) the difference between the Applicable Margin for LIBO Rate Loans and the Applicable Margin for Base Rate Loans, and (iv) 3.00%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
“Benchmark” means, initially, Adjusted LIBO Rate; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to Adjusted LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17(b)(i).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

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(2)    the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(3)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Credit Party Representative as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U. S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)    for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
(a)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2)    for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Credit Party Representative for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of

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a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U. S. dollar- denominated syndicated credit facilities;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or
(3)    in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Requisite Lenders.

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For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.17(b)

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and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.17(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in form and substance reasonably acceptable to the Administrative Agent.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Beneficiary” means each Agent, Lender and Lender Counterparty.
“Benefit Plan” means any of (i) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (ii) a “plan” as defined in Section 4975 of the Internal Revenue Code or (iii) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“Board of Directors” means (i) with respect to any corporation or company, the board of directors of such corporation or company or any committee thereof duly authorized to act on behalf of such board, (ii) with respect to any partnership, the board of directors or equivalent governing body of the general partner of such partnership, (iii) with respect to any limited liability company, the manager, the managing member or members or any controlling committee or board of managers (or equivalent governing body) of such limited liability company or the sole member or the managing member thereof, and (iv) with respect to any other Person, the entity, individual, board or committee of such Person serving a similar function.
“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor Governmental Authority.
“Business Day” means (i) any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or the State of Texas, or is a day on which banking institutions located in any such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBO Rate or any LIBO Rate Loans, the term “Business Day” means any day that is a Business Day described in clause (i) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of such Person.
“Capital Lease Obligations” means, as applied to any Person that is a lessee under any Capital Lease, that portion of obligations under such Capital Lease that is properly classified as a liability on a balance sheet in conformity with GAAP.

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“Capital Stock” means any and all shares, stock, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership or profits interests in a Person that is another type of entity, including partnership interests, membership interests, voting trust certificates, certificates of interest and profits interests, participations or similar arrangements, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire, subscribe, convert to or otherwise receive or participate in the economic or other rights associated with any of the foregoing.
“Cash” means money, currency or a credit balance in any Deposit Account.
“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the U.S. Federal Government or (b) issued by any agency of the U.S., in each case of clauses (a) and (b), the obligations of which are backed by the full faith and credit of the U.S., mature within one year after such date and have, at the time of the acquisition thereof, a rating of at least A-1 from S&P and at least P-1 from Moody’s; (ii) marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof, in each case, maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the U.S. or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (iv) shares of any money market mutual fund that (a) has at least 95.00% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from both S&P and Moody’s.
“cGMP” as defined in the preamble to Section 4.30.
“Change in Law” means the occurrence, after the date hereof, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (a) becomes the “beneficial owner” (as defined in Rules 13d 3 and 13d 5 under the Exchange Act) of 35% or more on a fully

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diluted basis of the voting interests in the Capital Stock of Holdings, or (b) shall have obtained the power (whether or not exercised) to elect a majority of the Directors of Holdings; (ii) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interests in the Capital Stock of each Company (other than Curation or one or more of its Subsidiaries in connection with a Permitted Curation Sale); (iii) any Company shall cease to beneficially own and control 100% (directly or indirectly) on a fully diluted basis of the economic and voting interests in the Capital Stock of each of its Subsidiaries, except where such failure is the result of a transaction permitted under the Credit Documents (other than Curation or one or more of its Subsidiaries in connection with a Permitted Curation Sale); (iv) during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of any Credit Party cease to be composed of individuals (x) who were members of that Board of Directors on the first day of such period, (y) whose election or nomination to that Board of Directors was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that Board of Directors or (z) whose election or nomination to that Board of Directors was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that Board of Directors; or (v) any “change of control” or similar event under the ABL Credit Agreement or the definitive documentation with respect to any Subordinated Indebtedness shall occur.
“Chief Financial Officer” means, as applied to any Person that is an entity, any duly authorized natural person holding the position of chief financial officer or, if approved by Administrative Agent, any other officer position with similar financial responsibility; provided, the secretary or assistant secretary of such Person, or another officer of such Person satisfactory to Administrative Agent, shall have delivered an incumbency certificate to Administrative Agent verifying the authority of such Chief Financial Officer.
“Class” means (i) with respect to the Lenders, each of the following classes of Lenders: (a) Lenders having Initial Term Loan Exposure, and (b) Lenders having Multi-Draw Term Loan Exposure, (ii) with respect to Loans, each of the following classes of Loans: (a) Initial Term Loans, and (b) Multi-Draw Term Loans, and (iii) with respect to Commitments, each of the following classes of Commitments: (a) Initial Term Loan Commitments, and (b) Multi-Draw Term Loan Commitments.
“Closing Date” means December 31, 2020.
“Closing Date Certificate” means a certificate dated as of the Closing Date and substantially in the form of Exhibit E-1.
“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are granted and/or purported to be granted to ABL Agent or any Agent under any of the ABL Collateral Documents or the Collateral Documents in each case, subject to the Intercreditor Agreement, together with all rents, issues, profits, products and Proceeds thereof.

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“Collateral Access Agreement” means a collateral access agreement in form and substance satisfactory to Collateral Agent.
“Collateral Agent” as defined in the preamble hereto.
“Collateral Documents” means, collectively, the Intercreditor Agreement, the Pledge and Security Agreement, the Mexican Subsidiary Security Agreement (from and after the Mexican Subsidiary Joinder Date), any Intellectual Property Security Agreements, any Mortgages, any Deposit Account Control Agreements, any Securities Account Control Agreements, any Collateral Access Agreements, and all other instruments, documents and agreements that are expressly designated pursuant to their terms to be “Collateral Documents” or are otherwise executed and delivered by or on behalf of any Credit Party or any other Person pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.
“Collateral Questionnaire” means a collateral questionnaire in form satisfactory to Collateral Agent that provides information with respect to the real, personal and mixed property of each Credit Party and their respective Subsidiaries.
“Commitment” means, as the context requires, any Initial Term Loan Commitment or Multi-Draw Term Loan Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. 1 et seq.).
“Company” means (i) Holdings, (ii) Curation, (iii) Lifecore, (iv) each other Person signatory hereto as a “Company” and (v) each other Person joined as a “Company” to this Agreement and the other Credit Documents after the Closing Date pursuant to Section 5.10. At any time there is only one Person party hereto and to the other Credit Documents as “Company”, all references herein or therein to “a Company”, “any Company”, “each Company” or “Companies” shall be deemed to be a reference to such Person.
“Compliance Certificate” means a certificate of the Chief Financial Officer of Credit Party Representative substantially in the form of Exhibit D.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits.
“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to:
(a)    Consolidated Net Income, plus
(b)    in each case, to the extent reducing Consolidated Net Income and constituting Valid Expense Items, the sum, without duplication, of the amounts for such period of:

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(i)    Consolidated Interest Expense, plus
(ii)    provisions for taxes based on income, profits or capital, including federal, state, provincial, territorial, franchise, excise, property and similar taxes and foreign withholding taxes paid or accrued, including giving effect to any penalties and interest with respect thereto, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar credits and including an amount equal to the amount of tax distributions actually made (for the actual payment of Taxes) to the holders of Equity Interests of Holdings or its Subsidiaries or any direct or indirect parent of Holdings or its Subsidiaries in respect of such period (in each case, to the extent attributable to the operations of Holdings and its Subsidiaries), which shall be included as though such amounts had been paid as income taxes directly by Holdings or its Subsidiaries, plus
(iii)    total depreciation expense, plus
(iv)    total amortization expense, plus
(v)    to the extent not capitalized under GAAP, Transaction Costs not exceeding $1,500,000, plus
(vi)    to the extent not capitalized under GAAP, Specified Compliance Costs not to exceed $5,000,000 in the aggregate for the twelve (12) month period following the Closing Date, plus
(vii)    to the extent not capitalized under GAAP, other non-cash charges, impairments or losses for such period (excluding (x) any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards (including any long-term management equity incentive plans) and the payment of the exercise price and/or tax withholding obligations with respect to the vesting, settlement and/or exercise of such award described in this clause (x) and (y) any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charges in any future period or amortization of a prepaid cash charge that was paid in a prior period (including, but not limit to, write-offs or impairment charges in respect of accounts receivable or inventory)), plus
(viii)    to the extent not capitalized under GAAP, one-time, unusual, non-recurring or extraordinary expenses, losses or charges actually incurred in such period (not including any revenue based losses or incremental margin) and, without duplication, other reasonable and documented fees, charges, costs and expenses (including third party legal, investigative and consulting expenses) actually incurred during such period in respect of restructuring, severance, relocation, integration, facilities opening, facilities closures, business optimization, signing, retention or completion bonuses, recruiting, transition, and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), including any one-time expense relating to enhanced accounting function or other transaction costs; provided,

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that the aggregate amount of such losses, fees, charges, costs and expenses that may be added back to Consolidated Net Income in the calculation of Consolidated Adjusted EBITDA pursuant to this clause (viii) in any trailing twelve (12) month period shall not exceed (A) for any such period ending prior to the consummation of a Permitted Curation Sale of the type described in (I) clauses (i) and (ii) of the definition thereof or (II) a sale of substantially all of Curation in a series of transactions in accordance with clause (iii) of the definition thereof, the greater of (x) $5,000,000 and (y) 10% of Consolidated Adjusted EBITDA for such period (determined prior to giving effect to any adjustments to Consolidated Adjusted EBITDA pursuant to this clause (viii)) and (B) for any such period ending after the consummation of a Permitted Curation Sale of the type described in (I) clauses (i) and (ii) of the definition thereof or (II) a sale of substantially all of Curation in a series of transactions in accordance with clause (iii) of the definition thereof, the greater of (x) $2,500,000 and (y) 10% of Consolidated Adjusted EBITDA for such period (determined prior to giving effect to any adjustments to Consolidated Adjusted EBITDA pursuant to this clause (viii)); provided, the adjustments described under this clause (viii) shall be supported by reasonably detailed schedules and information with respect to such adjustments, minus
(c)    in each case, to the extent increasing Consolidated Net Income and constituting Valid Expense Items, the sum, without duplication, for such period of all non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent that it represents the reversal of an accrual or reserve for potential cash gains in any prior period, which such non-cash gains shall include any adjustment in the fair market value of the Windset Investment), plus, other non-ordinary course income (which non-ordinary course income, for the avoidance of doubt, shall (i) include (and result in a reduction of Consolidated Adjusted EBITDA to the extent increasing Consolidated Net Income for) any cash amounts received in connection with an Asset Sale of the Windset Investment and (ii) not include (or result in a reduction of Consolidated Adjusted EBITDA to the extent increasing Consolidated Net Income following the Windset Pledge Event for) (A) any cash dividends, other cash payments or distributions, other than the type described in the immediately preceding clause (i).
Notwithstanding the foregoing or anything to the contrary in this Agreement:
(i)    with respect to any fiscal month set forth on Schedule 1.1(a), Consolidated Adjusted EBITDA for such fiscal month shall be the amount set forth opposite thereto on Schedule 1.1(a);
(ii)    for purposes of “annualizing” any calculation of Consolidated Adjusted EBITDA under this Agreement, no add-backs, adjustments or other income or gain items that are in the nature of “one-time” or “non-recurring” items or are otherwise made in respect of transactions, events, or circumstances that are not expected to recur in future periods may not be “annualized” unless approved by Administrative Agent in its sole discretion;
(iii)    with respect to any period during which a Permitted Acquisition or similar Investment or an Asset Sale has occurred (each, a “Subject Transaction”), for

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purposes of determining compliance with the financial covenants set forth in Section 6.8 or any other calculation herein using Consolidated Adjusted EBITDA (but not for purposes of determining the Applicable Margin), Consolidated Adjusted EBITDA shall be calculated with respect to such period on a Pro Forma Basis (which pro forma adjustments shall be certified by the Chief Financial Officer of Credit Party Representative and may only be included in determining such compliance to the extent approved by Administrative Agent in its sole discretion) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries, which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period); provided, notwithstanding anything to the contrary in this Agreement, any such adjustments specified in this clause (iii) shall be subject to the approval of Administrative Agent in its sole discretion for all purposes of this Agreement;
(iv)    from and after the Mexican Subsidiary Joinder Date, unless the conditions set forth in Section 5.10(b) have been satisfied, the Consolidated Adjusted EBITDA attributable to any Mexican Subsidiary not then party to the Mexican Subsidiary Security Agreement shall be excluded from the calculation of Consolidated Adjusted EBITDA (on both a current and historical basis) until such time as the requirements of Section 5.10(b) have been fulfilled with respect to such Mexican Subsidiary; provided, notwithstanding the foregoing, the provisions of this clause (iv) shall not be construed as a consent by Administrative Agent or any Lender to the failure of any Credit Party to perform its obligations set forth in Section 5.10(b).
“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in the “purchase of property and equipment or similar items”, or that should otherwise be capitalized, as reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries.
“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding (i) any paid-in-kind interest, (ii) any amortization of deferred financing costs, (iii) any realized or unrealized gains or losses attributable to Interest Rate Agreements, (iv) Cash costs associated with incurring or terminating Interest Rate Agreements and Cash costs associated with breakage in respect of Interest Rate Agreements and (v) penalties and interest relating to Taxes paid in cash.
“Consolidated Current Assets” means, as at any date of determination, the total assets of Holdings and its Subsidiaries on a consolidated basis that are properly classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

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“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Holdings and its Subsidiaries on a consolidated basis that are properly classified as current liabilities in conformity with GAAP, excluding the current portion of long-term debt.
“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) determined for Holdings and its Subsidiaries on a consolidated basis equal to:
(a)    the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income (excluding (x) the impact of any non-cash adjustments included in calculating Consolidated Net Income during such period and (y) any Specified Extraordinary Receipts of the type described in clause (ii) of the definition thereof received during such period (solely to the extent such Specified Extraordinary Receipts are used to repay then outstanding ABL Indebtedness (which, for the avoidance of doubt, shall not be required to be accompanied by a permanent reduction of ABL Commitments)), minus
(b)    the sum, without duplication, of the amounts for such period paid from Internally Generated Cash (other than clause (iii) below), in each case, to the extent not reducing Consolidated Net Income in the calculation thereof during such period of (i) to the extent permitted or otherwise required hereunder, mandatory and scheduled repayments of Indebtedness for borrowed money (but not, for the avoidance of doubt, voluntary prepayments or any repayments in respect of the ABL Indebtedness unless such prepayment or repayment simultaneously and permanently reduces the ABL Commitments in the amount of such payment) and scheduled payments of Capital Lease Obligations (excluding any interest expense portion thereof but including any principal representing capitalized interest), plus (ii) Consolidated Capital Expenditures actually made during such period, plus (iii) Consolidated Capital Expenditures that are planned to be consummated or made, in each case, (A) in accordance with an executed, definitive agreement with respect to such planned or consummated Consolidated Capital Expenditures, and (B) during the period of four consecutive Fiscal Quarters of Holdings following the end of such period (provided that amounts described in this clause (iii) will not reduce Consolidated Excess Cash Flow in subsequent periods and, to the extent not paid during such following four consecutive Fiscal Quarter period, will increase Consolidated Excess Cash Flow in the subsequent period), plus (iv) Consolidated Cash Interest Expense, plus (v) provisions for current Taxes based on the income of Holdings and its Subsidiaries and payable by such Persons in cash with respect to such period, plus (vi) Specified Compliance Costs to the extent permitted hereunder, plus (vii) the Consolidated Working Capital Adjustment (if positive) during such period, plus (viii) Transaction Costs paid in cash during such period.
“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense, (ii) scheduled payments of principal (or equivalent amounts) on Consolidated Funded Debt, and (iii) an amount not less than zero equal to actual cash Taxes paid with respect to such period (net of any cash refunds in respect of Taxes received in such period). Notwithstanding the foregoing, with respect to any period during which a Subject Transaction has occurred, for purposes of determining compliance with the

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financial covenant set forth in Section 6.8(b), the components of Consolidated Fixed Charges shall be calculated with respect to such period on a Pro Forma Basis (which pro forma adjustments shall be certified by the Chief Financial Officer of Credit Party Representative and may only be included in determining such compliance to the extent approved by Administrative Agent in its sole discretion) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries, which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period); provided, notwithstanding anything to the contrary in this Agreement, any adjustments specified in this sentence shall be subject to the approval of Administrative Agent in its sole discretion for all purposes of this Agreement.
“Consolidated Funded Debt” means, as at any date of determination, the aggregate amount of all Indebtedness of the type described in clauses (i), (ii), (iv), (vi) (to the extent of unreimbursed amounts thereunder), (viii), (ix) and (x) of the definition of “Indebtedness” (in the case of such clauses (viii), (ix) and (x), solely in respect of Indebtedness of the type described in clauses (i), (ii), (iv) or (vi) (to the extent of unreimbursed amounts thereunder) of the definition of “Indebtedness” and limited to an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP), in each case, of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
“Consolidated Gross Profit” means, for any period, (i) aggregate total revenues of Lifecore and its Subsidiaries for such period minus (ii) the aggregate cost of sales of Lifecore and its Subsidiaries for such period, in each case determined on a consolidated basis in accordance with the Lifecore’s historical public reporting and accounting practices as of the Closing Date. Notwithstanding the foregoing or anything to the contrary in this Agreement, with respect to any Fiscal Quarter set forth on Schedule 1.1(c), Consolidated Gross Profit for such Fiscal Quarter shall be the amount set forth opposite thereto on Schedule 1.1(c).
“Consolidated Interest Expense” means, for any period, (i) total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries determined on a consolidated basis with respect to all outstanding Indebtedness, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements (other than in connection with the early termination thereof), but excluding, however, (x) any amounts referred to in the Fee Letter payable on or before the Closing Date and (y) annual agency fees paid to any administrative agents and collateral agents with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness, in each case which shall be on market terms minus (ii) total interest income of Holdings and its Subsidiaries determined on a consolidated basis.

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“Consolidated Liquidity” means, as at any date of determination, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to the sum of (i) the Qualified Cash of Holdings and its Subsidiaries as of such date, plus (ii) ABL Availability as of such date; provided, at any time that the conditions set forth in Section 5.02 of the ABL Credit Agreement cannot be satisfied as of such time, the ABL Availability shall be deemed to be zero.
“Consolidated Maintenance Capital Expenditures” means, for any period, the aggregate of all Consolidated Capital Expenditures of Holdings and its Subsidiaries during such period during such period to the extent such Consolidated Capital Expenditures are incurred to maintain existing property and equipment rather than to build or acquire new property and equipment or otherwise grow and expand the business of Holdings and its Subsidiaries.
“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that, the following items shall be excluded or otherwise disregarded in the calculation of Consolidated Net Income, without duplication: (a) the income (or loss) of any Person that is not a Wholly-Owned Subsidiary; provided that notwithstanding the foregoing, in the case of income derived from the Windset Investment such income shall be included in Consolidated Net Income to the extent that (I) the Windset Pledge Event shall have occurred, (II) any such income is actually received by Holdings or such Subsidiary in the form of dividends or distributions paid in cash and (III) such dividends or distributions are paid in accordance with the Windset’s Organizational Documents, (b) the income (or loss) of any Person accrued prior to the date it becomes a Credit Party or is merged into or consolidated with any Credit Party or such Person’s assets are acquired by any Credit Party, (c) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its Organizational Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, (d) any after-Tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) to the extent not included in clauses (a) through (d) above, any net extraordinary gains or net extraordinary losses.
“Consolidated Unfinanced Capital Expenditures” means, for any period, the difference of (a) Consolidated Capital Expenditures made during such period which are not financed from the proceeds of any Indebtedness (other than ABL Loans or Multi-Draw Term Loans) minus (b) Consolidated Capital Expenditures made during such period which are financed from Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds and/or proceeds of Permitted Capital Stock Issuances.
“Consolidated Working Capital” means, as at any date of determination, an amount equal to Consolidated Current Assets minus Consolidated Current Liabilities.
“Consolidated Working Capital Adjustment” means, for any period of determination on a consolidated basis, the amount (which may be a negative number) equal to the difference of (i) Consolidated Working Capital as of the beginning of such period minus (ii) Consolidated Working Capital as of the end of such period.

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“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by such Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Contributing Guarantors” as defined in Section 7.2.
“Controlled Account” means (i) any Deposit Account of a Credit Party that is subject to a Deposit Account Control Agreement, and (ii) any Securities Account of a Credit Party that is subject to a Securities Account Control Agreement.
“Conversion/Continuation Date” means the effective date of a conversion or continuation, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
“Conversion/Continuation Notice” means a conversion/continuation notice substantially in the form of Exhibit A-2.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Counterpart Agreement” means a counterpart agreement substantially in the form of Exhibit G.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 382.2(b).
“Covered Party” has the meaning assigned to it in Section 10.25.
“Credit Card Processor” means any servicing agent, processing agent, factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer or payment procedures with respect to such Credit Party’s sales transactions involving credit card, debit card or other electronic funds transfer (EFT) purchases.
“Credit Date” means the date of a Credit Extension.
“Credit Documents” means, collectively, this Agreement, the Collateral Documents, the Fee Letter, the Intercreditor Agreement and all other documents, certificates, instruments (including any promissory notes issued from time to time hereunder to evidence the

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Loans) and agreements that are expressly designated pursuant to their terms to be “Credit Documents” or are otherwise executed and delivered by or on behalf of any Credit Party or any other Person for the benefit of any Agent or any Lender in connection herewith.
“Credit Extension” means the making of a Loan.
“Credit Party” means each Company and each Guarantor.
“Credit Party Representative” means Holdings, for itself and on behalf of the other Credit Parties in its capacity as Credit Party Representative pursuant to Section 2.24.
“Curation” as defined in the preamble hereto.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S., any state or territory thereof, the District of Columbia or any other applicable jurisdictions.
“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.21(b), any Lender that (i) has failed to (a) fund all or any portion of its Loans within two Business Days after the date such Loans were required to be funded hereunder or (b) pay to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days after the date when due, (ii) has notified Credit Party Representative or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (iii) has failed, within three Business Days after written request by Administrative Agent or Credit Party Representative, to confirm in writing to Administrative Agent and Credit Party Representative that it will comply with its prospective funding obligations hereunder (provided, such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by Administrative Agent and Credit Party Representative), or (iv) has, or has a direct or indirect parent company that has, (a) become the subject of a proceeding under any Debtor Relief Law, (b) had appointed for it a receiver, custodian, trustee, conservator, administrator, assignee for the benefit of creditors or similar

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Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (c) has become the subject of a Bail-In Action; provided, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to Credit Party Representative and each Lender.
“Default Rate” means the additional rate of interest payable pursuant to Section 2.9.
“Deposit Account” means any “deposit account” as defined in Article 9 of the UCC.
“Deposit Account Control Agreement” means, with respect to a Deposit Account, an agreement in form and substance reasonably satisfactory to Collateral Agent that (i) is entered into by and among Collateral Agent, the financial institution or other Person at which such Deposit Account is maintained, and the Credit Party maintaining such Deposit Account, and (ii) is effective for Collateral Agent to obtain “control” (within the meaning of Article 9 of the UCC) of such Deposit Account.
“Director” means, with respect to any Person, any natural person constituting a member of the Board of Directors of such Person.
“Dispose” means, with respect to any Person, any conveyance, sale, lease (as lessor), license (as licensor), exchange, assignment, transfer or other disposition by such Person of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of Cash, Cash Equivalents, Securities or any other property or assets. For purposes of clarification, the term “Dispose” shall include (i) the sale or other disposition for value of any contracts, and (ii) the early termination or modification of any contract by any Person resulting in the receipt by such Person of a Cash payment or other consideration in exchange for such event (other than payments in the ordinary course for previously accrued and unpaid amounts due through the date of termination or modification).
“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any other instrument, agreement or Capital Stock into which it is convertible or for which it is exchangeable), or upon the occurrence of any event or condition (i) matures or is mandatorily redeemable (other than solely for Capital Stock that is not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option

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of the holder or beneficial owner thereof (other than solely for Capital Stock that is not otherwise Disqualified Capital Stock), in whole or in part, (iii) is secured by any assets of Holdings or any of its Subsidiaries, (iv) provides for the scheduled payments of dividends, distributions or other Restricted Junior Payments in Cash, or (v) is or becomes convertible into or exchangeable for Indebtedness or any other obligation, instrument, agreement or Capital Stock that would meet any of the conditions in clauses (i), (ii), (iii) or (iv) of this definition, in each case, prior to the date that is 180 days after the Latest Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior Payment in Full of all Obligations.
“Disqualified Institution” means, on any date, any Person that is a competitor of the Credit Parties, which Person has been designated by Credit Party Representative as a “Disqualified Institution” by written notice to the Administrative Agent not less than three (3) Business Days prior to such date; provided that “Disqualified Institutions” shall exclude (i) any Person that Credit Party Representative has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time and (ii) any Person referred to above, so long as any Event of Default has occurred and is continuing.
“Distribution” as defined in Section 7.7.
“Dollars” and the sign “$” mean the lawful money of the U.S.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the U.S., any state thereof or the District of Columbia.
“Early Opt-in Election” means, if the then-current Benchmark is Adjusted LIBO Rate, the occurrence of:
(1)    a notification by the Administrative Agent to (or the request by the Credit Party Representative to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U. S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2)    the joint election by the Administrative Agent and the Credit Party Representative to trigger a fallback from Adjusted LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.
“Earn-Out Obligations” means contingent payment obligations of the Credit Parties and their Subsidiaries approved by the Administrative Agent in respect of and in accordance with any one or more Permitted Acquisitions consummated after the Closing Date.

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“Earn-Out Subordination Agreement” means any subordination agreement executed by a holder of Earn-Out Obligations in favor of the Administrative Agent from time to time after the Closing Date in form and substance and on terms and conditions satisfactory to the Administrative Agent, which such subordination agreement shall include, at a minimum, contractual subordination.
“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country that is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (i) or clause (ii) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any other Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (i) in the case of the Term Loans or Term Loan Commitments, (a) any Lender and any Affiliate or Related Fund (other than a Natural Person) of any Lender (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses; provided, with respect to clause (b) of this clause (i), Administrative Agent’s consent shall be required for any such Person to become a Lender; and (ii) any other Person (other than a Natural Person) approved by Credit Party Representative (so long as no Default or Event of Default has occurred and is continuing, it being understood that the Credit Parties shall be deemed to have approved such Person if Credit Party Representative fails to either approve or reject such Person within two Business Days after any request for such approval by Administrative Agent) and Administrative Agent; provided, (a) no Person owning or controlling any trade obligations or Indebtedness of any Credit Party (other than the Obligations) or any Capital Stock of any Credit Party (in each case, other than any Person approved in writing by Administrative Agent) shall, in any event, be an Eligible Assignee and (b) no Disqualified Institution shall be an Eligible Assignee.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is or was sponsored, maintained or contributed to by, or required to be contributed to by, Holdings or any of its Subsidiaries.
“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise) by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in

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connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations and other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which such Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which such Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which such Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.
“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition that might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries

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or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission that could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, Taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l) or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person).
“Event of Default” means each of the conditions or events set forth in Section 8.1.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Accounts” means (i) payroll, employee benefits or zero balance accounts maintained by the Credit Parties, as long as (a) in the case of payroll accounts, the total amount on deposit at any time does not exceed the current amount of payroll obligations of the Credit Parties, (b) in the case of zero balance accounts, any deposits or funds in any such accounts are transferred at least once each Business Day into a Controlled Account (including, for the avoidance of doubt, at any time following the exercise of exclusive control by any Agent under the applicable control agreement with respect to such Controlled Account), and (ii) any Deposit Account of any Credit Party which holds cash collateral with respect to third party letters of credit or other obligations or Indebtedness permitted to be incurred hereunder, in each case, to the extent the pledge of such Cash is permitted hereunder, (c) accounts of the Mexican Subsidiaries that are maintained in the ordinary course of business, in all cases containing cash amounts that do not exceed at any time $2,000,000 in the aggregate for all such accounts under this clause (c) (so long as, from and after the Mexican Subsidiary Joinder Date, such cash is subject to the First Priority Lien of the Collateral Agent pursuant to the Mexican Subsidiary Security Agreement) and (d) any other Deposit Accounts maintained in the ordinary course of

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business, in all cases containing cash amounts that do not exceed at any time $100,000 for any such account and $250,000 in the aggregate for all such accounts under this clause (d).
“Excluded Swap Obligation” means, with respect to any Guarantor at any time, any obligation (a “Swap Obligation”) of such Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any guarantee thereof) is illegal at such time under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a Lien becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Company under Section 2.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.19(c) and (d) any withholding Taxes imposed under FATCA.
“Existing Indebtedness” means Indebtedness and other obligations outstanding under that certain Credit Agreement, dated as of September 23, 2016 by and among Holdings, as borrower, the other Loan Parties (as defined therein) from time to time party thereto, the lenders party from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent thereunder, as in effect on the Closing Date immediately prior to giving effect to any payment of such Indebtedness and other obligations on the Closing Date.
“Extraordinary Receipts” means an amount equal to any Cash received by or paid for the account of Holdings or any of its Subsidiaries outside of the ordinary course of such Person’s business, including any such payments in respect of purchase price adjustments (excluding working capital adjustments), Tax refunds, judgments, settlements for actual or

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potential litigation or similar claims, pension plan reversions, proceeds of insurance and indemnity payments, in each case, determined net of any bona fide direct costs incurred in connection with obtaining such Cash receipts to the extent paid or payable to non-Affiliates (including reasonable, out-of-pocket fees, costs and expenses associated therewith, whether as a result of settlement or otherwise); provided, the term “Extraordinary Receipts” shall not include (i) proceeds of any indemnity payment to the extent that no Event of Default exists at the time of receipt of such proceeds and such proceeds are promptly (and in any event within five Business Days) used to pay related third party claims and expenses, (ii) the Specified Extraordinary Receipts (solely to the extent such Specified Extraordinary Receipts are used to repay then outstanding ABL Indebtedness (which, for the avoidance of doubt, shall not be required to be accompanied by a permanent reduction of ABL Commitments) or (iii) proceeds of the type otherwise subject to Sections 2.13(a) through 2.13(d).
“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.
“Fair Share” as defined in Section 7.2.
“Fair Share Contribution Amount” as defined in Section 7.2.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FDA” means the U.S. Food and Drug Administration and any successor Governmental Authority.
“FDA Law and Regulation” as defined in the preamble to Section 4.30.
“FDA Permits” as defined in Section 4.30(a).
“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the NYFRB on the next Business Day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the preceding Business Day as so published on the next Business Day, and (ii) if no such rate is so published on such next Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to GSSLG or any other Lender selected by Administrative Agent on such day on such transactions as determined by Administrative Agent.

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“Fee Letter” means that certain letter agreement, dated the Closing Date, between GSSLG and Credit Party Representative.
“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the Chief Financial Officer of Holdings that, as of the date of such certification, such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
“Financial Plan” as defined in Section 5.1(i).
“First Priority” means, (i) with respect to any Lien purported to be created in any Collateral not consisting of Capital Stock pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Liens, and (ii) with respect to any Lien purported to be created in any Collateral consisting of Capital Stock pursuant to any Collateral Document, that such Lien is the highest priority Lien to which such Collateral is subject, other than any non-consensual Permitted Liens for Taxes, statutory obligations or other obligations that arise and have higher priority by operation of law, in each case subject to the terms of the Intercreditor Agreement.
“Fiscal Quarter” means a fiscal quarter of Holdings of any Fiscal Year.
“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on the last Sunday of May of each calendar year.
“Fixed Charge Coverage Ratio” means the ratio as of the last day of (i) the first Fiscal Quarter ending after the Closing Date of (a) the sum of (I) Consolidated Adjusted EBITDA for such Fiscal Quarter, minus (II) Consolidated Maintenance Capital Expenditures for such period made in accordance with this Agreement, to (b) Consolidated Fixed Charges for such Fiscal Quarter, (ii) the second Fiscal Quarter ending after the Closing Date of (a) the sum of (I) Consolidated Adjusted EBITDA for the two Fiscal Quarters period ending on such date, minus (II) Consolidated Maintenance Capital Expenditures for such period made in accordance with this Agreement, to (b) Consolidated Fixed Charges for such two Fiscal Quarters, (iii) the third Fiscal Quarter period ending after the Closing Date of (a) the sum of (I) Consolidated Adjusted EBITDA for the three Fiscal Quarter period ending on such date, minus (II) Consolidated Maintenance Capital Expenditures for such period made in accordance with this Agreement, to (b) Consolidated Fixed Charges for such three Fiscal Quarter period, and (iv) any other Fiscal Quarter of (a) the sum of (I) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, minus (II) Consolidated Maintenance Capital Expenditures for such period, to (b) Consolidated Fixed Charges for such four-Fiscal Quarter period made in accordance with this Agreement.
“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

GS/Landec – Credit and Guaranty Agreement

“Flood Hazard Property” means any Real Estate Asset subject to a Mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004.
“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted LIBO Rate.
“Food Laws” means all current or future federal, state, local or foreign (or any subdivision of any of them) statutes, ordinances, orders, rules, regulations, judgments, standards, Governmental Authorizations or any other requirements of Governmental Authorities concerning or relating to matters of food, drink, consumables and related products and the design, development, manufacture, preparation, assembly, packaging, testing, labeling, distribution, transportation, marketing, storage, service or sale of food, drink, consumables or other related or comparable items in any jurisdiction in which Holdings or any of its Subsidiaries have food service or similar operations, including the FDCA, any FDA Law or Regulation, the Food Security Act of 1985, the Federal Trade Commission Act, the Fair Packaging and Labeling Act, the Consumer Product Safety Commission Act, the Poison Prevention Packaging Act and the Food Safety Modernization Act, 21 CFR § Part 111.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Fraudulent Transfer Laws” means, collectively, §548 of the Bankruptcy Code, 11 U.S.C. §548, or any applicable provisions of comparable state law.
“Fund” means any Person (other than a Natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“Funding Guarantor” as defined in Section 7.2.
“Funding Notice” means a funding notice substantially in the form of Exhibit A-1.
“GAAP” means, subject to Section 1.2, U.S. generally accepted accounting principles in effect as of the date of determination.
“GCP” as defined in the preamble to Section 4.30.

GS/Landec – Credit and Guaranty Agreement

“GLP” as defined in the preamble to Section 4.30.
“Goldman Sachs” means Goldman Sachs & Co. LLC.
“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether associated with a state of the U.S., the U.S. or a foreign entity or government, including without limitation, the FDA.
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“GSSLG” as defined in the preamble hereto.
“Guaranteed Obligations” as defined in Section 7.1.
“Guarantor” means (i) each Company, to the extent that such Company is not already the primary obligor in respect of any particular Obligations, and (ii) each other Person joined as a “Guarantor” to this Agreement after the Closing Date pursuant to Section 5.10. At any time there is only one Person party hereto and to the other Credit Documents as “Guarantor”, all references herein or therein to “a Guarantor”, “any Guarantor”, “each Guarantor” or “Guarantors” shall be deemed to be a reference to such Person.
“Guaranty” means (i) the guaranty of each Guarantor set forth in Section 7, and (ii) each other guaranty of the Obligations that is made by any other Guarantor in favor of Collateral Agent, for the benefit of the Secured Parties.
“Guggenheim” means, collectively, Guggenheim Credit Services, LLC, South Carolina Retirement Systems Group Trust and Private Debt Investors Feeder, LLC.
“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or that may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.
“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“Health Care Laws” means all applicable federal and state laws, rules or regulations relating to the regulation, provision or administration of, or payment for, healthcare products or services, including without limitation, (i) the federal Anti‑Kickback Statute (42

GS/Landec – Credit and Guaranty Agreement

U.S.C. §1320a‑7b(b)), the Federal Civil Monetary Penalty Authority (Sections 1320a‑7 and 1320a‑7a of Title 42 of the United States Code), the Physician Self-Referral Law, commonly known as the “Stark Law” (42 U.S.C. §§ 1395nn and 1396b), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the Federal Criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters law (18 U.S.C. § 1035), Health Care Fraud (18 U.S.C. § 1347), or any regulations promulgated pursuant to such statutes, or similar state or local statutes or regulations; (ii) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104‑191) (“HIPAA”) and the regulations promulgated thereunder and similar state or local statutes or regulations governing the privacy or security of patient information; (iii) the Health Information Technology for Economic and Clinical Health Act (Title XIII) of the American Recovery and Reinvestment Act of 2009 and the regulations promulgated thereunder; (iv) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder as well as comparable state Medicaid statutes and regulations; (v) TRICARE (10 U.S.C. § 1071 et seq.) and the regulations promulgated thereunder; (vi) the FDCA and the regulations promulgated thereunder; (vii) quality and safety laws, rules or regulations relating to the regulation, storage, provision or administration of, or payment for, healthcare products or services, including prescription products, including but not limited to the FDCA; (viii) the Physician Payments Sunshine Act (Section 6002 of the Patient Protection and Affordable Care Act of 2010, as amended, 42 U.S.C. § 1320-7h) and any other federal or state disclosure, transparency or “Sunshine” law; (ix) laws governing the provision of services to employees with workers compensation coverage or licensure or certification as a healthcare organization to provide such services; (x) federal and state medical and pharmacy practice Laws and pharmacology and controlled substances laws, including the Federal Controlled Substances Act (21 U.S.C. §§ 801, et seq.); and (xi) licensure laws, rules or regulations relating to the regulation, provision or administration of, or payment for, healthcare items, services or goods and the ownership or operation of medical equipment, supplies or accessories, each of (i) through (x) as amended from time to time.
“Hedge Agreement” means any Interest Rate Agreement, and any other derivative or hedging contract, agreement, confirmation or other similar transaction or arrangement that is entered into by Holdings or any of its Subsidiaries, including any commodity or equity exchange, swap, collar, cap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or forward rate agreement, spot or forward foreign currency or commodity purchase or sale, listed or over-the-counter option or similar derivative right related to any of the foregoing, non-deliverable forward or option, foreign currency swap agreement, currency exchange rate price hedging arrangement or other arrangement designed to protect against fluctuations in interest rates or currency exchange rates, commodity, currency, or Securities values or any combination of the foregoing agreements or arrangements.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged or received under the laws applicable to any Lender that are in effect as of the Closing Date or, to the extent allowed by law, under such applicable laws that may be in effect after the Closing Date and allow a higher maximum nonusurious interest rate than applicable laws in effect as of the Closing Date.

GS/Landec – Credit and Guaranty Agreement

“Historical Financial Statements” means, as of the Closing Date, (i) the audited financial statements of Holdings and its Subsidiaries for the Fiscal Year ended May 31, 2020, consisting of consolidated and consolidating balance sheets and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (ii) for the interim period from June 1, 2020 to the Closing Date, the unaudited financial statements of Holdings and its Subsidiaries, consisting of consolidated and consolidating balance sheets and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows for each quarterly period completed on or prior to October 31, 2020, in the case of clauses (i) and (ii), certified by the Chief Financial Officer of Credit Party Representative that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year-end adjustments.
“Holdings” as defined in the preamble hereto.
“Immaterial Fee-Owned Property” means, as of any date of determination, any (i) individual fee-owned Real Estate Asset having a fair market value less than $2,000,000 and (ii) fee-owned Real Estate Assets having a fair market value less than $4,000,000 in the aggregate; provided, notwithstanding the foregoing, any fee-owned Real Estate Asset designated as a Material Real Estate Asset pursuant to clause (iii) of the definition thereof and any fee-owned Real Estate Asset set forth on Schedule 1.1(b) shall not constitute “Immaterial Fee-Owned Properties”.
“Increased-Cost Lender” as defined in Section 2.22.
“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) Capital Lease Obligations; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and any trade payable incurred in the ordinary course of business unless (a) due more than 90 days from the date of incurrence of the obligation in respect thereof, or (b) such obligation is evidenced by a note or a similar written instrument); (v) all indebtedness secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person; (vi) the face amount of any letter of credit or similar instrument issued for the account of (or similar credit transaction entered into for the benefit of) such Person or as to which such Person is otherwise liable for reimbursement of drawings or is otherwise an obligor; (vii) Disqualified Capital Stock; provided, the amount of Indebtedness represented by such Disqualified Capital Stock shall be deemed to be equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this

GS/Landec – Credit and Guaranty Agreement

Agreement, and as if such price were based upon, or measured by, the fair market value of such Disqualified Capital Stock); (viii) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or provide any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under clause (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Hedge Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise; provided, the “principal” amount of obligations under any Hedge Agreement that has not been terminated shall be deemed to be the Net Mark-to-Market Exposure of Holdings and its Subsidiaries thereunder; (xii) any obligations consisting of accounts payable or other monetary liabilities that do not fall into the foregoing categories of Indebtedness but are overdue more than 90 days; and (xiii) all Assumed Indebtedness.
“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), Indemnified Taxes, expenses and disbursements of any kind or nature whatsoever (including attorneys’ fees and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the statements contained in the any Environmental Claim or Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Companies under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

GS/Landec – Credit and Guaranty Agreement

“Indemnitee” means each Agent (including, as applicable, in its capacity as a non-fiduciary agent under Section 2.6) and each Lender, and each of their respective affiliates, officers, partners, members, Directors, trustees, employees, managers, advisors, consultants, administrators, agents and sub-agents.
“Indemnitee Agent Party” as defined in Section 9.6.
“Initial Term Loan” means a term loan made by a Lender to Companies pursuant to Section 2.1(a)(i).
“Initial Term Loan Commitment” means the commitment of a Lender to make or otherwise fund an Initial Term Loan, and “Initial Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Initial Term Loan Commitment, if any, is set forth on Appendix A-1, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date immediately prior to giving effect to the funding of the Initial Term Loans is $150,000,000.
“Initial Term Loan Exposure” means, with respect to any Lender, as of any time of determination, the outstanding principal amount of the Initial Term Loans of such Lender; provided, at any time prior to the making of the Initial Term Loans, the Initial Term Loan Exposure of any Lender shall be equal to such Lender’s Initial Term Loan Commitment.
“Installment” as defined in Section 2.11(a).
“Insurance/Condemnation Reinvestment Amounts” as defined in Section 2.13(b).
“Insurance/Condemnation Reinvestment Period” as defined in Section 2.13(b).
“Intellectual Property” as defined in the Pledge and Security Agreement.
“Intellectual Property Security Agreement” means a short-form security agreement with respect to the Intellectual Property of any Credit Party in form and substance reasonably satisfactory to Collateral Agent.
“Intercompany Note and Subordination” means a “global” intercompany promissory note and subordination that evidences and subordinates certain Indebtedness and other monetary liabilities owed among Credit Parties and their Subsidiaries, in form and substance satisfactory to Administrative Agent.
“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, by and among Collateral Agent, ABL Agent and the Credit Parties.
“Interest Payment Date” means (i) with respect to any Base Rate Loan, (a) the last day of each month, commencing on the first such date to occur after the Closing Date, and

GS/Landec – Credit and Guaranty Agreement

(b) the final maturity date of such Loan; and (ii) with respect to any LIBO Rate Loan, (a) the last day of each Interest Period applicable to such Loan (provided, in the case of any Interest Period longer than three months, the term “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period, and (b) the final maturity date of such Loan.
“Interest Period” means, in connection with a LIBO Rate Loan, an interest period of one-, two-, three- or six-months, as selected by Credit Party Representative in the applicable Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on (and including) the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Term Loans shall extend beyond the Term Loan Maturity Date.
“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (i) for the purpose of hedging or managing the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations, (ii) approved by Administrative Agent, and (iii) not for speculative purposes.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
“Internal Revenue Code” means the Internal Revenue Code of 1986.
“Internally Generated Cash” means, with respect to any period, any Cash of Holdings or any of its Subsidiaries generated during such period as a result of such Person’s operations, excluding Net Asset Sale Proceeds and the proceeds of Asset Sales of ABL Priority Collateral, Net Insurance/Condemnation Proceeds, Extraordinary Receipts, Net Equity Proceeds, Net Debt Proceeds (other than Cash proceeds of revolving loans under the ABL Loan Agreement) and any other Cash that is generated from an incurrence of Indebtedness or any other liability (other than Cash proceeds of revolving loans under the ABL Loan Agreement).
“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person, including the establishment or other creation of a Subsidiary or any other interest in the Securities of any Person, and any other Acquisition; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by Holdings or any of its Subsidiaries from any Person, of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for customary moving, entertainment and travel expenses,

GS/Landec – Credit and Guaranty Agreement

drawing accounts and similar expenditures in the ordinary course of business and consistent with past practice) or capital contributions by Holdings or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales of inventory to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any Wholly-Owned Subsidiary of any Person be considered to be a “Joint Venture” to which such Person is a party.
“Junior Priority” means, (i) with respect to any Lien purported to be created in any Collateral (other than ABL Priority Collateral) not consisting of Capital Stock pursuant to any ABL Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than (I) the Lien of Collateral Agent hereunder for the benefit of the Secured Parties on the Collateral as security for the Obligations in accordance with the Intercreditor Agreement and (II) any Permitted Liens, and (ii) with respect to any Lien purported to be created in any Collateral consisting of Capital Stock pursuant to any ABL Collateral Document, that such Lien is the highest priority Lien to which such Collateral is subject, other than (I) the Lien of Collateral Agent hereunder for the benefit of the Secured Parties on the Collateral as security for the Obligations in accordance with the Intercreditor Agreement and (II) any non-consensual Permitted Liens for Taxes, statutory obligations or other obligations that arise and have higher priority by operation of law.
“Key Performance Indicator Report” means a monthly report as mutually agreed by Administrative Agent and Companies.
“Latest Maturity Date” means, as of any time of determination, the latest possible maturity or expiration date applicable to any Loan or Commitment hereunder at such time, in each case, as extended in accordance with this Agreement from time to time, as the case may be.
“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property.
“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

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“Lender Counterparty” means each Lender, each Agent, and each of their respective Affiliates, in each case that is a counterparty to a Hedge Agreement (including any Person that is a Lender or an Agent (or any Affiliate of a Lender or an Agent) as of the Closing Date but subsequently, whether before or after entering into such Hedge Agreement, ceases to be an Agent or a Lender or any Affiliate of an Agent or a Lender, as the case may be); provided, that at any time a Lender is a Defaulting Lender and such Lender or its Affiliate enters into a Hedge Agreement, such Lender or Affiliate shall be deemed not to be a Lender Counterparty for purposes of such Hedge Agreement so long as such Lender is a Defaulting Lender.
“Leverage Incurrence Multiple” means, as of any date of determination during the periods set forth below, the correlative multiple set forth opposite such period below:

Fiscal Quarter	Leverage Incurrence Multiple
Closing Date until February 28, 2022	6.75
March 1, 2022 through August 31, 2022	6.50
September 1, 2022 and thereafter	6.25

“Leverage Ratio” means, as of any date of determination, the ratio of (i) the Consolidated Funded Debt as of such date, to (ii) Consolidated Adjusted EBITDA for the fourFiscal Quarter period ending on such date (or, if such date of determination is not the last day of a Fiscal Quarter in respect of which financial statements and a Compliance Certificate are being delivered, for the four-Fiscal Quarter period ending as of the most recently concluded Fiscal Quarter for which financial statements have previously been or were required to be delivered).
“LIBO Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
“Lifecore” as defined in the preamble hereto.
“Loan” means, as the context requires, an Initial Term Loan or a Multi-Draw Term Loan.
“Margin Stock” as defined in Regulation U.

GS/Landec – Credit and Guaranty Agreement

“Material Adverse Effect” means any material adverse effect on or material adverse developments with respect to (i) the business operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect, or enforceability against any Credit Party of any Credit Document to which it is a party; (iv) the validity, perfection or priority of any Lien in favor of Collateral Agent, for the benefit of the Secured Parties, on the Collateral taken as a whole; or (v) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any other Secured Party under any Credit Document.
“Material Contract” means any and all contracts or other arrangements to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, including those contracts and arrangements that are listed on Schedule 4.16.
“Material Indebtedness” means (a) ABL Indebtedness, and (b) Indebtedness (other than the Obligations) of any Company or any of its Subsidiaries with an individual principal amount of $2,000,000 or more or, solely for purposes of Section 8.1(b), that, collectively with any other Indebtedness in respect of which any relevant default or other specified event has occurred, has an aggregate principal amount of $5,000,000 or more.
“Material Real Estate Asset” means any and all of the following: (i) all fee-owned Real Estate Assets other than any Immaterial Fee-Owned Properties (ii) any Real Estate Asset at which Lifecore or any of its Subsidiaries is manufacturing pharmaceutical products, (iii) any Real Estate Asset which serves as a chief executive office for any Credit Party and (iv) any Real Estate Asset listed on Schedule 1.1(b).
“Maximum Credit Amount” means, at any time of determination, an amount equal to the product of (i) Consolidated Adjusted EBITDA of Holdings and its Subsidiaries for the 12 months ending as of the last day of the most recently ended month for which financial statements have been or were required to be delivered pursuant to Section 5.1(a), multiplied by (ii) the Leverage Incurrence Multiple in effect at such time. The Maximum Credit Amount shall be determined on a Pro Forma Basis.
“Mexican Subsidiaries” means (a) Tanok and (b) Tanokatan.
“Mexican Subsidiary Joinder Date” has the meaning assigned to such term in Section 5.10(b).
“Mexican Subsidiary Security Agreement” has the meaning assigned to such term in Section 5.10(b).
“Mexican Subsidiary Reorganization Activities” means (a) the conversion of Tanok into a Mexican maquiladora and (b) the conversion of Tanokatan into a Mexican operating entity.

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“Moody’s” means Moody’s Investors Service, Inc., or any successor to its rating agency business.
“Mortgage” means a mortgage, deed of trust, or similar instrument in form and substance reasonably acceptable to Collateral Agent.
“Mortgaged Real Estate Documents” means, with respect to each fee-owned Real Estate Asset that is required to be subject to a Mortgage pursuant to this Agreement:
(i)    one or more fully executed and notarized Mortgages encumbering such Real Estate Asset, in each case, in proper form for recording in all appropriate places in all applicable jurisdictions;
(ii)    (a) ALTA mortgagee title insurance policies or, solely to the extent that Collateral Agent in its sole discretion waives the requirement for a policy to be issued, unconditional commitments therefor, in each case, issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to such Real Estate Asset (each, a “Title Policy”), each Title Policy to be in amounts not less than the fair market value of such Real Estate Asset as reasonably determined by Borrower, together with a title report with respect thereto reasonably satisfactory to Collateral Agent issued by such title companies and dated not more than 60 days prior to the date of the applicable Mortgage, (b) complete and accurate copies of all documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent, and (c) evidence satisfactory to Collateral Agent that such Credit Party has paid to such title companies or to the appropriate Governmental Authorities all expenses and premiums of such title companies and all other sums required in connection with the issuance of each Title Policy and all recording and stamp Taxes (including mortgage recording and intangible Taxes) payable in connection with recording the Mortgages for such Real Estate Asset in the appropriate real estate records;
(iii)    (a) a completed Flood Certificate with respect to such Real Estate Asset, which Flood Certificate shall (I) be addressed to Collateral Agent, (II) otherwise comply with the Flood Program and (III) be in form and substance satisfactory to Collateral Agent in its reasonable discretion; (b) if the Flood Certificate indicates that such Real Estate Asset is located in a Flood Zone, the applicable Credit Party’s written acknowledgment of receipt of written notification from Collateral Agent (I) as to the existence of such Real Estate Asset in a Flood Zone and (II) as to whether the community in which such Real Estate Asset is located is participating in the Flood Program; and (c) if such Real Estate Asset is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the applicable Credit Party has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program or, solely to the extent agreed to by Collateral Agent in its sole discretion, excluded any structures existing in such Flood Zone from any such Mortgage in a manner satisfactory to Collateral Agent in its sole discretion;

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(iv)    ALTA surveys of such Real Estate Asset, either (A) certified to Collateral Agent and dated not more than 30 days prior to the date of the applicable Mortgage and otherwise in form and substance reasonably satisfactory to Collateral Agent or (B) confirmed by the Credit Party Representative or the owner of such Real Estate Asset by a survey affidavit satisfactory to the title company providing the Title Policy insuring the Mortgage on such Real Estate Asset to be an accurate representation of the current status of such Real Estate Asset such that the title company may delete the standard survey exceptions from the Title Policy;
(v)    an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in the state in which such Real Estate Asset is located with respect to the enforceability of the Mortgage(s) to be recorded in such state and such other matters as Collateral Agent may reasonably request, in form and substance reasonably satisfactory to Collateral Agent; and
(vi)    reports and other information, in each case, in form, scope and substance reasonably satisfactory to Administrative Agent, regarding environmental matters relating to such Real Estate Asset, including any Phase I Report requested by Collateral Agent with respect to such Real Estate Asset.
“Multi-Draw Commitment Period” means the period from the Closing Date through and including the Multi-Draw Commitment Termination Date.
“Multi-Draw Commitment Termination Date” means the earliest to occur of (i) December 31, 2022, (ii) the date the Multi-Draw Term Loan Commitments are permanently reduced to zero pursuant to Section 2.12(b) or 2.14; and (iii) the date of the termination of the Multi-Draw Term Loan Commitments pursuant to Section 2.13(i) or Section 8.1.
“Multi-Draw Term Loan” means a term loan made by a Lender to Companies pursuant to Section 2.1(a)(ii).
“Multi-Draw Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Multi-Draw Term Loan and “Multi-Draw Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Multi-Draw Term Loan Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Multi-Draw Term Loan Commitments as of the Closing Date is $20,000,000.
“Multi-Draw Term Loan Exposure” means, with respect to any Lender, as of any time of determination, the sum of (i) the outstanding principal amount of the Multi-Draw Term Loans of such Lender, plus (ii) the amount of such Lender’s unused Multi-Draw Term Loan Commitment.
“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

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“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.
“Natural Person” means a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person.
“Net Asset Sale Proceeds” means, with respect to any Asset Sale an amount equal to (i) Cash payments received by Holdings or any of its Subsidiaries from such Asset Sale of Term Loan Priority Collateral (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise (including by way of a milestone payment, as applicable), but only as and when so received), minus (ii) any bona fide direct costs incurred in connection with such Asset Sale of Term Loan Priority Collateral to the extent paid or payable to non-Affiliates, including (a) income or gains Taxes payable by Holdings or any of its Subsidiaries as a result of any gain recognized in connection with such Asset Sale of Term Loan Priority Collateral during the Tax period the sale occurs, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Permitted Lien on the Capital Stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale of Term Loan Priority Collateral, and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale of Term Loan Priority Collateral; provided, upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds. To the extent that any Asset Sale consists of both Term Loan Priority Collateral and ABL Priority Collateral, the Net Asset Sale Proceeds in respect of such Asset Sale shall be determined in accordance with Section 4.3 of the Intercreditor Agreement. Upon the Payment in Full of the ABL Priority Debt (as defined in the Intercreditor Agreement), each reference in the first sentence of this definition to “Asset Sale of Term Loan Priority Collateral” shall thereafter be deemed to be a reference to “Asset Sale”.
“Net Debt Proceeds” means an amount equal to any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than any Cash proceeds received with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), net of underwriting discounts and commissions and other reasonable, out-of-pocket costs and expenses associated therewith, including reasonable legal fees and expenses, in each case, solely to the extent such discounts, commissions, costs, fees and expenses are paid to non-Affiliates.
“Net Equity Proceeds” means an amount equal to any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Holdings or any of its Subsidiaries (other than pursuant to any employee stock or stock option compensation plan), net

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of underwriting discounts and commissions and other reasonable, out-of-pocket costs and expenses associated therewith, including reasonable legal fees and expenses, in each case, solely to the extent such discounts, commissions, costs, fees and expenses are paid to non-Affiliates.
“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries in respect of any Term Loan Priority Collateral (a) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition to the extent paid or payable to non-Affiliates, including income or gains Taxes payable by Holdings or any of its Subsidiaries as a result of any gain recognized in connection therewith during the Tax period the Cash payments or proceeds are received. To the extent that any of the events described in clause (i) of the first sentence of this definition involve both Term Loan Priority Collateral and ABL Priority Collateral, the Net Insurance/Condemnation Proceeds in respect of such event shall be determined in accordance with Section 4.3 of the Intercreditor Agreement. Upon the Payment in Full of the ABL Priority Debt (as defined in the Intercreditor Agreement), the reference in the first sentence of this definition to “in respect of any Term Loan Priority Collateral” shall thereafter be deemed to be deleted.
“Net Mark-to-Market Exposure” of a Person means, as of any time of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that date).
“Non-Consenting Lender” as defined in Section 2.22.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Notice” means a Funding Notice or a Conversion/Continuation Notice.
“NYFRB” means the Federal Reserve Bank of New York.
“Obligation Aggregate Payments” as defined in Section 2.23(b).

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“Obligation Fair Share” as defined in Section 2.23(b).
“Obligation Fair Share Contribution Amount” as defined in Section 2.23(b).
“Obligation Fair Share Shortfall” as defined in Section 2.23(b).
“Obligations” means all obligations (whether now existing or hereafter arising, absolute or contingent, joint, several or independent) of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders and the Lender Counterparties (or any of the foregoing Persons) under any Credit Document or Secured Hedge Agreement, whether for principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of Secured Hedge Agreements, fees, expenses, indemnification or otherwise, in each case, excluding, with respect to any Guarantor, Excluded Swap Obligations with respect to such Guarantor.
“Obligee Guarantor” as defined in Section 7.7.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury and any successor Governmental Authority.
“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum, or articles of incorporation or organization, and its bylaws, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement, (iv) with respect to any limited liability company, its certificate or articles of organization or formation and its operating agreement or limited liability company agreement, and (v) in each case, any shareholders agreement, voting agreement, proxy or similar agreement with respect to Capital Stock issued by such Person. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such governmental official.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Taxes” means any and all present or future stamp, court, intangible, recording, filing, documentary, excise, property or similar Taxes (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution,

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delivery or enforcement of, or with respect to, this Agreement or any other Credit Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“PACA” means the Perishable Agriculture Commodities Act, 1930.
“PASA” means the Packers and Stockyard Act, 1921.
“Paid in Full” and “Payment in Full” mean, with respect to any or all of the Obligations, Guaranteed Obligations or ABL Indebtedness, as the context requires, that each of the following events has occurred, as applicable: (i) the indefeasible payment or repayment in full in immediately available funds of (a) the principal amount of all outstanding Loans or ABL Loans, as the case may be, (b) all accrued and unpaid interest, fees, premiums or other charges owing in respect of any Loan, Commitment, or any ABL Loan, or otherwise under any Credit Document or any ABL Credit Document, as the case may be, and (c) all accrued and unpaid costs and expenses payable by any Credit Party to any Agent, any Lender, the ABL Agent or any ABL Lender, pursuant to any Credit Document or any ABL Credit Document, as the case may be, whether or not demand has been made therefor, including any and all indemnification and reimbursement claims that have been asserted by any such Person prior to such time, (ii) the indefeasible payment or repayment in full in immediately available funds of all other outstanding Obligations, Guaranteed Obligations, or ABL Indebtedness other than unasserted contingent indemnification and contingent reimbursement obligations, (iii) the termination in writing of all of the Commitments or ABL Indebtedness, as the case may be, (iv) the termination in writing, expiration, cash collateralization, novation, unwinding or rollover of all Secured Hedge Agreements to the satisfaction of the applicable Lender Counterparties in their respective sole discretion, and (v) receipt by Administrative Agent and the ABL Agent, as the case may be, of a release from the Credit Parties in favor of the Secured Parties in form and substance satisfactory to Administrative Agent or the ABL Agent, as the case may be.
“Participant Register” as defined in Section 10.6(h)(i).
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
“Permitted Acquisition” means any Acquisition by a Credit Party so long as:
(a)    the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the division or line or lines of business of the Person to be acquired constitute any material line of business conducted by the Credit Parties as of the Closing Date and any business related thereto or any reasonable extensions thereof;

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(b)    the cost of such Acquisition (including cash and other property given as consideration, any Indebtedness assumed or acquired by any Credit Party or any Subsidiary in connection with such Acquisition, and all additional purchase price amounts in the form of earnouts and other contingent obligations calculated at the maximum amount thereof) does not exceed $2,000,000 individually and $5,000,000 when aggregated with all other Acquisitions consummated during the term of this Agreement;
(c)    in the event such Acquisition includes any Capital Stock or other evidence of beneficial ownership of any Person, all of the Capital Stock (except for any such Capital Stock in the nature of Directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Credit Party in connection with such Acquisition shall be owned 100% by a Credit Party, and the Credit Parties shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of a Credit Party, each of the actions set forth in Sections 5.10, 5.11 and 5.13, as applicable;
(d)    prior to or simultaneously with the closing of such Acquisition, the provisions of Section 5.10 have been satisfied;
(e)    after giving effect to such Acquisition on a Pro Forma Basis and the costs related thereto (including cash and other property (other than Capital Stock or options to acquire Capital Stock of any Credit Party) given as consideration, any Indebtedness incurred, assumed or acquired by any Credit Party or any Subsidiary thereof in connection with such Acquisition, all additional purchase price amounts in the form of earnouts and other contingent obligations calculated at the maximum amount thereof, and all fees expenses and transaction costs incurred in connection therewith), Companies shall be in compliance with the financial covenants set forth in Section 6.8;
(f)    Credit Party Representative shall have furnished to the Administrative Agent at least five (5) Business Days prior to the date on which any such Acquisition is to be consummated or such shorter time as Administrative Agent may allow, a certificate of an officer of Companies, in form and substance reasonably satisfactory to the Administrative Agent, (i) certifying that all of the requirements set forth in this definition will be satisfied on or prior to the consummation of such Acquisition and (ii) a reasonably detailed calculation of item (d) above (and such certificate shall be updated as necessary to make it accurate as of the date the Acquisition is consummated);
(g)    the Person to be (or whose assets are to be) acquired (i) is organized under the laws of, and substantially all its assets (or the assets of such division or line of business, as the case may be) are located in, the United States of America, any State thereof, the District of Columbia or Canada and (ii) for the four-Fiscal Quarter period most recently ended prior to the date of such Acquisition, shall have generated earnings before income Taxes, depreciation and amortization during such period that shall be great than $0.00 during such period (calculated in a manner substantially consistent as “Consolidated Adjusted EBITDA”); and
(h)    Credit Party Representative shall have furnished the Administrative Agent with ten (10) days’ prior written notice of such intended Acquisition and shall have furnished the

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Administrative Agent with a current draft of the applicable acquisition documents (and final copies thereof as and when executed), and to the extent available, appropriate financial statements and quality of earnings report of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Credit Parties), and, to the extent available, such other information as the Administrative Agent may reasonably request.
“Permitted Capital Stock Issuances” means the issuance by Holdings of Capital Stock (other than Disqualified Capital Stock); provided, (i) no Event of Default has occurred or is continuing at the time of such issuance (or will be caused thereby), (ii) the use of the Net Equity Proceeds thereof in accordance with clause (iii) is permitted under the ABL Credit Agreement, and (iii) such Net Equity Proceeds are used solely to fund Consolidated Capital Expenditures of Holdings and its Subsidiaries in an aggregate amount not to exceed the maximum amount of Consolidated Capital Expenditures permitted in accordance with Section 6.8(e).
“Permitted Curation Sale” means the sale, transfer or other disposition, in one transaction or a series of transactions, of (i) 100% of the Capital Stock of Curation and/or one or more of its Subsidiaries, (ii) all or substantially all of the assets of Curation and/or one or more of its Subsidiaries or (iii) one or more divisions, lines of business or business units of Curation and/or one or more of its Subsidiaries, in each case to a non-Affiliate; provided; at least 90% of the consideration for such sale, transfer or other disposition in this clause (iii) that is payable at the closing of such transaction or as a result of customary post-closing purchase price adjustments shall consist of Cash paid upon the closing of such transaction or at such later date when such purchase price adjustment is due, as the case may be; provided, the Credit Parties notify Administrative Agent in writing (which may be by means of an Approved Electronic Communication) of such proposed sale, transfer, disposition at least ten (10) Business Days prior to the proposed closing date of such sale, transfer, disposition and all Net Asset Sale Proceeds are applied in accordance with Section 2.13(a).
“Permitted Liens” means, collectively, the Liens permitted pursuant to Section 6.2.
“Permitted Tax Distributions” for any taxable period in which Holdings and its Subsidiaries are members of a consolidated, combined or similar income tax group of which Holdings is the common parent (a “Tax Group”), distributions by Holdings or any such Subsidiary thereof to Holdings to pay federal, foreign, state and local income Taxes of such Tax Group that are attributable to the taxable income of Holdings and its Subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that Holdings and its Subsidiaries would have been required to pay as a stand-alone Tax Group, reduced by any portion of such income Taxes directly paid by Holdings and its Subsidiaries.

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“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts and other organizations, whether or not legal entities, and Governmental Authorities.
“Phase I Report” means, with respect to any Facility, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E1527 and (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to Administrative Agent.
“Platform” as defined in Section 10.1(b).
“Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of the Closing Date, by and among each Credit Party and Collateral Agent.
“Prime Rate” means, for any day, the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 70% of the nation’s 10 largest banks), as in effect from time to time, or, if such source or rate is unavailable, any replacement or successor source or rate as determined by Administrative Agent. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
“Principal Office” means, Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Credit Party Representative, Administrative Agent and, as applicable, each Lender; provided, for the purpose of making any payment on the Obligations or any other amount due hereunder or under any other Credit Document, the Principal Office of Administrative Agent shall be 200 West Street, New York, New York, 10282 (or such other location within the City and State of New York as Administrative Agent may from time to time designate in writing to Credit Party Representative and each Lender); provided, further, all wires to Administrative Agent shall be made to the wiring instructions provided by Administrative Agent in writing from time to time.
“Privacy Laws” means, collectively, (i) all applicable international, federal, state, provincial and local laws, rules, regulations, directives and governmental requirements currently in effect and as they become effective relating in any way to the privacy, confidentiality or security of personal information, including (a) laws imposing minimum information security requirements (such as Cal. Civ. Code § 1798.81.5 and 201 Mass. Code Reg. 17.00); (b) laws requiring the secure disposal of records containing certain personal information (such as N.Y. Gen. Bus. Law § 399 H); (c) the European Union (General Data Protection Regulation 2016/679 and European Union Member State laws supplemental thereto and the EU Directive 2002/58/EC; (d) the Canadian Personal Information Protection and Electronic Documents Act (PIPEDA) and

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relevant provincial laws; (e) the California Consumer Privacy Act of 2018 (CCPA) (Cal. Civ. Code §§ 1798.100 to 1798.199) and all implementing regulations with respect thereto; (f) Section 5 of the Federal Trade Commission Act and any other unfair trade practice laws of any Governmental Authority; (g) the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801-6827, and all regulations implementing the same; (h) the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., as amended by the Fair and Accurate Credit Transactions Act, and all implementing regulations with respect hereto; (i) Health Insurance Portability and Accountability Act of 1996 (codified as amended in scattered sections of 29 U.S.C. and 42 U.S.C.) and all implementing regulations with respect thereto; (j) the Controlling the Assault of Non-Solicited Pornography and Marketing Act; (k) the Telephone Consumer Protection Act of 1991; (l) the rules and regulations of the National Automated Clearing House Association, information security breach notification laws (such as Cal. Civ. Code §§ 1798.29, 1798.82 - 1798.84); and (m) all other similar international, federal, state, provincial, municipal and local requirements; and (ii) all applicable industry standards concerning privacy, data protection, confidentiality or information security, in each case, to the extent such laws, rules, regulations, directives and governmental requirements and such industry standards are applicable to Holdings, any of its Subsidiaries, their respective property or their respective business.
“Pro Forma Basis” means a calculation giving pro forma effect to (i) the adjustments related to Subject Transactions described in the definition of the terms “Consolidated Adjusted EBITDA” and “Consolidated Fixed Charges”, as applicable, and (ii) when used with respect to determining the permissibility of any specific transaction hereunder, such specific transaction as if it were a Subject Transaction.
“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Initial Term Loan of any Lender, the percentage obtained by dividing (a) the Initial Term Loan Exposure of that Lender, by (b) the aggregate Initial Term Loan Exposure of all Lenders; and (ii) with respect to all payments, computations and other matters relating to the Multi-Draw Term Loan of any Lender, the percentage obtained by dividing (a) the Multi-Draw Term Loan Exposure of that Lender, by (b) the aggregate Multi-Draw Term Loan Exposure of all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (I) an amount equal to the sum of the Initial Term Loan Exposure and the Multi-Draw Term Loan Exposure, by (II) an amount equal to the sum of the aggregate Initial Term Loan Exposure and the aggregate Multi-Draw Term Loan Exposure.
“Projections” as defined in Section 4.8.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 10.25.

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“Qualified Cash” means, at any time of determination, the aggregate balance sheet amount of unrestricted Cash and, to the extent readily monetized, Cash Equivalents included in the consolidated balance sheet of Holdings and its Subsidiaries as of such time that (i) is free and clear of all Liens other than Liens in favor of Collateral Agent, for the benefit of the Secured Parties, and non-consensual Permitted Liens, (ii) may be applied to payment of the Obligations without violating any law, contract, or other agreement, (iii) is in Controlled Accounts, and (iv) is not Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Equity Proceeds or Net Debt Proceeds.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.
“Recipient” means (a) the Administrative Agent, or (b) any Lender.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Adjusted LIBO Rate, 11:00 a. m. (London time) on the day that is two London banking days preceding the date of such setting and (2) if such Benchmark is not the Adjusted LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Register” as defined in Section 2.6(b).
“Regulation D” means Regulation D of the Board of Governors and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the Board of Governors and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Board of Governors and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board of Governors and all official rulings and interpretations thereunder or thereof.
“Related Fund” means any Fund, investor, entity or account that is managed, sponsored, advised, or administered by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or affiliate of an entity that manages, administers, or advises a Lender, including any limited partner or investor in any of the foregoing persons or entities described in clauses (a) or (b).

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“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
“Relevant Governmental Body” means the Board of Governors or the NYFRB, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the NYFRB, or any successor thereto.
“Replacement Lender” as defined in Section 2.22.
“Requisite Lenders” means, at any time of determination, one or more Lenders having or holding more than 50% of the aggregate Voting Power Determinants of all Lenders; provided, (i) the amount of Voting Power Determinants of any Defaulting Lender shall be disregarded for purposes of this definition (including clause (ii) of this proviso), and (ii) to the extent that the total number of Lenders (treating all Lenders that are Affiliates as a single Lender) is greater than one, solely for purposes of any requested consent, waiver, amendment, or other modification requiring the affirmative vote of “Requisite Lenders” (but, for the avoidance of doubt, not for the purpose of exercising or enforcing any rights and remedies available under any Credit Document or applicable law), “Requisite Lenders” shall also include at least two (treating all Lenders that are Affiliates as a single Lender) Lenders.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Junior Payment” means (i) any dividend, other distribution or liquidation preference, direct or indirect, on account of any shares of Capital Stock of Holdings or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock (other than any Disqualified Capital Stock) to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of Capital Stock of Holdings or any of its Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of Capital Stock of Holdings or any of its Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, Subordinated Indebtedness.
“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor to its rating agency business.

GS/Landec – Credit and Guaranty Agreement

“Sanctioned Country” means, at any time, a country, territory or region that is, or whose government is, the subject or target of any Sanctions, including, as of the Closing Date, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria.
“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (i) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. (including by OFAC, the U.S. Department of the Treasury, or the U.S. Department of State) or by the United Nations Security Council, the European Union or any EU member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (ii) any Person located, operating, organized or resident in a Sanctioned Country, or (iii) any Person owned or controlled, directly or indirectly, by any such Person described in clause (i) or (ii) of this definition.
“Sanctions” means sanctions or trade embargoes enacted, imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC, the U.S. Department of State, or the U.S. Department of Commerce, (ii) the United Nations Security Council, the European Union or any of its member states or Her Majesty’s Treasury of the United Kingdom, or (iii) any other relevant sanctions authority.
“Secured Hedge Agreement” means, at any time of determination, any and all Hedge Agreements between any of the Credit Parties and either (x) GSSLG and any of its Affiliates and (y) any other Lender Counterparty so long as for purposes of this clause (y), the relevant Credit Parties or Lender Counterparties have provided Administrative Agent and Collateral Agent written notice and copies of such Hedge Agreements.
“Secured Parties” means each Agent, Lender and Lender Counterparty and shall include all former Agents, Lenders and Lender Counterparties to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Lenders or Lender Counterparties and such Obligations have not been paid or satisfied in full.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, including any Capital Stock and any Hedge Agreements or other derivatives.
“Securities Account” means any “securities account” as defined in Article 8 of the UCC and any “commodity account” as defined in Article 9 of the UCC.
“Securities Account Control Agreement” means, with respect to a Securities Account, an agreement in form and substance reasonably satisfactory to Collateral Agent that (i) is entered into by and among Collateral Agent, the Securities Intermediary at which such Securities Account is maintained, and the Credit Party having rights in or to the underlying

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financial assets credited to or maintained in such Securities Account, and (ii) is effective for Collateral Agent to obtain “control” (within the meaning of Article 8 and 9 of the UCC, as applicable) of such Securities Account.
“Securities Act” means the Securities Act of 1933.
“Securities Intermediary” means any “securities intermediary” or “commodity intermediary” as such terms are defined in the UCC.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator's Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the NYFRB, currently at http://www.newyorkfed. org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Solvency Certificate” means a certificate of the Chief Financial Officer of Credit Party Representative substantially in the form of Exhibit E2.
“Solvent” means, with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date of determination and reflected in the Projections or with respect to any transaction contemplated or to be undertaken after such date of determination; (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (d) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under FASB Accounting Standards Codification Topic 450-20).
“Specified Compliance Costs” means, with respect to any period on or prior to the first anniversary of the Closing Date, the reasonably documented and actually incurred fees, costs and expenses payable by Holdings or any of its Subsidiaries in connection with the environmental and FCPA compliance matters associated with regulatory permitting at the Tanok facility in Mexico during such period, net of any amounts in respect thereof from any indemnification rights actually received during such period.

GS/Landec – Credit and Guaranty Agreement

“Specified Extraordinary Receipts” means any Extraordinary Receipts actually received by one or more Credit Parties (i) consisting of a tax refund in an amount equal to $4,100,000 in respect of carry-back amounts related to the three Fiscal Year period ending with Fiscal Year 2021 for which amended returns were filed prior to the Closing Date and/or (ii) in respect of recovery of damages, expenses, or other consideration in connection with the matter described on page 13 of Holdings’ Form 10-Q for the period ending August 30, 2020 in the section entitled “Compliance Matters and Related Litigation” under the heading “Legal Contingencies,” including but not limited to (a) recovery, indemnification, or reimbursement of expenses or other consideration received from any insurance carrier, (b) recovery from the Indemnification Escrow created in the December 1, 2018 acquisition of Yucatan Foods (whether that recovery comes in the form of stock or cash), and (c) any proceeds from or related to the litigation entitled Haerizadeh v. Landec, et al, Superior Court for the State of California, County of Los Angeles, Case Number 20SMCV01202, including any proceeds from the Cross-Complaint filed by Holdings and Curation in that action or settlements with parties to that action; provided¸ however, any Specified Extraordinary Receipts received by any Credit Party may only be retained by such Credit Party so long as (x) no Event of Default has occurred and is continuing at the time such Specified Extraordinary Receipts are received by such Credit Party, and (y) the Credit Parties have actually paid from such Specified Extraordinary Receipts all amounts related to the matters described in clauses (a) through (c) of this definition generating such Specified Extraordinary Receipts, including without limitation, payment in full of all expenses, payments made in satisfaction in full of any third-party claims, and payment in full of (or the establishment of adequate segregated reserves in respect of) all reasonably foreseeable prospective mitigation costs, fines, penalties or similar obligations or amounts fines or fees related to such matter.
“Subject Transaction” as defined in the definition of the term “Consolidated Adjusted EBITDA”.
“Subordinated Indebtedness” means any Indebtedness or other obligation that is contractually subordinated in payment or Lien ranking to the Obligations or related Liens.
“Subordination Agreement” means, with respect to any Subordinated Indebtedness, the corresponding subordination or intercreditor agreement, if any, by and among Administrative Agent and/or Collateral Agent, on the one hand, and the creditor or creditors (or their respective agents) in respect of such Subordinated Indebtedness, on the other hand, which shall be in form and substance satisfactory to Administrative Agent.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election or appointment of the Person or Persons (whether Directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the

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time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
“Supported QFC” has the meaning assigned to it in Section 10.26.
“Swap Obligation” as defined in the definition of the term “Excluded Swap Obligation”.
“Tanok” means Procesdora Tanok, S. de R. L. de C. V., a Mexican limited liability company.
“Tanokatan” means Tanokatan, S. de R. L. de C. V., a Mexican limited liability company.
“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any nature and whatever called, imposed, levied, collected, withheld or assessed by any Governmental Authority.
“Term Loan” means, as the context requires, an Initial Term Loan or a Multi-Draw Term Loan.
“Term Loan Commitment” means, as the context requires, the Initial Term Loan Commitment or the Multi-Draw Term Loan Commitment of a Lender, and “Term Loan Commitments” means such commitments of all Lenders in the aggregate.
“Term Loan Maturity Date” means the earlier of (i) December 31, 2025, and (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
“Term Loan Priority Account” as defined in the Intercreditor Agreement.
“Term Loan Priority Collateral” as defined in the Intercreditor Agreement.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Terminated Lender” as defined in Section 2.22.
“Title Policy” as defined in the definition of the term “Mortgaged Real Estate Documents”.
“Transaction Costs” means the reasonable and documented out-of-pocket fees, costs and expenses payable by Holdings or any of its Subsidiaries to the extent paid or payable to

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non-Affiliates on or before the Closing Date in connection with the transactions contemplated by the Credit Documents and the ABL Credit Documents.
“Type of Loan” means with respect to any Loan, a Base Rate Loan or a LIBO Rate Loan.
“UCC” means the Uniform Commercial Code (or any similar or equivalent statute or law) as in effect in any applicable jurisdiction.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfinanced Capital Expenditure Ratio” means as of the last day of (i) the first Fiscal Quarter ending after the Closing Date of (a) Consolidated Adjusted EBITDA for such Fiscal Quarter, to (b) Consolidated Unfinanced Capital Expenditures for such Fiscal Quarter, (ii) the second Fiscal Quarter ending after the Closing Date of (a) Consolidated Adjusted EBITDA for the two Fiscal Quarters period ending on such date, to (b) Consolidated Unfinanced Capital Expenditures for such two Fiscal Quarters, (iii) the third Fiscal Quarter period ending after the Closing Date of (a) Consolidated Adjusted EBITDA for the three Fiscal Quarter period ending on such date, to (b) Consolidated Unfinanced Capital Expenditures for such three Fiscal Quarter period, and (iv) any other Fiscal Quarter of (a) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending on such date, to (b) Consolidated Unfinanced Capital Expenditures for such four-Fiscal Quarter period ending on such date.
“U.S.” means the United States of America.
“U.S. Lender” as defined in Section 2.19(c).
“U.S. Special Resolution Regime” has the meaning assigned to it in Section 10.26.
“U.S. Tax Compliance Certificate” means a tax compliance certificate substantially in the form of Exhibit C.
“Valid Expense Item” means any charge, compensation, cost, expense, reserve, accrual, fee or loss, as applicable, that is reasonably documented, factually supportable, actually incurred, set, established or accrued (in each case, as determined in accordance with GAAP) and,

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except for non-Cash items, paid or payable to Persons who are not Affiliates of Holdings and its Subsidiaries, unless otherwise expressly permitted hereunder.
“Voting Power Determinants” means, individually or collectively, as applicable, the Initial Term Loan Exposure and the Multi-Draw Term Loan Exposure.
“WARN Act” as defined in Section 4.19.
“Wholly-Owned” means, in reference to any Subsidiary of a specified Person, that 100% of the Capital Stock of such Subsidiary (other than (i) Directors’ qualifying shares and (ii) shares issued to foreign nationals to the extent required by applicable law) is owned, directly or indirectly, by such Person and/or one or more of such specified Person’s other Subsidiaries that also qualify as Wholly-Owned Subsidiaries under this definition.
“Windset” means Windset Holdings 2010 Ltd., a corporation governed by the laws of Canada.
“Windset Investment” means the Investment of Curation in the Capital Stock of Windset.
“Windset Pledge Event” means the date, if any, that Companies (a) shall have obtained the necessary consents in order to grant a First Priority Lien on and in the Windset Investment in favor of the Collateral Agent, for the benefit of the Secured Parties, and (b) shall have delivered, all such documents, instruments, agreements and certificates as are reasonably requested by Collateral Agent in order to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of the Secured Parties, in 100% of the Windset Investment.
“Withholding Agent” means Holdings and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2.    Accounting Terms, Financials Statements, Calculations. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Credit Party Representative to the Lenders pursuant to Sections 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the

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time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. Notwithstanding the foregoing, (i) for purposes of determining compliance with the financial covenants contained in this Agreement, any election by any Credit Party to measure an item of Indebtedness using fair value (as permitted by Accounting Standards Codification Section 825-10 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any change in accounting treatment of “operating” and “capital” leases scheduled to become effective for fiscal years beginning after December 15, 2018 as set forth in the Accounting Standards Update No. 2016-02, Leases, (Topic 842), issued by the Financial Accounting Standards Board in February 2016, or any similar publication issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect prior to December 15, 2018.  For purposes of determining pro forma compliance with any financial covenant as of any date prior to the initial test date on which such financial covenant is to be tested hereunder, the level of any such financial covenant shall be deemed to be the covenant level for such initial test date. Notwithstanding anything to the contrary in this Agreement, for purposes of determining compliance with any basket, accordion or incremental feature, test, or condition under any provision of this Agreement or any other Credit Document, no Credit Party may retroactively divide, classify, re-classify or deem or otherwise treat a historical transaction as having occurred in reliance on a basket or exception that was not available at the time of such historical transaction or if and to the extent that such basket or exception was relied upon for any later transaction. When used herein, the term “financial statements” shall be construed to include all notes and schedules thereto. Whenever the term “Holdings” is used in respect of a financial covenant or a related definition, it shall be construed to mean “Holdings and its Subsidiaries on a consolidated basis” unless the context clearly requires otherwise. Except as otherwise provided therein, this Section 1.2 shall apply equally to each other Credit Document as if fully set forth therein, mutatis mutandis.
1.3.    Interpretation. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. Any requirement for a referenced agreement, instrument, certificate or other document to be in “substantially” the form of an Appendix, Schedule or Exhibit hereto means that such referenced document shall be in the form of such Appendix, Schedule or Exhibit with such modifications to such form as are approved by Administrative Agent and, in the case of any Collateral Document, Collateral Agent, in each case, in such Agent’s sole discretion. The words “hereof”, “hereunder”, “hereby” and words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The use herein of the words “include” or “including”, when following any general statement, term or matter, shall

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not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The word “will” shall be construed as having the same meaning and effect as the word “shall”. The words “assets” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties of any relevant Person or Persons. The terms “lease” and “license” shall be construed to include sublease and sublicense. Whenever the context may require, any pronoun shall be construed to include the corresponding masculine, feminine and neuter forms. References to Persons include their respective permitted successors and assigns. Except as otherwise expressly provided herein, references to statutes, legislative acts, laws, regulations and rules shall be deemed to refer to such statutes, acts, laws, regulations and rules as in effect from time to time, including any amendments of the same and any successor statutes, acts, laws, regulations and rules, unless any such reference is expressly limited to refer to any statute, act, law, regulation or rule “as in effect on” a specified date. Except as otherwise expressly provided herein, any reference in or to this Agreement (including any Appendix, Schedule, or Exhibit hereto), any other Credit Document, or any other agreement, instrument or other document shall be construed to refer to the referenced agreement, instrument or document as assigned, amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement and any other relevant Credit Document unless such reference is expressly limited to refer to such agreement, instrument or other document “as in effect on” a specified date. Unless otherwise expressly stated, if a Person may not take an action under this Agreement, then it may not take that action indirectly, or take any action assisting or supporting any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the Person but is intended to have substantially the same effects as the prohibited action. Except as otherwise provided therein, this Section 1.3 shall apply equally to each other Credit Document as if fully set forth therein, mutatis mutandis.
SECTION 2.    LOANS
2.1.    Term Loans.
(a)    Term Loan Commitments. Subject to the terms and conditions hereof:
(i)    each Lender severally agrees to make, on the Closing Date, an Initial Term Loan to Companies in an amount equal to such Lender’s Initial Term Loan Commitment; and
(ii)    each Lender severally agrees to make, at any time after the Closing Date and prior to the Multi-Draw Commitment Termination Date, one or more Multi-Draw Term Loans to Companies in an amount not to exceed such Lender’s Multi-Draw Term Loan Commitment immediately prior to giving effect to any such Multi-Draw Term Loan; provided, after giving effect to the making of the Multi-Draw Term Loans, in

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no event shall Availability with respect to the Multi-Draw Term Loan Commitments be less than $0.
Companies may make only one borrowing under the Initial Term Loan Commitment, which borrowing may only occur on the Closing Date. Companies may make one or more borrowings of the Multi-Draw Term Loan Commitment, which borrowings may only occur during the Multi-Draw Commitment Period. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.11(a) and 2.13, all amounts owed hereunder with respect to the Initial Term Loans and the Multi-Draw Term Loans shall be Paid in Full no later than the Term Loan Maturity Date. Each Lender’s Initial Term Loan Commitment shall terminate immediately and fully without further action by any Person upon the funding of such Lender’s Initial Term Loan Commitment on the Closing Date. Each Lender’s Multi-Draw Term Loan Commitment shall (x) automatically and permanently be reduced by the amount of each Multi-Draw Term Loan made hereunder, and (y) terminate immediately and without further action by any Person on the Multi-Draw Commitment Termination Date.
(b)    Borrowing Mechanics for Term Loans.
(i)    Credit Party Representative shall deliver to Administrative Agent a duly executed Funding Notice no later than three Business Days prior to the Closing Date with respect to Initial Term Loans to be made on the Closing Date. Following the Closing Date, whenever Companies desire that the Lenders make Multi-Draw Term Loans, Credit Party Representative shall deliver to Administrative Agent a duly executed Funding Notice no later than 1:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a LIBO Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for an Initial Term Loan or a Multi-Draw Term Loan, as applicable, that is a LIBO Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Companies shall be bound to make a borrowing in accordance therewith. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.
(ii)    Each Lender shall make its Initial Term Loan or Multi-Draw Term Loan, as the case may be, available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Companies on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from the Lenders to be credited to the account of Credit Party Representative as designated in writing to Administrative Agent in the applicable Funding Notice by Credit Party Representative.

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2.2.    [Intentionally Reserved].
2.3.    [Intentionally Reserved].
2.4.    Pro Rata Shares; Availability of Funds.
(a)    Pro Rata Shares. All Loans shall be made, and all required participations shall be purchased, by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby, nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.
(b)    Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Companies a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event that (i) Administrative Agent declines to make a requested amount available to Companies until such time as all applicable Lenders have made payment to Administrative Agent, (ii) a Lender fails to fund to Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement, and (iii) such Lender’s failure results in Administrative Agent failing to make a corresponding amount available to Companies on the Credit Date, at Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by Companies through and including the time of Companies’ receipt of the requested amount. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Credit Party Representative, and Companies shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that any Company may have against any Lender as a result of any default by such Lender hereunder.
2.5.    Use of Proceeds. The proceeds of the Initial Term Loans made on the Closing Date shall be applied by Companies (together with any ABL Loans made on the Closing Date) to

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repay in full all Existing Indebtedness, to pay Transaction Costs and for general working capital and general corporate purposes of Companies and their Subsidiaries. The proceeds of the Multi-Draw Term Loans made after the Closing Date shall be applied by Companies for Permitted Acquisitions and Consolidated Capital Expenditures of Holdings and its Subsidiaries. For the avoidance of any doubt, in no event may any proceeds of the Multi-Draw Term Loans be used for general corporate purposes or to pay any of the costs, fines, penalties or other related obligations in respect of the matters described in clauses (a) through (c) of the definition of “Specified Extraordinary Receipts” or for any other obligations relating to future Adverse Proceedings. Notwithstanding anything to the contrary in this Agreement, no Credit Extension or proceeds thereof may be used in any manner that conflicts with Section 4.18 or Section 4.26.
2.6.    Evidence of Debt; Register; Promissory Notes.
(a)    Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Companies to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Companies, absent manifest error; provided, the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or any Company’s Obligations in respect of any applicable Loans; provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
(b)    Register. Administrative Agent (or any agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by Credit Party Representative or any Lender (with respect to (i) any entry relating to such Lender’s Loans, and (ii) the identity of the other Lenders (but not any information with respect to such other Lenders’ Loans)) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Loans in accordance with the provisions of Section 10.6 and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Companies and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or any Company’s Obligations in respect of any Loan. Each Company hereby designates Administrative Agent to serve as such Company’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.6, and each Company hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, Directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.
(c)    Promissory Notes. If so requested by any Lender by written notice to Credit Party Representative (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Companies shall execute and deliver to such Lender (or, if applicable and if so specified in such notice, to any Person who is an assignee of

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such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Credit Party Representative’s receipt of such notice) a promissory note or notes, in form and substance reasonably acceptable to Administrative Agent, to evidence such Lender’s Term Loans or Term Loan Commitments.
2.7.    Interest on Loans.
(a)    Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
(i)    if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or
(ii)    if a LIBO Rate Loan, at the Adjusted LIBO Rate plus the Applicable Margin.
(b)    The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBO Rate Loan, shall be selected by Credit Party Representative and notified to Administrative Agent and the Lenders pursuant to the applicable Notice, as the case may be.
(c)    In connection with LIBO Rate Loans there shall be no more than five Interest Periods outstanding at any time. In the event Credit Party Representative fails to specify between a Base Rate Loan or a LIBO Rate Loan in the applicable Notice, such Loan (if outstanding as a LIBO Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Credit Party Representative fails to specify an Interest Period for any LIBO Rate Loan in the applicable Notice, Credit Party Representative shall be deemed to have selected an Interest Period of one month. As soon as practicable after 1:00 p.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBO Rate Loans for which an interest rate is then being determined for the applicable Interest Period and will promptly give notice thereof to Credit Party Representative and each Lender.
(d)    Interest payable pursuant to Section 2.7(a) for Base Rate Loans (including Base Rate Loans determined by reference to the Adjusted LIBO Rate) shall be computed on the basis of a 365 or 366-day year, as the case may be, for the actual number of days elapsed in the period during which it accrues. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBO Rate Loan, the date of conversion of such LIBO Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan

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or, with respect to a Base Rate Loan being converted to a LIBO Rate Loan, the date of conversion of such Base Rate Loan to such LIBO Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
(e)    Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such Interest Payment Date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans.
2.8.    Conversion/Continuation.
(a)    Subject to Section 2.17 and so long as no Default or Event of Default shall have occurred and then be continuing, Companies shall have the option:
(i)    to convert at any time all or any part of any Term Loan equal to $500,000 and integral multiples of $250,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a LIBO Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBO Rate Loan unless Companies shall pay all amounts due under Section 2.17(d) in connection with any such conversion; or
(ii)    upon the expiration of any Interest Period applicable to any LIBO Rate Loan, to continue all or any portion of such Loan equal to $500,000 and integral multiples of $250,000 in excess of that amount as a LIBO Rate Loan.
(b)    Subject to Section 3.2(b), Credit Party Representative shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 1:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date in the case of a conversion to a Base Rate Loan and at least three Business Days in advance of the proposed conversion or continuation date in the case of a conversion to, or a continuation of, a LIBO Rate Loan. Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBO Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Companies shall be bound to effect a conversion or continuation in accordance therewith. If on any day a Loan is outstanding with respect to which a Funding Notice or a Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then, for that day, such Loan shall be a Base Rate Loan.
2.9.    Default Interest. Upon (i) the occurrence and during the continuance of an Event of Default arising under Section 8.1(f) or 8.1(g) or (ii) the written election of Administrative Agent or the Requisite Lenders upon the occurrence and during the continuance of any other Event of Default, in each case, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts

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owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under any Debtor Relief Laws) from the date of occurrence of such Event of Default payable on demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, any LIBO Rate Loans (a) may be converted to Base Rate Loans at the revocable election of Administrative Agent at any time after the occurrence of such Event of Default (irrespective of whether the Interest Period in effect at the time of such conversion has expired), and (b) unless the Requisite Lenders otherwise consent in writing that LIBO Rate Loans are available, will automatically be converted to Base Rate Loans upon the expiration of the Interest Period in effect at the time any such increase in the interest rate is effective, and in each case thereupon shall become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of (i) the increased rates of interest provided for in this Section 2.9 or (ii) any amount of interest that is less than the amount due, in each case, is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender.
2.10.    Fees.
(a)    [Intentionally Reserved].
(b)    Companies jointly and severally agree to pay to the Lenders having Multi-Draw Term Loan Commitments a commitment fee equal to (i) any unused portion of the Multi-Draw Term Loan Commitments multiplied by (ii) 0.50% per annum. The fee referred to in this Section 2.10(b) shall be paid to Administrative Agent as set forth in Section 2.15(a) and, upon receipt, Administrative Agent shall promptly distribute to each such Lender its Pro Rata Share thereof.
(c)    All fees referred to in Section 2.10(b) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable monthly in arrears on the last day of each month during the Multi-Draw Commitment Period, as applicable, commencing on the first such date to occur after the Closing Date, and on the Multi-Draw Commitment Termination Date.
(d)    In addition to any of the foregoing fees, Companies jointly and severally agree to pay to the Agents and the Lenders, as applicable, such other fees in the amounts and at the times separately agreed upon, including the fees set forth in the Fee Letter.
2.11.    Scheduled Payments/Commitment Reductions.
(a)    Scheduled Installments. The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments and at final maturity (each such payment, an “Installment”)

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(i)    the Initial Term Loans shall be repaid on the last day of each Fiscal Quarter (commencing March 30, 2023) in Installments equal to $1,875,000; and
(ii) the Multi-Draw Term Loans shall be repaid on the last day of each Fiscal Quarter (commencing March 30, 2023) in Installments equal to 1.25% of the principal amount of the Multi-Draw Term Loans advanced as of such date.
Notwithstanding the foregoing, the Initial Term Loans and the Multi-Draw Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be Paid in Full no later than the Term Loan Maturity Date.
(b)    [Intentionally Reserved].
(c)    [Intentionally Reserved].
2.12.    Voluntary Prepayments/Commitment Reductions.
(a)    Voluntary Prepayments.
(i)    Any time and from time to time:
(A)    with respect to Base Rate Loans, Companies may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $250,000 in excess of that amount; and
(B)    with respect to LIBO Rate Loans, Companies may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.17(d)) in an aggregate minimum amount of $500,000 and integral multiples of $250,000 in excess of that amount.
(ii)    All such prepayments shall be made:
(A)    upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and
(B)    upon not less than three Business Days’ prior written or telephonic notice in the case of LIBO Rate Loans, in each case, given to Administrative Agent by 1:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such written notice for Term Loans to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be (I) applied in accordance with Section 2.14(b), and (II) accompanied by any amounts due under Section 2.17(d) and the Fee Letter in connection therewith.

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(b)    Voluntary Commitment Reductions.
(i)    Companies may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written notice Administrative Agent will promptly transmit to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part any unused portion of the Multi-Draw Term Loan Commitments; provided, any such partial reduction of the Multi-Draw Term Loan Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.
(ii)    Companies’ notice to Administrative Agent shall be irrevocable (unless otherwise agreed to by Administrative Agent in its sole discretion) and shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Multi-Draw Term Loan Commitments shall be effective on the date specified in Companies notice and shall reduce the Multi-Draw Term Loan Commitment of each Lender proportionately to its Pro Rata Share thereof. Any such voluntary termination or reduction shall be accompanied by any amounts due under the Fee Letter in connection therewith.
2.13.    Mandatory Prepayments/Commitment Reductions.
(a)    Asset Sales. No later than the third Business Day following the date of receipt by any Credit Party or any of its Subsidiaries of any Net Asset Sale Proceeds (it being understood that such Net Asset Sale Proceeds shall be promptly deposited into and thereafter maintained in a Controlled Account which is a Term Loan Priority Account (and in any event no later than the next Business Day) following receipt thereof), Companies shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, that (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) (A) in the case of Net Asset Sale Proceeds resulting from Asset Sales (other than in respect of Asset Sales of the Windset Investment (which shall solely be the subject of clause (B) below or the second to last sentence of this Section 2.13(a)) or any Permitted Curation Sale (which shall solely be the subject of clause (C) below or the second to last sentence of this Section 2.13(a))), to the extent that, after giving effect to receipt of such Net Asset Proceeds, the aggregate Net Asset Sale Proceeds from all such Asset Sales during the period commencing on the Closing Date and ending on such date of determination do not exceed $5,000,000, (B) in the case of Net Asset Sale Proceeds resulting from Asset Sales of the Windset Investment, an amount of such Net Asset Sale Proceeds, if any, that is not subject to repayment in accordance with the second to last sentence of this Section 2.13(a) or (C) in the case of Net Asset Sale Proceeds resulting from Asset Sales constituting a Permitted Curation Sale, an amount of such Net Asset Sale Proceeds, if any, that is not subject to repayment in accordance with the second to last sentence of this Section 2.13(a) (such amounts, “Asset Sale Reinvestment Amounts”), upon delivery of a written notice to Administrative Agent, Companies shall have the option to invest such Asset Sale Reinvestment Amounts within three hundred sixty-five (365) days of receipt thereof (as extended, if at all, in accordance with the proviso below, the “Asset Sale Reinvestment Period”) in long-term productive assets that constitute Term Loan Priority

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Collateral of the general type used in the business of (I) Companies, in respect of Asset Sale Reinvestment Amounts generated in accordance with clause (ii)(A) above (so long as any such individual or aggregate investment in the amount of $5,000,000 or more has been consented to by Administrative Agent and the Requisite Lenders) and (II) Lifecore or any of its Subsidiaries, in respect of any Asset Sale Reinvestment Amounts generated in accordance with clauses (ii)(B) or (ii)(C) above (such assets, “Additional Assets”); provided further, that the Asset Sale Reinvestment Period shall be extended for up to an additional one hundred eighty (180) days in respect of any Asset Sale Reinvestment Amounts where the Credit Parties have, on or before the expiration of the initial Asset Sale Reinvestment Period, entered into a definitive agreement for the purchase or other acquisition of Additional Assets. In the event that the Asset Sale Reinvestment Amounts are not reinvested in accordance with the provisions above prior to the earliest of (i) the last day of such Asset Sale Reinvestment Period and (ii) the date of the occurrence of an Event of Default, Administrative Agent shall apply such Asset Sale Reinvestment Amounts to the Obligations as set forth in Section 2.14(b). Prior to entering into any Asset Sale of assets which constitute Term Loan Priority Collateral, the Credit Party Representative shall provide not less than three (3) Business Days’ prior written notice thereof and the Net Asset Sale Proceeds of such Assets shall be deposited into a deposit account subject to a Control Agreement whereby Administrative Agent has a First Priority security interest therein. If Administrative Agent does not receive prior written notice that Term Loan Priority Collateral is the subject of an Asset Sale, then the Credit Parties shall be deemed to have represented and warranted to Administrative Agent on the date such Asset Sale is consummated that none of the assets subject to such Asset Sale constitute Term Loan Priority Collateral. In addition to the foregoing, (i) 100% of the Net Asset Sale Proceeds resulting from an Asset Sale, in whole or in part, of the Windset Investment shall be used to prepay the Loans (a “Windset Sale”) and (ii) 100% of the Net Asset Sale Proceeds resulting from a Permitted Curation Sale shall be used to prepay the Loans; provided that, so long as no Default or Event of Default shall have occurred and be continuing, (x) in the case of the foregoing clause (i), if after giving effect to any such prepayment of the Loans from 100% of such Net Asset Sale Proceeds, if made, the Asset Sale Leverage Ratio would be less than 4.37 to 1.00, Companies shall only be required to prepay the Loans in an amount of such Net Asset Sale Proceeds such that, after giving effect to such prepayment of the Loans from such Net Asset Sale Proceeds, the Asset Sale Leverage Ratio would be equal to 4.37 to 1.00 (with the remainder of such Net Asset Sale Proceeds constituting Asset Sale Reinvestment Amounts subject to reinvestment in accordance with the provisions of this clause (x); provided that, to the extent at any time, or from time to time, during the applicable Asset Sale Reinvestment Period applicable to such Windset Sale, the Asset Sale Leverage Ratio would be greater than 4.37 to 1.00, any amount necessary to cause the Asset Sale Leverage Ratio to not be greater than 4.37 to 1.00 shall cease to constitute Asset Sale Reinvestment Amounts and Companies shall, not later than the third Business Day following such occurrence, prepay the Loans in such amount as set forth in Section 2.14(b)) and (y) in the case of the foregoing clause (ii), if after giving effect to any such prepayment of the Loans from 100% of such Net Asset Sale Proceeds, if made, the Asset Sale Leverage Ratio would be less than 4.00 to 1.00, Companies shall only be required to prepay the Loans in an amount of such Net Asset Sale Proceeds such that, after giving effect to such prepayment of the Loans from such Net Asset Sale Proceeds, the Asset Sale Leverage Ratio would be equal to 4.00 to 1.00 (with the remainder of such Net Asset Sale Proceeds constituting Asset Sale Reinvestment Amounts

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subject to reinvestment in accordance with the provisions of this clause (y); provided that, to the extent at any time, or from time to time, during the applicable Asset Sale Reinvestment Period applicable to such Permitted Curation Sale, the Asset Sale Leverage Ratio would be greater than 4.00 to 1.00, any amount necessary to cause the Asset Sale Leverage Ratio to not be greater than 4.00 to 1.00 shall cease to constitute Asset Sale Reinvestment Amounts and Companies shall, not later than the third Business Day following such occurrence, prepay the Loans in such amount as set forth in Section 2.14(b).
(b)    Insurance/Condemnation Proceeds. No later than the third Business Day following the date of receipt by any Credit Party, or Administrative Agent as lender’s loss payee, of any Net Insurance/Condemnation Proceeds (it being understood that such Net Insurance/Condemnation Proceeds received by any Credit Party shall be promptly deposited into and thereafter maintained in a Controlled Account which is a Term Loan Priority Account (and in any event no later than the next Business Day) following receipt thereof), Companies shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that the aggregate Net Insurance/Condemnation Proceeds in any Fiscal Year do not exceed $500,000 (such amounts, “Insurance/Condemnation Reinvestment Amounts”), upon delivery of a written notice to Administrative Agent, Companies shall have the option to invest such Net Insurance/Condemnation Proceeds within three hundred sixty-five (365) days of receipt thereof (as extended, if at all, in accordance with the proviso below, the “Insurance/Condemnation Reinvestment Period”) in long-term productive assets that constitute Term Loan Priority Collateral of the general type used in the business of the Credit Parties, which investment may include the repair, restoration or replacement of the relevant assets in respect of which such Net Insurance/Condemnation Proceeds were received (such assets, “Replaced Assets”); provided further, that the Insurance/Condemnation Reinvestment Period shall be extended for up to an additional one hundred eighty (180) days in respect of any Net Insurance/Condemnation Proceeds where the Credit Parties have, on or before the expiration of the initial Insurance/Condemnation Reinvestment Period, entered into a definitive agreement for the replacement of Replaced Assets. In the event that the Insurance/Condemnation Reinvestment Amounts are not reinvested by Companies prior to the earlier of (x) the expiration of the applicable Insurance/Condemnation Reinvestment Period, and (y) the date of the occurrence of an Event of Default, Administrative Agent shall apply such Insurance/Condemnation Reinvestment Amounts to the Obligations as set forth in Section 2.14(b). Upon receipt of any Net Insurance/Condemnation Proceeds generated from assets which constitute Term Loan Priority Collateral, the Credit Party Representative shall provide not less than three (3) Business Days’ prior written notice thereof and the Net Insurance/Condemnation Proceeds shall be deposited in a deposit account subject to a Control Agreement whereby Administrative Agent has a First Priority security interest therein.
(c)    Issuance of Equity Securities. No later than the third Business Day following the date of receipt by any Credit Party or any of its Subsidiaries of any Net Equity Proceeds from any Person other than a Credit Party (it being understood that any such Net Equity Proceeds shall be deposited into and thereafter maintained in a Controlled Account which is a Term Loan Priority Account on the same Business Day as receipt thereof), excluding any such

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Net Equity Proceeds resulting from Permitted Capital Stock Issuances and any such Net Equity Proceeds used for purposes approved in writing by Administrative Agent in its sole discretion, Companies shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such Net Equity Proceeds.
(d)    Issuance of Debt. No later than the third Business Day following the date of receipt by any Credit Party or any of its Subsidiaries of any Net Debt Proceeds (it being understood that any such Net Debt Proceeds shall be promptly deposited into and thereafter maintained in a Controlled Account which is a Term Loan Priority Account (and in any event no later than the next Business Day) following receipt thereof), Companies shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such Net Debt Proceeds; provided, notwithstanding the foregoing, the payment required under this Section 2.13(d) shall not be construed as (or otherwise deemed to be) a consent by any Agent or any Lender to the incurrence of such Indebtedness not otherwise permitted by this Agreement.
(e)    Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending on or about May 30, 2022), no later than the date required for delivery of annual financial statements with respect to such Fiscal Year pursuant to Section 5.1(c), Companies shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to (x) (i) 50.0% of such Consolidated Excess Cash Flow for such Fiscal Year at any time the Leverage Ratio is greater than or equal to 4.00:1.00 for such Fiscal Year, and (ii) 25.0% of such Consolidated Excess Cash Flow for such Fiscal Year at any time the Leverage Ratio is less than 4.00:1.00 for such Fiscal Year, in each case, as evidenced by the Compliance Certificate delivered under Section 5.1(d) with respect to such Fiscal Year, minus (y) the aggregate amount of all voluntary prepayments of the Term Loans made during such Fiscal Year and any payments of the ABL Indebtedness, solely to the extent accompanied by a corresponding permanent commitment reduction. Any amounts prepaid pursuant to this Section 2.13(e) with respect to any Fiscal Year in excess of the amounts required pursuant to the immediately preceding sentence shall be treated as voluntary prepayments made pursuant to Section 2.12(a).
(f)    Extraordinary Receipts. No later than the third Business Day following the date of receipt by any Credit Party or any of its Subsidiaries of any Extraordinary Receipts (it being understood that such Extraordinary Receipts shall be promptly deposited into and thereafter maintained in a Controlled Account which is a Term Loan Priority Account (and in any event no later than the next Business Day) following receipt thereof) in excess of $500,000 in the aggregate in any trailing 12 month period, Companies shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to such Extraordinary Receipts.
(g)    Prepayment Certificate. Concurrently with any prepayment of the Loans and reduction of the Commitments pursuant to Sections 2.13(a) through 2.13(f), Credit Party Representative shall deliver to Administrative Agent a certificate of its Chief Financial Officer demonstrating the calculation of the applicable net proceeds, Consolidated Excess Cash Flow or other amount owing to the Lenders under any of the Credit Documents, if any, as the case may be, and certifying the amount of such proceeds mandatorily prepaid under the ABL Credit

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Agreement and the Intercreditor Agreement as the result of such amounts. In the event that Companies shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Companies shall promptly make an additional prepayment of the Loans and the Commitments shall be permanently reduced in an amount equal to such excess, and Credit Party Representative shall concurrently therewith deliver to Administrative Agent a certificate of its Chief Financial Officer demonstrating the derivation of such excess.
(h)    Intercreditor Agreement. Each of the prepayments of the Loans pursuant to Sections 2.13(a) through 2.13(f), and the application of such prepayments pursuant to Section 2.14, shall be subject to the terms of the Intercreditor Agreement.
(i)    Mandatory Termination of Multi-Draw Term Loan Commitment. To the extent the Loans shall have been prepaid in full pursuant to and in accordance with Section 2.14(b) below, any then unused Multi-Draw Term Loan Commitments shall automatically terminate in full, and be reduced to zero, without any further action required by any Person.
2.14.    Application of Prepayments.
(a)    [Intentionally Reserved].
(b)    Application of Prepayments by Type of Loans. Any voluntary prepayments of Term Loans pursuant to Section 2.12 and any mandatory prepayment of any Loan pursuant to Section 2.13 shall be applied as follows:
first, to the payment of all fees (other than any premium, including under the Fee Letter) and all expenses specified in Section 10.2, in each case, to the full extent thereof;
second, to the payment of any accrued interest at the Default Rate, if any;
third, to the payment of any accrued interest (other than Default Rate interest);
fourth, to the payment of the applicable premium (including under the Fee Letter), if any, on any Loan or Commitment;
fifth, to prepay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof), which shall be applied to reduce the remaining scheduled Installments of principal of the Term Loans on a pro rata basis; and
sixth, to payment of any remaining Obligations then due and payable.
(c)    [Intentionally Reserved].
(d)    Application of Prepayments of Loans to Base Rate Loans and LIBO Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall

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be applied first to Base Rate Loans to the full extent thereof before application to LIBO Rate Loans, in each case, in a manner that minimizes the amount of any payments required to be made by Companies pursuant to Section 2.17(d).
2.15.    General Provisions Regarding Payments.
(a)    All payments by Companies of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 3:00 p.m. (New York City time) on the date due by wire transfer to an account designated by Administrative Agent from time to time that is maintained by Administrative Agent or its Affiliates for the account of the Lenders or Administrative Agent. For purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Companies on the next Business Day.
(b)    All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payment received in respect of any Loan on a date when interest or premium is due and payable with respect to such Loan) shall be applied to the payment of interest and premium then due and payable before application to principal.
(c)    Administrative Agent (or any agent or sub-agent appointed by it) shall promptly distribute to each Lender, at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.
(d)    Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBO Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.
(e)    Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.
(f)    Each Company hereby authorizes Administrative Agent to charge such Company’s accounts with Administrative Agent or any of its Affiliates in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).
(g)    Administrative Agent shall deem any payment by or on behalf of Companies hereunder that is not made in same day funds prior to 3:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been

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received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Companies and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or an Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next Business Day) at the Default Rate from the date such amount was due and payable until the date such amount is Paid in Full.
(h)    If an Event of Default shall have occurred and not otherwise been waived, and the Obligations have become due and payable in full hereunder, whether by acceleration, maturity or otherwise, all payments or proceeds received by any Agent hereunder or under any Collateral Document in respect of any of the Obligations, including all proceeds received by any Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows:
first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to each Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by any Agent in connection therewith, and all amounts for which any Agent is entitled to indemnification hereunder or under any Collateral Document (in its capacity as an Agent and not as a Lender) and all advances made by any Agent under any Collateral Document for the account of the applicable Credit Party thereunder, and to the payment of all costs and expenses paid or incurred by any Agent in connection with the exercise of any right or remedy hereunder or under any Collateral Document, all in accordance with the terms hereof or thereof;
second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Lenders and the Lender Counterparties; and
third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Credit Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
2.16.    Ratable Sharing. The Lenders hereby agree among themselves that, except as otherwise provided in the Fee Letter, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of the Loans made and applied in accordance with the terms of Section 2.14), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other

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Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Credit Party or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Credit Party expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by such Credit Party to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.16 shall not be construed to apply to (a) any payment made by any Credit Party pursuant to and in accordance with the express terms of any Credit Document (including (x) the application of funds arising from the existence of a Defaulting Lender and (y) amounts received by a Lender pursuant to Sections 2.18 or 2.19) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.
2.17.    Making or Maintaining LIBO Rate Loans.
(a)    Changed Circumstances/Temporary LIBOR Unavailability. In the event that Administrative Agent determines (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBO Rate Loans, that (i) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBO Rate Loans, (ii) by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBO Rate Loans on the basis provided for in the definition of the term “Adjusted LIBO Rate”, or (iii) the Adjusted LIBO Rate does not adequately and fairly reflect the cost to the Lenders of making or maintaining such LIBO Rate Loans during such Interest Period, Administrative Agent will reasonably promptly give notice to Credit Party Representative and each Lender of such determination, whereupon (A) no Loans may be made or continued as, or converted to, LIBO Rate Loans until such time as Administrative Agent notifies Credit Party Representative and the Lenders that the circumstances giving rise to such notice no longer exist, and (B) any Notice given by Credit Party Representative with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Credit Party Representative.
(b)    Benchmark Replacement Setting.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have

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occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Requisite Lenders.
(ii)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Credit Party Representative and the Lenders of (1) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, (4) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iv) below and (5) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.17(b).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including Term SOFR or the Adjusted LIBO Rate) and either

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(A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (1) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon the Credit Party Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Credit Party Representative may revoke any request for a LIBO Rate Loan of, conversion to or continuation of LIBO Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Credit Party Representative will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
(c)    Illegality or Impracticability of LIBO Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Administrative Agent) that the making, maintaining or continuation of, or converting to, its LIBO Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the Closing Date that materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and such Affected Lender shall on that day give written or telephonic (promptly confirmed in writing) notice to Credit Party Representative and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter, (A) the obligation of the Affected Lender to make or continue Loans as, or to convert Loans to, LIBO Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (B) to the extent such determination by the Affected Lender relates to a LIBO Rate Loan then being requested by Credit Party Representative pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (C) the Affected Lender’s obligation to maintain its outstanding LIBO Rate

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Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (D) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBO Rate Loan then being requested by Credit Party Representative pursuant to a Funding Notice or a Conversion/Continuation Notice, Credit Party Representative shall have the option, subject to the provisions of Section 2.17(d), to rescind such Notice as to all Lenders by giving written or telephonic (promptly confirmed in writing) notice to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).
(d)    Compensation for Breakage or Non-Commencement of Interest Periods. Companies shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its LIBO Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain (i) if for any reason (other than a default by such Lender) a borrowing of any LIBO Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any LIBO Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBO Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise); or (iii) if any prepayment of any of its LIBO Rate Loans is not made on any date specified in a notice of prepayment given by Credit Party Representative.
(e)    Booking of LIBO Rate Loans. Any Lender may make, carry or transfer LIBO Rate Loans at, to or for the account of any of its branch offices or the office of an Affiliate of such Lender.
(f)    Assumptions Concerning Funding of LIBO Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such Lender had actually funded each of its relevant LIBO Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of the term “Adjusted LIBO Rate” in an amount equal to the amount of such LIBO Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the U.S.; provided, each Lender may fund each of its LIBO Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.

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2.18.    Increased Costs; Capital Adequacy.
(a)    Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law (i) subjects such Lender (or its applicable lending office), Administrative Agent or any company controlling such Lender or Administrative Agent to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder, any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder, or its deposits, reserves, other liabilities or capital attributable thereto; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBO Rate Loans that are reflected in the definition of the term “Adjusted LIBO Rate”) or any company controlling such Lender; or (iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) or Administrative Agent with respect thereto; then, in any such case, Companies shall promptly pay to such Lender or Administrative Agent, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Person in its sole discretion shall determine) as may be necessary to compensate such Person for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender or Administrative Agent shall deliver to Credit Party Representative (in the case of a Lender, with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Person under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
(b)    Capital Adequacy and Liquidity Adjustment. In the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (i) any Change in Law regarding capital adequacy or liquidity, or (ii) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any Change in Law regarding capital adequacy or liquidity, in each case, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or participations therein or other obligations hereunder with respect to the Loans, to a level below that which such Lender or such controlling company could have achieved but for such Change in Law (taking into consideration the policies of such Lender or

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such controlling company with regard to capital adequacy and liquidity), then from time to time, within five Business Days after receipt by Credit Party Representative from such Lender of the statement referred to in the next sentence, Companies shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company for such reduction. Such Lender shall deliver to Credit Party Representative (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
(c)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, Companies shall not be required to compensate a Lender pursuant to this Section 2.18 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Credit Party Representative of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
2.19.    Taxes; Withholding.
(a)    Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.
(b)    Withholding of Taxes. If the applicable Withholding Agent is (in such Withholding Agent’s reasonable good faith discretion) required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) the applicable Withholding Agent shall be entitled to pay or cause to be paid any such Tax in accordance with applicable law; and (iii) if such Tax is an Indemnified Tax, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including for any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19), the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment for Indemnified Taxes been required or made.
(c)    Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”) shall, to the extent such Lender is legally entitled to do so, deliver to Company and Administrative Agent, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be

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necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code, Treasury Regulations, or other applicable law or reasonably requested by Company to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of U.S. federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a U.S. Tax Compliance Certificate together with two copies of Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8IMY (or, in each case, any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of U.S. federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents or (iii) subject to, and only upon a Lender’s good faith determination that delivery will not expose such Lender to any adverse legal, commercial or tax consquences, executed copies of any other form prescribed by law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made. Each Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “U.S. Lender”) shall deliver to Administrative Agent and Company on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to U.S. federal income tax withholding matters pursuant to this Section 2.19(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Company two new copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY, and/or W-9 (or, in any case, any successor form), or a U.S. Tax Compliance Certificate and two copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, or W-8IMY (or, in each case, any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Lender is not subject to deduction or withholding of U.S. federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.
(d)    FATCA. If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail

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to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Credit Party Representative and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Credit Party Representative or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Credit Party Representative or Administrative Agent as may be necessary for the Credit Parties and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the immediately preceding sentence of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.
(e)    Payment of Other Taxes by Credit Parties. Without limiting the provisions of Section 2.19(b), the Credit Parties shall timely pay to the relevant Governmental Authorities in accordance with applicable law or, at the option of Administrative Agent timely reimburse it for the payment of, all Other Taxes.
(f)    Indemnification by Credit Parties. Credit Parties shall jointly and severally indemnify Administrative Agent and any Lender for the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) paid or payable by Administrative Agent or Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Credit Party shall be conclusive absent manifest error. Such payment shall be due within ten days of such Credit Party’s receipt of such certificate.
(g)    Indemnification by Lenders. Each Lender shall severally indemnify Administrative Agent for (i) Indemnified Taxes attributable to such Lender (but only to the extent that Company has not already indemnified Administrative Agent therefor and without limiting the obligation of Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(h)(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Credit Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Such payment shall be due within ten days of such Lender’s receipt of such certificate. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by Administrative Agent to such Lender from any other source against any amount due to Administrative Agent under this paragraph (g).

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(h)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.19, such Credit Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(i)    Administrative Agent. The Administrative Agent (and any assignee or successor) will deliver, to the Credit Party Representative, on or prior to the execution and delivery of this Agreement (or, assignment or succession, if applicable), either (i) (A) two (2) executed copies of IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account and (B) two (2) duly completed copies of IRS Form W-8IMY (together with any required supporting information evidencing that Administrative Agent can receive such payments for the account of others free of U.S. withholding Taxes) for the amounts the Administrative Agent receives for the account of others, or (ii) two (2) executed copies of IRS Form W-9, whichever is applicable, and in each case of (i) and (ii), with the effect that Companies can make payments to the Administrative Agent without deduction or withholding of any taxes imposed by the United States.
(j)    Survival. Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.
2.20.    Obligation to Mitigate. Each Lender agrees that, if such Lender requests payment under Sections 2.17, 2.18 or 2.19, then such Lender will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender if, as a result thereof, the additional amounts payable to such Lender pursuant to Sections 2.17, 2.18 or 2.19, as the case may be, in the future would be eliminated or reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless the Credit Parties agree to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Credit Parties pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Credit Party Representative (with a copy to Administrative Agent) shall be conclusive absent manifest error.
2.21.    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

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(i)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as Credit Party Representative may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and Credit Party Representative, to be held in a Deposit Account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and fourth, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Credit Parties as a result of any judgment of a court of competent jurisdiction obtained by the Credit Parties against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.21(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(ii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.10(b) for any period during which that Lender is a Defaulting Lender (and the Credit Parties shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Credit Parties shall not be required to pay the remaining amount of any such fee.
(b)    Defaulting Lender Cure. If Credit Party Representative and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and

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subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the applicable Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Credit Party while that Lender was a Defaulting Lender; provided, further, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
(c)    Lender Counterparties. So long as any Lender is a Defaulting Lender, such Lender shall not be a Lender Counterparty with respect to any Secured Hedge Agreement entered into while such Lender was a Defaulting Lender.
2.22.    Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that (a) (i) any Lender (each, an “Increased-Cost Lender”) shall give notice to Credit Party Representative that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Sections 2.17, 2.18 or 2.19, (ii) the circumstances that have caused such Lender to be an Affected Lender or that entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Credit Party Representative’s request for such withdrawal; or (b) (i) any Lender shall become and continue to be a Defaulting Lender, and (ii) such Defaulting Lender shall fail to cure the default pursuant to Section 2.21(b) within five Business Days after Credit Party Representative’s or Administrative Agent’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Administrative Agent shall have been obtained but the consent of one or more of such other Lenders (each, a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (each, a “Terminated Lender”), Administrative Agent may (in the case of an Increased-Cost Lender, only after receiving written request from Credit Party Representative to remove such Increased-Cost Lender), by giving written notice to Credit Party Representative and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and such Terminated Lender shall pay the fees, if any, payable in connection with any such assignment from an Increased-Cost Lender, a Non-Consenting Lender, or a Defaulting Lender; provided, (i) on the date of such assignment, such Replacement Lender shall pay to such Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of such Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10; (ii) on the date of such assignment, the Credit Parties shall pay

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any amounts payable to such Terminated Lender pursuant to Sections 2.17, 2.18 or 2.19 or under any other Credit Document with respect to facts and circumstances prior to the effective date of such assignment; provided, such assignment shall not be deemed a prepayment and the Credit Parties shall not be required to pay any prepayment premium or other similar amount that would be payable pursuant to the Fee Letter in connection with a voluntary prepayment or otherwise; (iii) such assignment does not conflict with applicable law; and (iv) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if Administrative Agent exercises its option hereunder to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Terminated Lender, and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.
2.23.    Companies as Co-Borrowers.
(a)    Joint and Several Liability. All Obligations of Companies under this Agreement and the other Credit Documents shall be joint and several Obligations of each Company. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, the Obligations of each Company hereunder, solely to the extent that such Company did not receive proceeds of Loans from any borrowing hereunder, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its Obligations subject to avoidance as a fraudulent transfer or conveyance under any Fraudulent Transfer Laws, in each case, after giving effect to all other liabilities of such Company, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Company in respect of intercompany Indebtedness to any other Credit Party or Affiliates of any other Credit Party to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Credit Party hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Company pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Company and other Affiliates of any Credit Party of Obligations arising under Guaranties by such parties.
(b)    Subrogation; Contribution. Until the Obligations shall have been Paid in Full, each Company shall withhold exercise of any right of subrogation, contribution or any other right to enforce any remedy that it now has or may hereafter have against any other Company or

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any Guarantor of the Obligations. Each Company further agrees that, to the extent the waiver of its rights of subrogation, contribution and remedies as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights such Company may have against any other Company, any collateral or security or any Guarantor shall be junior and subordinate to any rights Collateral Agent may have against any other Company, any such collateral or security and any Guarantor. Companies under this Agreement and the other Credit Documents together desire to allocate among themselves, in a fair and equitable manner, their Obligations arising under this Agreement and the other Credit Documents. Accordingly, in the event any payment or distribution is made on any date by any Company under this Agreement and the other Credit Documents (a “Funding Company”) such that its Obligation Aggregate Payments exceed its Obligation Fair Share as of such date, that Funding Company shall be entitled to a contribution from each other Company in the amount of such other Company’s Obligation Fair Share Shortfall as of such date, with the result that all such contributions will cause each Company’s Obligation Aggregate Payments to equal its Obligation Fair Share as of such date. “Obligation Fair Share” means, with respect to any Company as of any date of determination, an amount equal to (i) the ratio of (x) the Obligation Fair Share Contribution Amount with respect to such Company to (y) the aggregate of the Obligation Fair Share Contribution Amounts with respect to all Companies, multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Companies under this Agreement and the other Credit Documents in respect of the Obligations. “Obligation Fair Share Shortfall” means, with respect to any Company as of any date of determination, the excess, if any, of the Obligation Fair Share of such Company over the Obligation Aggregate Payments of such Company. “Obligation Fair Share Contribution Amount” means, with respect to any Company as of any date of determination, the maximum aggregate amount of the Obligations of such Company under this Agreement and the other Credit Documents that would not render its Obligations subject to avoidance as a fraudulent transfer or conveyance under any Fraudulent Transfer Laws; provided, solely for purposes of calculating the Obligation Fair Share Contribution Amount with respect to any Company for purposes of this Section 2.23, any assets or liabilities of such Company arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Company. “Obligation Aggregate Payments” means, with respect to any Company as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Company in respect of this Agreement and the other Credit Documents (including in respect of this Section 2.23), minus (ii) the aggregate amount of all payments received on or before such date by such Company from any other Company as contributions under this Section 2.23. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Company. The allocation among Companies of their Obligations as set forth in this Section 2.23 shall not be construed in any way to limit the liability of any Company hereunder or under any other Credit Document.
(c)    [Intentionally Reserved].
(d)    Obligations Absolute. Each Company hereby waives, for the benefit of the Beneficiaries, (i) any right to require any Beneficiary, as a condition of payment or

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performance by such Company, to (A) proceed against any other Company, any Guarantor or any other Person, (B) proceed against or exhaust any security held from any other Company, any Guarantor or any other Person, (C) proceed against or have resort to any balance of any Deposit Account, Securities Account, or any other credit on the books of any Beneficiary in favor of any other Company, any Guarantor or any other Person, or (D) pursue any other remedy in the power of any Beneficiary whatsoever; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any other Company or any Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any other Company or any Guarantor from any cause, other than Payment in Full of all Obligations; (iii) any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon any Beneficiary’s errors or omissions in the administration of the Obligations, except behavior that amounts to willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction; (v) (A) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms hereof and any legal or equitable discharge of such Company’s Obligations, (B) the benefit of any statute of limitations affecting such Company’s liability hereunder or the enforcement hereof, (C) any rights to set offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or ensure any security interest or lien or any property subject thereto; (vi) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or under any Secured Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to any Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (vii) any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, or that may conflict with the terms hereof.
2.24.    Appointment of Credit Party Representative.
(a)    Each Credit Party hereby appoints Holdings as “Credit Party Representative” to act as its agent, attorney-in-fact and representative for the purposes of issuing Notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Credit Documents, executing Credit Documents on its behalf (including the Fee Letter), delivering all documents, reports, financial statements and written materials required to be delivered by any Credit Party under this Agreement or any of the other Credit Documents, taking all other actions (including in respect of compliance with covenants and amendments to the Credit Documents) on behalf of any Credit Party under the Credit Documents, and all other purposes incidental to any of the foregoing. Holdings hereby accepts the foregoing appointment as Credit Party Representative.
(b)    Each Agent and each Lender may regard any notice or other communication pursuant to any Credit Document from Credit Party Representative as a notice or

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communication from all Credit Parties, and may give any notice or communication required or permitted to be given to any Credit Party hereunder to Credit Party Representative. Each Credit Party agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Credit Party Representative shall be deemed for all purposes to have been made by such Credit Party and shall be binding upon and enforceable against such Credit Party to the same extent as if the same had been made directly by such Credit Party.
SECTION 3.    CONDITIONS PRECEDENT
3.1.    Closing Date. The obligation of each Lender to enter into this Agreement and to make any Loan on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date (in each case, except to the extent required to be delivered or completed in accordance with Section 5.15):
(a)    Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document to be dated as of the Closing Date, in each case, as Administrative Agent shall request, in form and substance satisfactory to Administrative Agent, and duly executed and delivered by each applicable Credit Party and each other Person party thereto.
(b)    Organizational Documents; Incumbency. Administrative Agent shall have received in respect of each Credit Party (i) sufficient copies of each Organizational Document as Administrative Agent shall request, in each case, certified by an Authorized Officer of such Credit Party and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party executing any Credit Documents to which it is a party; (iii) resolutions of the Board of Directors of each Credit Party approving and authorizing the execution, delivery and performance of the Credit Documents, and the ABL Credit Documents, in each case, to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by an appropriate Authorized Officer as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.
(c)    Organizational and Capital Structure. The organizational structure and capital structure of Holdings and its Subsidiaries, both before and after giving effect to the transactions contemplated by the ABL Credit Documents, shall be as set forth on Schedule 4.2.
(d)    ABL Credit Documents.
(i)    (A) The ABL Credit Documents shall each be in form and substance satisfactory to Administrative Agent in its sole discretion and shall have been executed and delivered and be in full force and effect in accordance with their respective terms, and no provision thereof shall have been modified or waived in any respect

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determined by Administrative Agent to be material, in each case, without the consent of Administrative Agent, (B) all conditions to the transactions contemplated by the ABL Credit Documents shall have been satisfied prior to or concurrently with the effectiveness of this Agreement or the fulfillment of any such conditions shall have been waived with the consent of Administrative Agent, (C) the transactions contemplated by the ABL Credit Documents shall have become effective in accordance with the terms thereof and (D) the ABL Lenders shall have advanced to Companies gross proceeds of the ABL Loans in an aggregate amount not more than $40,000,000 pursuant to the ABL Credit Agreement.
(ii)    Administrative Agent shall have received a fully executed or conformed copy of each ABL Credit Document and any documents executed in connection therewith on or prior to the Closing Date (including all exhibits, schedules, annexes or other attachments thereto, any amendment, restatement, supplement or other modification thereof, and any related side letter).
(e)    [Intentionally Reserved].
(f)    Existing Indebtedness. On the Closing Date, Holdings and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Holdings and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder.
(g)    Transaction Costs. Credit Party Representative shall have delivered to Administrative Agent Credit Party Representative’s reasonable best estimate of the Transaction Costs (other than fees payable to any Agent or any Lender).
(h)    Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case, that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and the ABL Credit Documents to occur on or prior to the Closing Date (including the entering into of the Credit Documents and the ABL Credit Documents to be delivered on the Closing Date) and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the ABL Credit Documents to occur on or prior to the Closing Date or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
(i)    Real Estate Assets. In order to create in favor of Collateral Agent, for the benefit of the Secured Parties, a valid and, subject to any filing and/or recording referred to

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herein, perfected First Priority Lien in each fee-owned Material Real Estate Asset, Administrative Agent and Collateral Agent shall have received from each applicable Credit Party the Mortgaged Real Estate Documents, for each such fee-owned Material Real Estate Asset.
(j)    Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of the Secured Parties, a valid and perfected First Priority Lien in the personal property Collateral, each Credit Party shall have delivered to Collateral Agent:
(i)    evidence satisfactory to Collateral Agent of the compliance by each Credit Party with their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing Deposit Accounts or Securities Accounts as provided therein);
(ii)    a completed Collateral Questionnaire dated the Closing Date, together with all attachments contemplated thereby;
(iii)    duly executed and, as appropriate, notarized Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions;
(iv)    opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the Liens in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as Collateral Agent may reasonably request, in each case, in form and substance reasonably satisfactory to Collateral Agent; and
(v)    evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including (i) a Collateral Access Agreement executed by the landlord of each Leasehold Property, and (ii) an Intercompany Note and Subordination) and made or caused to be made any other filing and recording reasonably required by Collateral Agent.
(k)    Environmental Reports. Administrative Agent shall have received reports and other information, in form, scope and substance satisfactory to Administrative Agent, regarding environmental matters relating to the Facilities.
(l)    Financial Statements; Projections. The Lenders shall have received from Credit Party Representative (i) the Historical Financial Statements, (ii) pro forma consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the Closing Date, and reflecting the consummation of the transactions contemplated by the ABL Credit Documents, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance

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satisfactory to Administrative Agent, (iii) pro forma consolidated and consolidating income statements of Holdings and its Subsidiaries as at the Closing Date, and reflecting the consummation of the transactions contemplated by the ABL Credit Documents, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, and (iv) the Projections.
(m)    Evidence of Insurance. Collateral Agent shall have received a certificate from each applicable Credit Party’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of the Secured Parties, as additional insured and lender’s loss payee thereunder to the extent required under Section 5.5.
(n)    Opinions of Counsel to Credit Parties. The Agents, the Lenders and their respective counsel shall have received executed copies of the favorable written opinions of Latham & Watkins LLP, New York, California and Delaware counsel to the Credit Parties, Taft Stettinius & Hollister LLP, Ohio counsel to the Credit Parties, and Ballard Spahr LLP, Minnesota counsel to the Credit Parties, in each case, as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date, and in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to the Agents and the Lenders).
(o)    Fees. Companies shall have paid to each Agent and each Lender the fees payable on or before the Closing Date referred to in Section 2.10 and all expenses payable pursuant to Section 10.2 that have accrued to the Closing Date.
(p)    Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from each Company dated as of the Closing Date and addressed to Administrative Agent and Lenders, and in form, scope and substance satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the transactions contemplated by this Agreement, the other Credit Documents and the ABL Credit Documents to be consummated on the Closing Date and the Credit Extensions to be made on the Closing Date, each Company and its Subsidiaries each is and will be Solvent.
(q)    Closing Date Certificate. Administrative Agent shall have received a Closing Date Certificate, together with all attachments thereto.
(r)    [Intentionally Reserved].
(s)    No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the transactions contemplated by the ABL Credit Documents, the financing thereof or any of the other transactions contemplated by the Credit Documents or the ABL Credit Documents, or that could have a Material Adverse Effect.

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(t)    Due Diligence. Administrative Agent and each Lender shall have completed, to its satisfaction, all legal, tax, environmental, business, industry, food safety, regulatory, compliance and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Credit Parties in scope and determination satisfactory to Administrative Agent and the Requisite Lenders in their respective discretion (including satisfactory review of (i) the lease agreements for each Leasehold Property, (ii) all Material Contracts and (iii) management background checks), and, other than changes occurring in the ordinary course of business, no information or materials are or should have been available to the Credit Parties as of the Closing Date that are materially inconsistent with the information and materials previously provided to Administrative Agent and the Requisite Lenders for their respective due diligence review of the Credit Parties.
(u)    Appraisal; Third Party Reports. Administrative Agent shall have received third party accounting and, quality of earnings (including cash proof analysis) and confirmation of no outstanding tax liens, any third party reports delivered in in connection with the ABL Credit Documents, and other consultants’ reports, in each case, in form, scope and substance satisfactory to Administrative Agent and performed by one or more firms acceptable to Administrative Agent.
(v)    Certain Material Contracts. Administrative Agent shall have received evidence that Lifecore Biomedical, LLC has entered into that certain Amendment No. 2 to Amended and Restated Supply Agreement by and between Lifecore Biomedical, LLC, a Minnesota limited liability company, and Alcon Pharmaceuticals Ltd., dated on or about the Closing Date.
(w)    Minimum EBITDA. The pro forma income statement delivered pursuant to Section 3.1(l) shall demonstrate in form and substance reasonably satisfactory to Administrative Agent that Holdings and its Subsidiaries shall have generated for the trailing (12) month period ending November 30, 2020 Consolidated Adjusted EBITDA of at least $32,000,000.
(x)    Minimum Liquidity. Holdings and its Subsidiaries shall demonstrate in form and substance reasonably satisfactory to Administrative Agent that on the Closing Date and immediately after giving effect to any Credit Extensions hereunder or ABL Loans to be made on the Closing Date, including the payment of all Transaction Costs hereunder or similar amount in respect of the ABL Credit Documents required to be paid in Cash, the Credit Parties shall have at least (i) $1,000,000 of Qualified Cash on hand Date and (ii) $15,000,000 of Consolidated Liquidity.
(y)    Maximum Leverage Ratio. The pro forma balance sheet delivered pursuant to Section 3.1(l) shall demonstrate in form and substance reasonably satisfactory to Administrative Agent that on the Closing Date and immediately after giving effect to any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, the ratio of (i) total Indebtedness for Holdings and its Subsidiaries as of the Closing Date to (ii) pro forma Consolidated Adjusted EBITDA for the trailing twelve (12) month period ending November 30, 2020 shall not be greater than 6.00:1.00.

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(z)    No Material Adverse Change. Since May 31, 2020, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
(aa)    [Intentionally Reserved].
(bb)    Service of Process. On the Closing Date, Administrative Agent shall have received evidence that each Credit Party has appointed an agent in New York City for the purpose of service of process in New York City and such agent shall agree in writing to give Administrative Agent notice of any resignation of such service agent or other termination of the agency relationship.
(cc)    [Intentionally Reserved].
(dd)    KYC Documentation; Beneficial Ownership Certificate.
(i)    At least 10 days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
(ii)    At least five days prior to the Closing Date, any Credit Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered a Beneficial Ownership Certification in relation to such Credit Party.
Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, the Requisite Lenders or the Lenders, as applicable on the Closing Date.
3.2.    Conditions to Each Credit Extension.
(a)    Conditions Precedent. The obligation of each Lender to make any Loan, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:
(i)    Administrative Agent shall have received a duly executed and delivered Funding Notice and any applicable letters of direction required by Administrative Agent in connections with the disbursement of any funds;
(ii)    as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided, in each case,

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such materiality qualifier shall not apply to any representations and warranties to the extent already qualified or modified by materiality or similar concept in the text thereof;
(iii)    as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default or an Event of Default; and
(iv)    in the case of any such Credit Extension consisting of Multi-Draw Term Loans:
(A)    with respect to any Credit Extensions requested on such Credit Date, (I) such Credit Extensions shall not exceed the Multi-Draw Term Loan Commitments immediately prior to giving effect to such Credit Extension and (II) Availability shall be $0 or greater before and after giving effect to such Credit Extensions; and
(B)    after giving effect to such Credit Extension (excluding (I) any proceeds thereof that will be applied in the ordinary course of business for purposes permitted under Section 2.5 within 10 Business Days after such Credit Extension and (II) Net Asset Sale Proceeds and Net Insurance/Condemnation Proceeds that are on deposit in a Controlled Account in respect of which the Credit Parties have entered into a definitive agreement for the purchase or other acquisition of Additional Assets or for the replacement of Replaced Assets, as the case may be), the aggregate Cash and Cash Equivalents of Companies and their Subsidiaries will not exceed $5,000,000.
Any Agent or the Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or the Requisite Lenders, such request is warranted under the circumstances.
(b)    Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Credit Party Representative may give Administrative Agent telephonic notice by the required time of any proposed borrowing or conversion/continuation, as the case may be; provided, each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the close of business on the date that telephonic notice is given. In the event of a discrepancy between the telephonic notice and the written notice, the written notice shall govern. In the case of any Notice that is irrevocable once given, if Credit Party Representative provides telephonic notice in lieu of written notice, such telephonic notice shall also be irrevocable once given. No Agent or Lender shall incur any liability to any Credit Party in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other natural person authorized on behalf of Credit Party Representative or for otherwise acting in good faith.

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(c)    Each request for a borrowing of a Loan by Companies hereunder shall constitute a representation and warranty by the Credit Parties as of the applicable Credit Date that the conditions contained in Section 3.2(a) have been satisfied.
SECTION 4.    REPRESENTATIONS AND WARRANTIES
In order to induce the Agents and the Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent and each Lender, on each Credit Date, including the Closing Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the transactions contemplated by the ABL Credit Documents):
4.1.    Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified on Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.
4.2.    Capital Stock and Ownership. The Capital Stock of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Holdings or any of its Subsidiaries outstanding that upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional Capital Stock of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase additional Capital Stock of Holdings or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect to the transactions contemplated by the Credit Documents.
4.3.    Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.
4.4.    No Conflict. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its

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Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract or any ABL Credit Document; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, for the benefit of the Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Material Contract or any ABL Credit Document, except for such approvals or consents that have been obtained on or before the Closing Date and have been disclosed in writing to the Lenders and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect and will not materially reduce the value of the Collateral.
4.5.    Governmental Consents. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing or recordation, as of the Closing Date.
4.6.    Binding Obligation. Each Credit Document required to be delivered hereunder has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
4.7.    Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for Taxes long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and that in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole.
4.8.    Projections. On and as of the Closing Date, the projections of Holdings and its Subsidiaries for the period of the Fiscal Year ending May 31, 2020 through and including the Fiscal Year ending on or about May 30, 2024, including quarterly projections for all periods prior to May 30, 2022 and annual projections for each Fiscal Year thereafter (the “Projections”), are based on good faith estimates and assumptions made by the management of Holdings and its Subsidiaries; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the

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differences may be material; provided, further, as of the Closing Date, management of Holdings and its Subsidiaries believed that the Projections were reasonable and attainable.
4.9.    No Material Adverse Change. Since May 31, 2020, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
4.10.    No Restricted Junior Payments. Since May 31, 2020, neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.5.
4.11.    Adverse Proceedings. Except as set forth on Schedule 4.11, there are no Adverse Proceedings that could reasonably be expected to result in a Material Adverse Effect or liability of Holdings, any of its Subsidiaries or any of their respective Affiliates in excess of $1,000,000 individually or $5,000,000 in the aggregate for all such Adverse Proceedings, in each case, during the term of this Agreement. Except as set forth on Schedule 4.11, neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws), or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to result in a Material Adverse Effect or liability of Holdings, any of its Subsidiaries or any of their respective Affiliates in excess of $1,000,000 individually or $5,000,000 in the aggregate for all such defaults, in each case, during the term of this Agreement.
4.12.    Payment of Taxes. All federal, state income and other material Tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all federal, state income and other material Taxes due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable (other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings and its Subsidiaries). There is no proposed Tax assessment against Holdings or any of its Subsidiaries that is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
4.13.    Properties.
(a)    Title. Except as set forth on Schedule 4.13(a), each of Holdings and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in Intellectual Property), and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and

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in the most recent financial statements delivered pursuant to Section 5.1, in each case, except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.
(b)    Real Estate. As of the Closing Date, Schedule 4.13(b) contains a true, accurate and complete list of (i) all Real Estate Assets, including an indication as to whether each such Real Estate Asset constitutes a Material Real Estate Asset (within the meaning of clauses (i) or (ii) of the definition thereof), and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting any Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect, and no Credit Party has any knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
4.14.    Environmental Matters. Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each of Holdings’ and its Subsidiaries’ knowledge, have been no conditions, occurrences or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.14, neither Holdings nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Holdings’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260270 or any state equivalent (except for products used in the ordinary course of business, such as paint and cleaning products which are ancillary to the operations of Holdings and its Subsidiaries). Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 4.14, no event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials or any Hazardous Materials Activity that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

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4.15.    No Defaults. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or liability of Holdings, any of its Subsidiaries or any of their respective Affiliates in excess of $1,000,000, individually or $5,000,000 in the aggregate for all such defaults, in each case, during the term of this Agreement.
4.16.    Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and, together with any updates provided pursuant to Section 5.1(l), (a) all such Material Contracts are in full force and effect in all material respects, (b) no defaults currently exist thereunder, and (c) each such Material Contract has not been amended, waived or otherwise modified except as permitted under this Agreement.
4.17.    Governmental Regulation. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation that may limit its ability to incur Indebtedness or that may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
4.18.    Federal Reserve Regulations; Exchange Act. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No portion of the proceeds of any Credit Extension has or will be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.
4.19.    Employee Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the best knowledge of each Credit Party, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or, to the best knowledge of each Credit Party, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries, and (c) to the best knowledge of each Credit Party, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of each Credit Party, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect or result in liabilities in excess of $1,000,000 individually or $5,000,000 in the aggregate

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for all such liabilities. Neither Holdings nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar federal or state law that remains unpaid or unsatisfied and could reasonably be expected to result in a Material Adverse Effect or is in excess of $1,000,000 individually or $5,000,000 in the aggregate for all such liabilities.
4.20.    Employee Benefit Plans. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan and have performed all their obligations under each Employee Benefit Plan, (ii) each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter that would cause such Employee Benefit Plan to lose its qualified status, (iii) no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates and (iv) no ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan) did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holdings, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is $0. Holdings, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.
4.21.    Certain Fees. Except as set forth on Schedule 4.21, no broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by this Agreement or the ABL Credit Documents, except as payable to the Agents and the Lenders.
4.22.    Solvency

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. Each Credit Party is and, upon the incurrence of any Credit Extension by such Credit Party on any date on which this representation and warranty is made, will be Solvent.
4.23.    [Intentionally Reserved].
4.24.    Compliance with Laws. Except to the extent disclosed in due diligence pursuant to Section 3.1(t) and/or to the extent expressly disclosed (and clearly identified as such) in the disclosure schedules hereto, each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, including compliance, in all material respects, with all applicable Privacy Laws and Food Laws and all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries (it being understood, in the case of any statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities that are specifically referred to in any other provision of this Agreement, Holdings and its Subsidiaries shall also be required to represent and/or comply with, as applicable, the express terms of such provision).
4.25.    Disclosure; Beneficial Ownership Certification.
(a)    No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or any Lender by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to any Credit Party, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Credit Parties to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or that should upon the reasonable exercise of diligence be known) to any Credit Party (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.
(b)    As of the Closing Date, the information included in each Beneficial Ownership Certification is true and correct in all respects.
4.26.    Sanctions; Anti-Bribery and Anti-Corruption Laws; Anti-Terrorism and Anti-Money Laundering Laws. None of Holdings, any of its Subsidiaries, any Affiliate of any such Person, or any of their respective Directors, officers or, to the knowledge of any Credit Party, employees, agents, or advisors is a Sanctioned Person. Except to the extent relating to

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compliance with Anti-Bribery and Anti-Corruption Laws disclosed in due diligence pursuant to Section 3.1(t) and/or to the extent expressly disclosed (and clearly identified as such) in the disclosure schedules hereto, each of Holdings and its Subsidiaries and their respective Directors, officers and, to the knowledge of any Credit Party, employees, agents, advisors and Affiliates is in compliance with all and has not violated any (i)  Sanctions, (ii) Anti- Bribery and Anti-Corruption Laws, or (iii)  Anti-Terrorism and Anti-Money Laundering Laws. No part of the proceeds of any Credit Extension has or will be used, directly or indirectly, (A) for the purpose of financing any activities or business of or with any Sanctioned Person or in any Sanctioned Country, (B) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value to any Person in violation of any Anti- Bribery and Anti-Corruption Laws, or (C) otherwise in any manner that would result in a violation of Sanctions, Anti-Terrorism and Anti-Money Laundering Laws, or Anti- Bribery and Anti-Corruption Laws by any Person. Holdings and its Subsidiaries have established and currently maintain policies, procedures and controls that are designed (and otherwise comply with applicable law) to ensure that each of Holdings, its Subsidiaries and their respective Affiliates, and each of their respective Directors, officers, employees and agents, is and will continue to be in compliance with all applicable current and future Sanctions, Anti-Terrorism and Anti-Money Laundering Laws, and Anti-Bribery and Anti-Corruption Laws.
4.27.    Privacy Laws. No privacy or information security enforcement action, investigation, litigation or claim, including under the Privacy Laws, has been instituted or otherwise exists against Holdings or any of its Subsidiaries. Subject to Section 5.15, Holdings and its Subsidiaries have established and currently maintain policies, procedures and controls that are designed (and otherwise comply with applicable law) to ensure that each of Holdings, its Subsidiaries and their respective Affiliates, and each of their respective Directors, officers, employees and agents, is and will continue to be in material compliance with all applicable current and future Privacy Laws.
4.28.    Food Laws. All products designed, developed, manufactured, prepared, assembled, packaged, tested, labeled, distributed, marketed or sold by or on behalf of the Credit Parties that are subject to the jurisdiction of the FDA or a comparable Governmental Authority have been and are being designed, developed, tested, manufactured, prepared, assembled, packaged, distributed, labeled, marketed and sold in compliance with all applicable Food Laws, including product approval or clearance, good manufacturing practices, labeling, advertising and promotion, record-keeping, adverse event reporting, and have been and are being tested, investigated, designed, developed, manufactured, prepared, assembled, packaged, labeled, distributed, marketed, and sold in compliance with each applicable Food Law. Except for ordinary course inquiries or inspections by Governmental Authorities, neither Holdings nor any of its Subsidiaries is presently subject to any notice of any proceeding (including any suit, action, litigation, action, or investigation) that remains unresolved related to noncompliance with Food Laws. Subject to Section 5.15, Holdings and its Subsidiaries have established and currently maintain policies, procedures and controls that are designed (and otherwise comply with applicable law) to ensure that each of Holdings, its Subsidiaries and their respective Affiliates, and each of their respective Directors, officers, employees and agents, is and will continue to be in compliance with all applicable current and future Food Laws.

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4.29.    Health Care Laws.
(a)    Holdings and its Subsidiaries, and to the knowledge of any Credit Party, each of their respective employees solely in respect of the exercise of their respective duties on behalf of Holdings or its Subsidiaries are, and at all times have been in compliance in all material respects with all Health Care Laws.
(b)    No Credit Party nor any of its Subsidiaries has (i) received any written notice, citation, suspension, revocation, warning, or request for repayment from, nor, to the knowledge of any Credit Party, been the subject of any investigation by, a Governmental Authority that alleges that such Credit Party or any employee, officer, director, manager or owner of such Credit Party has violated in any Health Care Laws or that requires any adjustment, modification or alteration in such Credit Party’s operations, activities, services or financial condition that has not been resolved, including any qui tam lawsuits of which such Credit Party has knowledge and is legally permitted to disclose, risk adjustment data validation or recovery audit contractor audits, (ii) been subject to a corporate integrity agreement, deferred prosecution agreement, settlement agreement or order mandating or prohibiting future or past activities, or (iii) settled any actions brought by any Governmental Authority with respect to any actual or alleged violation of any Health Care Laws.
(c)    There are no restrictions imposed by any Governmental Authority upon any Credit Party’s business, activities or services that would restrict or prevent such Credit Party from operating as it currently operates.
(d)    Each Credit Party meets and has met in all material respects the requirements for participation in, and receipt of payment from, the Federal Health Care Programs (as such term is defined in 42 U.S.C. § 1320a-7b(f) (including TRICARE and U.S. Department of Veterans Affairs Programs)) in which such Credit Party currently participates or has participated. No Credit Party has for itself or any other Person, submitted or caused to be submitted to a Governmental Authority or any government plan a false or fraudulent claim for payment that is material to such Credit Party or such other person.
(e)    Each Credit Party has timely filed, after taking into account any permitted time extensions, all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that such Credit Party was required to file with any Governmental Authority, and all such regulatory filings complied with applicable Health Care Laws and orders. Each Credit Party has a compliance program that meets the requirements of its Governmental Authority contracts and Health Care Laws.
(f)    No Credit Party has any knowledge of any inspections, audits, inquiries, investigations or proceedings under Health Care Laws of such Credit Party or, to the knowledge of such Credit Party, of any of its material customers, involving such Credit Party or its products.
(g)    Neither any Credit Party nor any employee, officer, director, manager, or owner of a such Credit Party:

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(i)    is or ever has been (a) debarred, excluded or suspended from participation in Medicare, Medicaid or any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), or (b) sanctioned, indicted or convicted of a crime, or pleaded nolo contendere or to sufficient facts, in connection with any allegation of violation of Health Care Laws or any “federal health care program” requirement;
(ii)    has been convicted of a crime in connection with the delivery of health care services or participation in Medicare, Medicaid or other governmental healthcare program or been indicted, charged or, to each Credit Party’s knowledge, under an investigation for any violation of applicable Health Care Laws;
(iii)    is or ever has been party to an individual or corporate integrity agreement with the Office of Inspector General of the United States Department of Health and Human Services or otherwise has any continuing reporting obligations pursuant to any deferred prosecution, settlement or other integrity agreement with any Governmental Authority;
(iv)    is or ever has been subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pleaded nolo contendere or to sufficient facts, in connection with any allegation of violation of law; or
(v)    is or ever has been listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs.
4.30.    FDA Laws. Each of Holdings and its Subsidiaries is, and at all times has been, in compliance with the FDCA and all regulations promulgated thereunder and all other applicable laws and regulations of the relevant Government Authorities in the countries in which each of Holdings and its Subsidiaries distributes or markets its products, including but not limited to (i) the requirement for and the terms of all necessary FDA Permits, including, without limitation, approvals, clearances, exemptions, and licenses, (ii) current Good Manufacturing Practices (“cGMP”), (iii) establishment registration and product listing, (iv) labeling, promotion, and advertising, (v) Good Clinical Practices (“GCP”) and Good Laboratory Practices (“GLP”), (vi) payment of all application, product and establishment fees, and (vii) recordkeeping and reporting requirements other than those applicable to cGMP, GCP, and GLP (collectively, “FDA Law or Regulation”). Without limiting the generality of the foregoing:
(a)    Each of Holdings and its Subsidiaries holds all material registrations, clearances, approvals, licenses, authorizations, or permits required by or issued under the FDCA (“FDA Permits”), and has made all declarations, submissions, filings, and listings that are necessary to conduct its business and comply with FDA Law or Regulation. Each of Holdings’ and its Subsidiaries’ FDA Permits is in effect or where the failure to have such FDA Permits or make such declarations and filings could not reasonably be expected to have a Material Adverse Effect. A list of all FDA Permits is in full force and effect in all material respects and, to the knowledge of each Credit Party, no suspension, revocation, cancellation or withdrawal of such

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FDA Permit is threatened and there is no basis for believing that such FDA Permit will not be renewable upon expiration or will be suspended, revoked, cancelled or withdrawn, except where the failure to have such FDA Permits could not reasonably be expected to have a Material Adverse Effect.
(b)    Neither Holdings nor any of its Subsidiaries has, or, to the knowledge of any Credit Party, have any of its material customers, received any written notice or communication from any Governmental Authority of any actual or threatened investigation, inquiry, or administrative, judicial or regulatory action, hearing, or enforcement proceeding against Holdings or any of its Subsidiaries regarding any violation of applicable laws. No Credit Party has any knowledge of any material obligation arising under an investigation, inquiry, or administrative, regulatory or judicial action, hearing, or enforcement proceeding by or on behalf of the FDA, warning letter, untitled letter, Form FDA-483, notice of violation letter, consent decree, request for information or other notice, response, or commitment made to or with any Governmental Authority with respect to FDA Law or Regulation, and no such material obligation has been threatened.
(c)    There is no product liability, civil, or criminal action, suit, proceeding, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against or relating to each of Holdings and its Subsidiaries or to any of its respective employees that involves or arises from a material violation of FDA Law or Regulation, and neither Holdings nor any of its Subsidiaries has material liability for failure to comply with any FDA Law and Regulation. There is no act, omission, event, or circumstance, of which any Credit Party has knowledge, that would reasonably be expected to give rise to or lead to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information or any such material liability, except where the existence of any of the foregoing individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.
(d)    There has not been any violation of any FDA Law and Regulation by Holdings or any of its Subsidiaries in the product development efforts, submissions, production, marketing, distribution, labeling, record keeping and mandatory reports to FDA that could reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative action or proceedings relating to Holdings or any of its Subsidiaries, nor has there been any such violation by any officer, director, employee of such Credit Party that involves a matter within or related to the FDA’s jurisdiction relating solely to the FDA-regulated products.
(e)    None of any Credit Party’s FDA-regulated products have been seized, withdrawn, recalled, detained, or subject to a suspension of research, manufacturing, distribution, or commercialization activity by a Governmental Authority. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import refusal, or seizure of any product are pending or threatened against any Credit Party. Each FDA-regulated product: (1) has been cleared or approved by FDA as required, prior to distribution, where required; (2) has been designed, manufactured, prepared, assembled, labeled, packaged,

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repackaged, stored, installed, serviced, or processed in substantial compliance with FDA’s Quality System Regulation for devices set forth in 21 C.F.R. Part 820 or cGMP regulations for drugs set forth in 21 C.F.R. Parts 210 and 211, as applicable; and (3) is labeled, promoted and advertised, including but not limited to online and in social media fora, in substantial compliance in all material respects in accordance with its Registration and approved claims and labeling or otherwise as permitted by Governmental Authorities and applicable law.
(f)    No Credit Party has any knowledge of any inspections, audits, inquiries, investigations or proceedings under FDA Law or Regulation of Holdings or any of its Subsidiaries or, to the knowledge of such Credit Party, of any of its material customers, involving such Credit Party or its products.
(g)    No officer, employee or agent of Holdings or any of its Subsidiaries has been, or has been threatened to be: (a) debarred under FDA proceedings under 21 U.S.C. § 335a; (b) disqualified under FDA investigator disqualification proceedings; (c) subject to FDA’s Application Integrity Policy; or (d) subject to any enforcement proceeding arising from material false statements to FDA pursuant to 18 U.S.C. § 1001. Neither Holdings nor any of its Subsidiaries has failed to disclose a material fact required to be disclosed to the FDA or any other Government Authority in material violation of the FDA's policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Government Authority to invoke any similar policy.
4.31.    PACA and PASA Representations.
(a)    No Credit Part has, at any time within the preceding twelve (12) fiscal months, except as disclosed in writing to Administrative Agent, received notice under PACA or PASA with respect to past due payables delivered in order to preserve the benefits of any trust under PACA or PASA applicable to assets of a Credit Party or a Subsidiary (in each case other than the alternative customary invoice or other billing statement notice provisions afforded to PACA licensees in the ordinary course of business regarding a supplier reserving rights under PACA).
(b)    Except for disputed payables or payables subject to set off or deduction in the ordinary course of business in an aggregate amount less than $100,000, all payables owing to Persons who may claim the benefit of any trust under PACA or PASA have been paid or will be paid consistent with ordinary course historical and industry practice (and in any event no later than forty-five (45) days after the trade terms applicable to such payables).
(c)    Each Credit Party has taken all actions required (including delivery of any required notices and maintaining sales on statutorily required terms) to establish, obtain and preserve the rights and benefits (including under any trust or similar arrangement under PACA or PASA) available to it under PACA and PASA.
4.32.    ABL Credit Documents.

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(a)    Delivery. The Credit Parties have delivered to Administrative Agent complete and correct copies of, (i) the ABL Credit Documents and of all exhibits and schedules thereto as of the Closing Date, any agreement required to be delivered in connection with any ABL Credit Document at or prior to the closing of the transactions contemplated by such ABL Credit Documents (including any side letter executed or otherwise required by any of the parties thereto), and (ii) copies of any amendment, restatement, supplement or other modification to or waiver under each ABL Credit Document entered into after the date hereof (including any such modification accomplished via a side letter or any other document).
(b)    Credit Parties. Each Person that is a guarantor or a borrower under the ABL Credit Documents is a Credit Party hereunder.
SECTION 5.    AFFIRMATIVE COVENANTS
Each Credit Party covenants and agrees with each Agent and each Lender that until Payment in Full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.
5.1.    Financial Statements and Other Reports. Credit Party Representative will deliver to Administrative Agent and the Lenders:
(a)    Monthly Reports. As soon as available, and in any event within 30 days after the end of each month (including any months ending prior to the Closing Date for which financial statements were not previously delivered, commencing with the month ended December 31, 2020), the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such month and the related consolidated (and, with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth, in each case, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a schedule of reconciliations for any reclassifications with respect to prior months or periods (and, in connection therewith, copies of any restated financial statements for any impacted month or period), a Financial Officer Certification and a Narrative Report with respect thereto, a Key Performance Indicator Report for such period and any other operating reports prepared by management for such period;
(b)    Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter and any Fiscal Quarter ending prior to the Closing Date for which financial statements were not previously delivered, commencing with the Fiscal Quarter ended February 28, 2021), the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and, with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth, in each case, in comparative

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form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;
(c)    Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each Fiscal Year (including any Fiscal Year ending prior to the Closing Date for which financial statements were not previously delivered, commencing with the Fiscal Year ending on or about May 30, 2021), (i) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and, with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth, in each case, in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated and consolidating financial statements, a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Holdings, and reasonably satisfactory to Administrative Agent (which report and accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);
(d)    Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(b) and Section 5.1(c), a duly executed and completed Compliance Certificate, which shall include a reporting of the status of the matters relating to compliance with the ongoing litigation and/or the Anti-Bribery and Anti-Corruption Laws disclosed in due diligence pursuant to Section 3.1(t) and/or otherwise disclosed pursuant to Sections 4.11, 4.24 or 4.26, as the case may be, in each case to the fullest extent possible; provided, however, no Credit Party shall be required to waive the attorney-client privilege or work product protections (in each case, to the extent not created in contemplation of such Credit Party’s obligations hereunder); provided, that no supplemental information provided through such reporting shall amend, supplement or otherwise modify any disclosure schedule or representation hereunder, or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Administrative Agent and Requisite Lenders in writing;
(e)    Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such Sections

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had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;
(f)    Notice of Default; Material Adverse Effect. Promptly and in any event within three days after any officer of any Credit Party obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or any of its Subsidiaries with respect thereto; (ii) any notices of default under the ABL Credit Documents or any notice of any Enforcement Action (as defined in the Intercreditor Agreement); (iii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iv) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Default, Event of Default, default, event or condition, and what action the Credit Parties have taken, are taking and propose to take with respect thereto;
(g)    Notice of Adverse Proceedings; Food Safety Matters.
(i)    Promptly and in any event within five days after any officer of any Credit Party obtaining knowledge of (A) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Credit Party Representative to Administrative Agent and the Lenders, or (B) any development in any Adverse Proceeding that in the case of either clause (A) or (B) if adversely determined, could be reasonably expected to (I) result in a Material Adverse Effect or liability of Holdings, any of its Subsidiaries or any of their respective Affiliates in excess of $250,000, individually or $500,000 in the aggregate for all such Adverse Proceedings or (II) result in any criminal, civil, administrative, or injunctive penalties or relief imposed against any of Holdings, its Subsidiaries and their respective Affiliates or any of their respective Directors, officers or employees, or (III) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to any Credit Party to enable Lenders and their counsel to evaluate such matters;
(ii)    promptly and in any event within five days after any officer of any Credit Party obtaining knowledge of (A) any written notice (together with copies of any documentation reasonably requested by Administrative Agent relating thereto) received by any Credit Party or any Subsidiary of any administrative or regulatory action, proceeding, investigation, or inspection by or on behalf of the U.S. Food and Drug Administration, the U.S. Centers for Disease Control and Prevention, any federal, state or local health agency or department, or any comparable Governmental Authority, including warning letters, FDA Form-483s, untitled letters, notices of violation, consent decrees, or

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requests for information (provided, notice to Administrative Agent and each Lender shall only be required pursuant to this clause (ii) with respect to written notices received from any state or local health agency or department with respect to matters that are reasonably expected, individually or in the aggregate, to result in liabilities in excess of $1,000,000 or which seeks to enjoin or otherwise suspend the operation of any facility for a period in excess of two Business Days), and (B) any recalls or market withdrawals issued by any Credit Party or any Subsidiary, in each case, to the extent the same could reasonably be expected to result in losses, claims, damages, liabilities, penalties, fines and related expenses in excess of $1,000,000; and
(iii)    promptly and in any event within five days after any officer of any Credit Party obtaining knowledge of (A) any written notice (together with copies of any documentation reasonably requested by Administrative Agent relating thereto) received by any Credit Party or any Subsidiary from any Governmental Authority alleging any of any potential or actual violations of any FDA Law or Regulation or Health Care Law, (B) any inspections, audits, inquiries, investigations, enforcement actions or proceedings under FDA Law or Regulation or Health Care Laws of any Credit Party or, to the knowledge of any Credit Party, any of its material customers related to Health Care Laws involving such Credit Party or its products, (C) notice of the exclusion or debarment from any governmental healthcare program or debarment or disqualification by FDA of any Credit Party or any employee or material customer, (D) any notice that a product manufactured by any Credit Party has been seized, withdrawn, recalled or subject to a suspension of manufacturing by a Governmental Authority, or (E) the receipt of notice, or occurrence of any decision, to conduct a voluntary or mandatory recall, withdrawal, removal, suspension of manufacturing or marketing, or discontinuation of any product manufactured by any Credit Party.
(h)    ERISA and Employment Matters. (i) Promptly and in any event within five days after becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; (ii) promptly and in any event within five days after the same is available to any Credit Party, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (B) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (C) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request, and (iii) promptly and in any event within one day after Holdings or any of its Subsidiaries sends notice of a plant closing or mass layoff (as defined in the WARN Act) to employees, copies of each such notice sent by such Person.

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(i)    Financial Plan. As soon as practicable and in any event no later than 30 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast and updated model for such Fiscal Year and each Fiscal Year (or portion thereof) thereafter through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated and consolidating balance sheet and forecasted consolidated and consolidating statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated and consolidating statements of income and cash flows of Holdings and its Subsidiaries for each month of each such Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 6.8 through the final maturity date of the Loans, and (iv) forecasts demonstrating adequate liquidity through the final maturity date of the Loans, in each case, together with an explanation of the assumptions on which such forecasts are based, all in form and substance reasonably satisfactory to the Agents; provided, however, each Financial Plan shall include a standalone report for Curation and Lifecore in addition to the Financial Plans provided in accordance with this Section 5.1(i);
(j)    Insurance Report. As soon as practicable and in any event within 30 days of the last day of each Fiscal Year, one or more certificates from the Credit Parties’ insurance broker(s) together with accompanying endorsements, in each case, in form and substance satisfactory to Administrative Agent, and a report outlining all material insurance coverage maintained as of the date of such report by Holdings and its Subsidiaries and all material insurance coverage planned to be maintained by Holdings and its Subsidiaries in the immediately succeeding Fiscal Year;
(k)    [Intentionally Reserved];
(l)    Notice Regarding Material Contracts or Material Indebtedness. Promptly, and in any event within two Business Days after (i) (A) any Material Contract of Holdings or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or (B) any New Material Contract is entered into, or (ii) after any officer of any Credit Party or any of its Subsidiaries obtaining knowledge (A) of any condition or event that constitutes a default or an event of default under any Material Contract, the ABL Credit Documents or Material Indebtedness, (B) that any event, circumstance or condition exists or has occurred that gives any counterparty to such Material Contract a termination or assignment right thereunder, or (C) that notice has been given to any Credit Party or any of its Subsidiaries asserting that any such condition or event has occurred, a certificate of an Authorized Officer of the applicable Credit Party specifying the nature and period of existence of such condition or event and, in the case of clause (i) above, including copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract; provided, no such prohibition on delivery shall be effective if it were bargained for by Holdings or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(l)) and, in the case of clause (ii) above, as applicable, explaining the nature of such claimed default or event of default, and

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including an explanation of any actions being taken or proposed to be taken by such Credit Party or such Subsidiary with respect thereto;
(m)    Environmental Reports and Audits. As soon as practicable and in any event within 10 days following receipt thereof, copies of all environmental audits, reports and notices with respect to environmental matters at any Facility or that relate to any environmental liabilities of Holdings or its Subsidiaries that, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or in liabilities that exceed $1,000,000 individually or $5,000,000 in the aggregate for all such liabilities, in each case, during the term of this Agreement;
(n)    Information Regarding Collateral. Prior written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or formation, or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number. Each Credit Party agrees not to effect or permit any change referred to in the immediately preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected Lien in all the Collateral as contemplated in the Collateral Documents. Each Credit Party also agrees promptly to notify Collateral Agent if any material portion of the Collateral is lost, stolen, damaged or destroyed;
(o)    Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), a certificate of an Authorized Officer (i) either (A) confirming that there has been no change in the information set forth in the Collateral Questionnaire delivered on the Closing Date or since the date of the most recent certificate delivered pursuant to this Section 5.1(o) or (B) identifying such changes and (ii) certifying that all UCC financing statements (including fixture filings, as applicable), all supplemental Intellectual Property Security Agreements, and any and all other appropriate filings, recordings and registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such Collateral Questionnaire) to the extent necessary to effect, protect and perfect the Liens under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);
(p)    Aging Reports. Upon request of Administrative Agent or any Lender, together with each delivery of financial statements pursuant to Section 5.1(a), 5.1(b) and 5.1(c), (i) a summary of the accounts receivable aging report of Holdings and its Subsidiaries as of the end of such period, and (ii) a summary of the accounts payable aging report of Holdings and its Subsidiaries as of the end of such period;
(q)    KYC Documentation. As soon as practicable and in any event within 10 days following Administrative Agent’s or any Lender’s request therefor after the Closing Date, all documentation and other information required by bank regulatory authorities under applicable

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“know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act;
(r)    ABL Reports and Notices. Upon request of Administrative Agent or any Lender, any financial reporting (including ABL Borrowing Base certificates and statements of accounts), notice, financial information, data or other information given to the ABL Agent pursuant to the ABL Credit Documents (unless already provided to the Administrative Agent under the Credit Documents);
(s)    Other Information. Promptly after any request, such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender; and
(t)    Valuation Reports. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (including, to the extent received, the fourth Fiscal Quarter, commencing with the Fiscal Quarter ended February 28, 2021), copies, to the extent received, of the most recently delivered Duff & Phelps or other third-party reports, reasonably acceptable to Administrative Agent, relating to the fair market value of the Windset Investment.
To the extent practical, together with any delivery of financial information required under this Section 5.1, the Credit Parties shall deliver to Administrative Agent an Excel spreadsheet containing such financial information.
5.2.    Existence. Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such right or franchise, license or permit if such Person’s Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.
5.3.    Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all federal and state income and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than Holdings or any of its Subsidiaries).

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5.4.    Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.
5.5.    Insurance. Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, (i) business interruption insurance and directors and officers insurance reasonably satisfactory to Administrative Agent, and (ii) such casualty insurance, public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Program, in each case in compliance with any applicable regulations of the Board of Governors, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) in the case of each liability insurance policy, name Collateral Agent, for the benefit of Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a lender loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, for the benefit of Secured Parties as the lender loss payee thereunder, and (iii) in each case, provide for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.
5.6.    Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Agent or any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.
5.7.    Lenders Meetings. Each Credit Party will, upon the request of Administrative Agent or the Requisite Lenders, participate in a meeting of Administrative Agent and the Lenders once during each Fiscal Year to be held at Credit Party Representative’s corporate offices (or at such other location as may be agreed to by Credit Party Representative and Administrative Agent or, if agreed to by Administrative Agent in its sole discretion, via a

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conference call or other teleconference) at such time as may be agreed to by Credit Party Representative and Administrative Agent.
5.8.    Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and shall use commercially reasonable efforts to cause all other Persons, if any, on or occupying any Facilities to comply, (i) in all material respects, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws or Privacy Laws or Regulation) (it being understood, in the case of any laws, rules, regulations and orders that are specifically referred to in any other provision of this Agreement, the Credit Parties shall also be required to represent and/or comply with, as applicable, the express terms of such provision), (ii) in all material respects, with the requirements of all Food Laws, Health Care and FDA Laws or Regulation, (iii) in all respects with any obligations or requirements imposed by any Governmental Authority arising from or concerning the investigations disclosed in due diligence pursuant to Section 3.1(t) that relate to the Tanok facility (including, but not limited to, compliance with any orders, judgments, settlement agreements, or other negotiated resolutions, as well as payment of any fines, taxes, penalties, disgorgement, fees, or other costs) (individually a “Tanok Obligation” and collectively the “Tanok Obligations”), in each case, on or before the respective date specified for satisfaction of each such Tanok Obligation and (iv) with all Sanctions, Anti-Bribery and Anti-Corruption Laws, and Anti-Terrorism and Anti-Money Laundering Laws in accordance with Section 4.26. For the avoidance of doubt, nothing in this Section 5.8 is intended to restrict or impair any rights of subrogation, reimbursement, indemnification or contribution that any Credit Party may have against any other Person with respect to satisfaction of the Tanok Obligations.
5.9.    Environmental.
(a)    Environmental Disclosure. Holdings will deliver to Administrative Agent and the Lenders:
(i)    as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims that, in any such case, individually or in the aggregate, could reasonably be expected to result in liabilities that exceed $25,000 individually or $100,000 in the aggregate for all such liabilities;
(ii)    promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws, (B) any remedial action taken by Holdings, any of its Subsidiaries or any other Person in response to (I) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect or resulting in liabilities that exceed $1,000,000 individually or $5,000,000 in the

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aggregate for all such liabilities, or (II) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect or in liabilities that exceed $1,000,000 individually or $5,000,000 in the aggregate for all such liabilities, and (C) any Credit Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;
(iii)    as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect or to liabilities that exceed $1,000,000 individually or $5,000,000 in the aggregate for all such liabilities, (B) any material Release required to be reported to any Governmental Authority, and (C) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any material Hazardous Materials Activity;
(iv)    prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (I) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or result in liabilities that exceed $1,000,000 individually or $5,000,000 in the aggregate for all such liabilities or (II) adversely affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (B) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and
(v)    with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).
(b)    Hazardous Materials Activities. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or result in liabilities that exceed $1,000,000 individually or $5,000,000 in the aggregate for all such liabilities, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or result in liabilities that exceed $1,000,000 individually or $5,000,000 in the aggregate for all such liabilities.

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5.10.    Additional Credit Parties.
(a)    In the event that any Person becomes a Subsidiary of any Credit Party, such Credit Party shall, concurrently with such Person becoming a Subsidiary of such Person becoming a Subsidiary of such Credit Party, (i) cause such Subsidiary to become a “Company” or a “Guarantor” hereunder, in each case, in Administrative Agent’s sole discretion, and a “Grantor” under the Pledge and Security Agreement by delivering to the Agents a duly executed Counterpart Agreement, and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements and certificates as are reasonably requested by Collateral Agent in connection therewith, including such documents, instruments, agreements and certificates as are similar to those described in Sections 3.1(b) (Organizational Documents; Incumbency), 3.1(j) (Personal Property Collateral), 3.1(k) (Environmental Reports), 3.1(m) (Evidence of Insurance), 3.1(n) (Opinions of Counsel to Credit Parties), and 3.1(bb) (Service of Process). In addition, such Credit Party shall deliver, or cause such Subsidiary to deliver, as applicable, all such documents, instruments, agreements and certificates as are reasonably requested by Collateral Agent in order to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of the Secured Parties, in 100% of the Capital Stock of such Subsidiary under the Pledge and Security Agreement (including, as applicable, original certificates evidencing such Capital Stock and related powers or instruments of transfer executed in blank, as applicable). With respect to each such Subsidiary, Credit Party Representative shall send to Administrative Agent prior written notice setting forth with respect to such Person (i) the date on which such Person is intended to become a Subsidiary of Holdings, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Holdings; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof automatically upon such Person becoming a Subsidiary. In the event that any Credit Party fails to perform its Obligations set forth in this Section 5.10, the Consolidated Adjusted EBITDA attributable to such Subsidiary shall be excluded from the calculation thereof until such time as the requirements of this Section 5.10 have been met; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Administrative Agent or any Lender to the failure of any Credit Party to perform its obligations set forth in this Section 5.10.
(b)    No later than the date that is sixty (60) days after the Closing Date (or such later date as Administrative Agent shall agree in its sole discretion) (the “Mexican Subsidiary Joinder Date”), Holdings shall cause each of the Mexican Subsidiaries to become a “Guarantor” hereunder by delivering to the Agents a duly executed Counterpart Agreement and a “grantor” (or similar term) under a floating lien pledge (prenda sin transmisión de posesión) (the “Mexican Subsidiary Security Agreement”) in order to provide a First Priority Lien in favor of Collateral Agent, for the benefit of the Secured Parties, on the assets of such Mexican Subsidiaries (other than customary excluded assets to be agreed), and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements and certificates as are reasonably requested by Collateral Agent in connection therewith, including such documents, instruments, agreements and certificates as are similar to those described in Sections 3.1(b) (Organizational Documents; Incumbency), 3.1(j) (Personal

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Property Collateral), 3.1(k) (Environmental Reports), 3.1(m) (Evidence of Insurance), 3.1(n) (Opinions of Counsel to Credit Parties), and 3.1(b) (Service of Process).
5.11.    Material Real Estate Assets; Additional Locations.
(a)    Fee-Owned Real Estate Assets. In the event that any Credit Party acquires a fee-owned Material Real Estate Asset or a fee-owned Real Estate Asset owned on the Closing Date becomes a fee-owned Material Real Estate Asset, then such Credit Party shall promptly notify Collateral Agent thereof and, within 45 days of the date as acquiring such fee-owned Material Real Estate Asset or within 45 days after any Real Estate Asset owned on the Closing Date becomes a fee-owned Material Real Estate Asset (or at such later time as is approved by Collateral Agent in its sole discretion), shall take all such actions and execute and deliver, or cause to be executed and delivered, all Mortgaged Real Estate Documents that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of the Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority Lien in such fee-owned Material Real Estate Asset.
(b)    Leasehold Real Estate Assets. In the event that any Credit Party leases or acquires a Leasehold Property constituting such Credit Party’s chief executive office after the Closing Date or a Leasehold Property becomes such Credit Party’s chief executive office after the Closing Date, then such Credit Party shall promptly notify Collateral Agent thereof and, contemporaneously with leasing such chief executive office or within 30 days after any Leasehold Property existing on the Closing Date becomes such Credit Party’s chief executive office (or at such later time as is approved by Collateral Agent in its sole discretion), shall take all such actions and execute and deliver, or cause to be executed and delivered, all such Leasehold Property documents with respect to each such Leasehold Property that Collateral Agent shall reasonably request.
(c)    Appraisals. In addition to the foregoing, Credit Party Representative shall, at the request of Collateral Agent, deliver, from time to time, to Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Mortgage.
(d)    Other New Locations. In the event that any Credit Party leases or acquires a new Leasehold Property or enters into an arrangement with a third party for physical or electronic storage of any material books and records or other information related to its business or operations, such Credit Party shall immediately commence using its commercially reasonably efforts to obtain a Collateral Access Agreement or a similar instrument executed by the relevant lessor or other counterparty in favor of Collateral Agent, for the benefit of the Secured Parties, with respect to such location simultaneously with entering into such lease or other arrangement.
5.12.    Compliance with Contractual Obligations. Each Credit Party will comply, and will cause each of its Subsidiaries to comply, in all material respects with the obligations, requirements, covenants and conditions contained in all of its material Contractual Obligations, including the Material Contracts.

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5.13.    Further Assurances. At any time or from time to time upon the request of Administrative Agent or Collateral Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents or to perfect or maintain the same or better priority of Collateral Agent’s Lien in the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by Holdings or any of its Subsidiaries that may be deemed to be part of the Collateral). In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by a First Priority Lien on substantially all of the assets of Holdings and its Subsidiaries and all of the outstanding Capital Stock of each Subsidiary of Holdings.
5.14.    Miscellaneous Business Covenants. Unless otherwise consented to by the Agents and the Requisite Lenders:
(a)    Separateness. Holdings will and will cause each of its Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity that is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity that is an Affiliate of such entity; and (iii) provide that its Board of Directors will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.
(b)    Cash Management Systems. Holdings and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to Collateral Agent, including Controlled Accounts in accordance with the timeline established pursuant to Section 5.15 below.
(c)    [Intentionally Reserved].
(d)    Activities of Management. Each member of the senior management team of each Credit Party shall devote all or substantially all of his or her professional working time, attention and energies to the management of the businesses of the Credit Parties.
(e)    Compliance with Material Contracts. Each Credit Party will comply, and will cause each of its Subsidiaries to comply, in all material respects with the obligations, requirements, covenants and conditions contained in all of its Material Contracts.
5.15.    Post-Closing Matters. Each Credit Party shall, and shall cause each of its Subsidiaries to, as applicable, satisfy the requirements set forth on Schedule 5.15 on or before the respective date specified for each such requirement or such later date as is agreed to by Administrative Agent in its sole discretion.
5.16.    PACA and PASA Compliance. Each Credit Party shall take all actions required (including delivery of any required notices and maintaining sales on statutorily required terms) to

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establish, obtain and preserve the rights and benefits (including under any trust or similar arrangement under PACA or PASA) available to it under PACA and PASA.
5.17.    Credit Enhancements. If the ABL Agent or any holder of the ABL Indebtedness receives any additional guaranty, letter of credit, collateral or any other credit enhancement after the Closing Date from any Credit Party or any of its Subsidiaries, each Credit Party shall, and shall cause each of its Subsidiaries to, cause the same to be granted to Collateral Agent, for the benefit of the Secured Parties, subject to the terms of the Intercreditor Agreement. If any Person is included (or added) as a guarantor or borrower under the ABL Credit Documents or any assets are included (or added) as collateral under the ABL Credit Documents, each Credit Party shall, and shall cause each of its Subsidiaries to, cause such Person or assets, as applicable, to be included (or added) substantially concurrently with such inclusion (or addition) under the ABL Credit Documents) as a Credit Party or Collateral, as applicable, under the Credit Documents in accordance with this Agreement.
5.18.    Health Care & FDA Related Covenants. Each Credit Party shall:
(a)    comply with all applicable Health Care Laws and FDA Law or Regulation relating to the operation of such Person’s business, except where non-compliance would not reasonably be expected to have a Material Adverse Effect;
(b)    maintain, and cause each of its Subsidiaries to maintain, all records required to be maintained by any Governmental Authority or otherwise under any Health Care Laws and FDA Law or Regulation, except where the failure to maintain such records would not reasonably be expected to have a Material Adverse Effect; and
(c)    keep in full force and effect, and cause each of its Subsidiaries to keep in full force and effect, all Governmental Authorizations required to operate such Person’s business under applicable Health Care Laws and FDA Law or Regulation, which, if not maintained, would reasonably be expected to have a Material Adverse Effect.
SECTION 6.    NEGATIVE COVENANTS
Each Credit Party covenants and agrees with each Agent and each Lender that until Payment in Full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.
6.1.    Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
(a)    the Obligations;
(b)    (i) Indebtedness of any Credit Party owing to any other Credit Party (except for, in each case, any Mexican Subsidiary), (ii) Indebtedness of any Credit Party owing to any Mexican Subsidiary and (iii) Indebtedness of any Mexican Subsidiary owing to any Credit

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Party or any other Mexican Subsidiary; provided, (A) all such Indebtedness shall (x) be unsecured, (y) be evidenced by the Intercompany Note and Subordination (other than in the case of clause (iii) above, prior to the Mexican Subsidiary Joinder Date) and (z) be subject to a First Priority Lien pursuant to the Pledge and Security Agreement (other than in the case of clause (iii) above, prior to the Mexican Subsidiary Joinder Date), (B) all such Indebtedness shall be subordinated in right of payment to the Payment in Full of all Obligations pursuant to the terms of the Intercompany Note and Subordination (other than in the case of clause (iii) above, prior to the Mexican Subsidiary Joinder Date), (C) any payment by any Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Guarantor to any Company or to any other Guarantor for whose benefit such payment is made and (D) in the case of clause (iii), the aggregate principal amount of such Indebtedness of a Mexican Subsidiary owing to any Credit Party shall not exceed $15,000,000 at any time outstanding;
(c)    Indebtedness incurred or arising in the ordinary course of business (and not in connection with the borrowing of money) in respect of (i) obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms; (ii) performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar instruments or obligations; and (iii) obligations to pay insurance premiums;
(d)    Earn-Out Obligations, so long as subject to an Earn-Out Subordination Agreement;
(e)    Indebtedness that may be deemed to exist pursuant to any performance, surety, appeal or similar bonds or statutory obligations incurred in the ordinary course of business, and guarantee obligations in respect of any such Indebtedness;
(f)    Indebtedness in respect of netting services, overdraft protections and other services provided in connection with Deposit Accounts in the ordinary course of business;
(g)    guaranties of any Credit Party with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1 of any other Credit Party or any of their Subsidiaries; provided, if the Indebtedness that is being guaranteed is unsecured and/or subordinate to the Obligations (in payment or Lien priority), then such guaranties shall also be unsecured and/or subordinated to the Obligations to the same extent as such guaranteed Indebtedness;
(h)    Indebtedness existing on the Closing Date and described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended;

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provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being renewed, extended or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;
(i)    Indebtedness in an aggregate amount not to exceed at any time $10,000,000 consisting of (i) Capital Lease Obligations and (ii) other purchase money Indebtedness; provided, in the case of (A) clause (i), any such Indebtedness shall be secured only by the asset subject to such Capital Lease and be on then market terms, and, (B) clause (ii), any such Indebtedness shall (I) be secured only by the asset acquired in connection with the incurrence of such Indebtedness and (II) constitute not less than 90% of the aggregate consideration paid with respect to such asset;
(j)    obligations under Hedge Agreements that are not for speculative purposes and are approved by Administrative Agent;
(k)    to the extent subject to the Intercreditor Agreement and not exceeding the amount permitted under the Intercreditor Agreement, the ABL Indebtedness and any refinancing thereof permitted in accordance with the Intercreditor Agreement (including, without limitation, the provisions of Section 5.3(a)(vii) thereof in respect of prohibitions against changes to the borrowing base and related matters));
(l)    Indebtedness incurred to finance or as part of the consideration for any Permitted Acquisition; provided, that, (i) no Event of Default exists at the time of or would be caused by the incurrence of such Indebtedness and (ii) such Indebtedness (u) does not exceed, in the aggregate for all Credit Parties and their Subsidiaries, for all Permitted Acquisitions on or after the Closing Date, $5,000,000, (v) is not secured by any Collateral, (w) bears interest (and provides for fees) at a rate (or amount) no greater than the then current arm’s length market rate (or amount) for similar Indebtedness, (x) does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Maturity Date, (y) has a maturity at least 91 days after the Maturity Date, and (z) such Indebtedness shall be contractually subordinated to the Obligations on terms satisfactory to Administrative Agent in its sole discretion pursuant to a Subordination Agreement;
(m)    Indebtedness incurred in connection with financing insurance premiums in the ordinary course of business and the incurrence of obligations in respect of self-insurance in the ordinary course of business or consistent with industry practice;
(n)    Assumed Indebtedness in an aggregate principal amount of all such Indebtedness of all Credit Parties and their Subsidiaries at any one time outstanding not to exceed $2,500,000; and
(o)    other unsecured Indebtedness (other than Indebtedness of the types listed in Section 6.1(a) through 6.1(n)) that does not exceed an aggregate amount, for all Credit Parties and their Subsidiaries, $1,000,000 outstanding at any time.

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Notwithstanding anything in this Section 6.1 to the contrary, in no event shall any Credit Party issue any Disqualified Capital Stock.
6.2.    Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or, with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, leased (as lessee) or licensed (as licensee), or any income, profits, or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits, or royalties under the UCC of any state or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:
(a)    Liens in favor of Collateral Agent, for the benefit of the Secured Parties, granted pursuant to any Credit Document or any Secured Hedge Agreement;
(b)    Liens for taxes, assessments or other governmental charges, not yet due or which are being properly contested, and which in all cases are junior to the Lien of the Collateral Agent;
(c)    statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case, incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been made in accordance with GAAP;
(d)    Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;
(e)    easements, rights-of-way, restrictions, encroachments and other minor defects or irregularities in title, in each case, that do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries and that, in the aggregate for any parcel of real property subject thereto, do not materially detract from the value of such parcel;
(f)    any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

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(g)    Liens solely on any customary Cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(h)    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
(i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(j)    any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
(k)    non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by any Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Holdings or any of its Subsidiaries;
(l)    Liens existing on the Closing Date and described in Schedule 6.2 or on a title report delivered in accordance with clause (ii) of the definition of the term “Mortgaged Real Estate Documents”;
(m)    (i) First Priority Liens in favor of the ABL Lenders on the ABL Priority Collateral securing the ABL Indebtedness permitted by Section 6.1(k), and (ii) Junior Priority Liens in favor of the ABL Lenders on the Collateral (other than the ABL Priority Collateral) securing the ABL Indebtedness permitted by Section 6.1(k), in each case, so long as such Liens are subject to the terms and conditions of the Intercreditor Agreement;
(n)    Liens securing Capital Lease Obligations and purchase money Indebtedness permitted pursuant to Section 6.1(i); provided, any such Lien shall encumber only the asset subject to such Capital Lease or the asset acquired with the proceeds of such Indebtedness, as applicable; and
(o)    Liens existing on the date hereof as described on Schedule 6.2 (setting forth, as of the Closing Date, the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Credit Party or such Subsidiary thereof subject thereto).
Notwithstanding anything in this Section 6.2 to the contrary, in no event shall any obligations of any Credit Party under any Hedge Agreement be secured by any Lien, except for any Secured Hedge Agreement that is secured by the Liens permitted under Section 6.2(a).
6.3.    Equitable Lien. If any Credit Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the

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Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by the Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.
6.4.    No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular permitted Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale and (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided, such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), no Credit Party shall enter into or permit any of its Subsidiaries to enter into any agreement prohibiting or triggering any requirement for equitable and ratable sharing of Liens or any similar obligations upon, the creation or assumption of any Lien upon any Credit Party’s properties or assets, whether now owned or hereafter acquired, to secure the Obligations other than the ABL Credit Documents.
6.5.    Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:
(a)    Holdings may declare and make dividend payments or other distributions payable solely in the common Capital Stock of Holdings (but not any Disqualified Capital Stock);
(b)    any Subsidiary of a Company may declare and pay dividends or make other distributions to such Company or any other Credit Party that is a Company or Wholly-Owned Guarantor (including any Permitted Tax Distributions);
(c)    Holdings may issue stock options, equity grants or similar instruments in the Capital Stock of Holdings to the directors, officers and/or employees of Holdings or one of more of its Subsidiaries in anticipation of a spin-off of Lifecore so long as no such issuance thereof would result in an Event of Default; and
(d)    Holdings may purchase, redeem or otherwise acquire shares of its common stock or other common Capital Stock to acquire any such Capital Stock in connection with customary employee or management agreements, plans or arrangements, (i) all in an aggregate amount for all such purchases or redemptions not to exceed $250,000 during the term of this Agreement; or (ii) in connection with (x) the forfeiture of such Capital Stock, or (y) the payment of exercise price and/or tax withholding obligations with respect to the vesting, settlement and/or exercise of such Capital Stock.
6.6.    Restrictions on Subsidiary Distributions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of

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Holdings to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Holdings or any other Subsidiary of Holdings, (b) repay or prepay any Indebtedness owed by such Subsidiary to Holdings or any other Subsidiary of Holdings, (c) make loans or advances to Holdings or any other Subsidiary of Holdings, or (d) transfer any of its property or assets to Holdings or any other Subsidiary of Holdings, in each case, other than restrictions (i) in the Credit Documents and the ABL Credit Documents, (ii) in agreements evidencing purchase money Indebtedness permitted by Section 6.1(i) that impose restrictions on the property so acquired, (iii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iv) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (v) that are restrictions and conditions imposed by any law and (vi) that are customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.
6.7.    Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make any Acquisition or make or own any Investment (including if made as an Acquisition) in any Person, including any Joint Venture, except:
(a)    Investments in Cash and Cash Equivalents;
(b)    (i) equity Investments owned as of the Closing Date in any Subsidiary and (ii) Investments made after the Closing Date in any Company or Guarantor (in the case of this clause (ii), other than any Mexican Subsidiary);
(c)    Investments (i) in any Securities voluntarily accepted in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;
(d)    intercompany loans to the extent permitted under Section 6.1(b);
(e)    to the extent constituting Investments, Investments in any Company or any of its Subsidiaries for purposes of making Consolidated Capital Expenditures permitted by Section 6.8 in respect of fixed assets directly owned by any Credit Party;
(f)    loans and advances to employees of Holdings and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;
(g)    guaranties permitted by Section 6.1(g);
(h)    the Windset Investment as in effect as of the Closing Date;

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(i)    Hedge Agreements permitted under Section 6.1(k) to the extent constituting Investments;
(j)    loans, investments, advances or prepayments made to growers, and prepayments on purchase contracts with growers, in each case made or entered into in the ordinary course of business and not to exceed $15,000,000 in the aggregate for all such loans, investments, advances and prepayments at any one time outstanding;
(k)    Permitted Acquisitions;
(l)    [Intentionally Reserved];
(m)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and
(n)    other Investments (other than Investments of the types listed in Section 6.7(a) through 6.7(m)) in an aggregate amount not to exceed $1,000,000 during the term of this Agreement, so long as at the time of the making of such Investment no Default or Event of Default has occurred and is continuing or would result therefrom.
Notwithstanding anything in this Section 6.7 to the contrary, in no event shall any Credit Party or any of its Subsidiaries make any Investment that results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.
6.8.    Financial Covenants.
(a)    [Intentionally Reserved].
(b)    Fixed Charge Coverage Ratio. Holdings shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending on or about May 30, 2021, to be less than the correlative ratio indicated:

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Fiscal Quarter Ending On or About	Fixed Charge Coverage Ratio
May 30, 2021	1.10:1.00
August 31, 2021	1.10:1.00
November 30, 2021	1.15:1.00
February 28, 2022	1.20:1.00
May 30, 2022	1.20:1.00
August 31, 2022	1.20:1.00
November 30, 2022	1.20:1.00
February 28, 2023	1.20:1.00
May 30, 2023	1.20:1.00
August 31, 2023	1.25:1.00
November 30, 2023	1.25:1.00
February 29, 2024	1.30:1.00
May 30, 2024	1.30:1.00
August 31, 2024 and each Fiscal Quarter ending thereafter	1.40:1.00

(c)    Leverage Ratio. Holdings shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending on or about February 28, 2021, to exceed the correlative ratio indicated:

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Fiscal Quarter Ending On or About	Leverage Ratio
February 28, 2021	7.00:1.00
May 30, 2021	7.00:1.00
August 31, 2021	7.00:1.00
November 30, 2021	7.00:1.00
February 28, 2022	7.00:1.00
May 30, 2022	6.75:1.00
August 31, 2022	6.75:1.00
November 30, 2022	6.50:1.00
February 28, 2023	6.25:1.00
May 30, 2023	5.75:1.00
August 31, 2023	5.50:1.00
November 30, 2023	5.25:1.00
February 29, 2024	5.00:1.00
May 30, 2024	4.50:1.00
August 31, 2024	4.25:1.00
November 30, 2024	4.25:1.00
February 28, 2025 and each Fiscal Quarter ending thereafter	4.00:1.00

(d)    Minimum Consolidated Gross Profit. Holdings shall not permit Consolidated Gross Profits as of the last day of any Fiscal Quarter, for the four-Fiscal Quarter period ending on such date, beginning with the Fiscal Quarter ending on or about February 28, 2021, to be less than the correlative ratio indicated:

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Fiscal Quarter Ending On or About	Consolidated Gross Profit
February 28, 2021	$28,750,000
May 30, 2021	$29,125,000
August 31, 2021	$28,500,000
November 30, 2021	$30,250,000
February 28, 2022	$31,500,000
May 30, 2022	$32,500,000
August 31, 2022	$33,250,000
November 30, 2022	$34,000,000
February 28, 2023	$34,750,000
May 30, 2023	$35,500,000
August 31, 2023	$37,750,000
November 30, 2023 and each Fiscal Quarter ending thereafter	$40,000,000

(e)    Maximum Consolidated Capital Expenditures. Holdings shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures (w) in the Fiscal Quarter ending on or about February 28, 2021, in an aggregate amount for Holdings and its Subsidiaries in excess of $8,700,000, (x) in the two (2) Fiscal Quarter period ending on or about May 30, 2021, in an aggregate amount for Holdings and its Subsidiaries in excess of $17,400,000, (y) in the three (3) Fiscal Quarter period ending on or about August 31, 2021, in an aggregate amount for Holdings and its Subsidiaries in excess of $30,200,000 and (z) in any four (4) Fiscal Quarter period ending on or about the date set forth below, in an aggregate amount for Holdings and its Subsidiaries in excess of the corresponding maximum amount set forth below opposite such Fiscal Quarter:

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Fiscal Quarter Ending On or About	Consolidated Capital Expenditures
November 30, 2021	$43,000,000
February 28, 2022	$47,100,000
May 30, 2022	$51,200,000
August 31, 2022	$54,400,000
November 30, 2022	$57,600,000
February 28, 2023	$60,700,000
May 30, 2023	$63,900,000
August 31, 2023	$57,800,000
November 30, 2023	$51,600,000
February 29, 2024	$45,400,000
May 30, 2024	$39,300,000
August 31, 2024	$39,900,000
November 30, 2024	$40,600,000
February 28, 2025	$41,200,000
May 30, 2025	$41,800,000

Notwithstanding the foregoing, the requirements under this clause (e) shall not be subject to the maximum amounts hereof so long as the Unfinanced Capital Expenditure Ratio as of the most recent date of determination from clause (b) above is greater than or equal to 1.00 to 1.00.

(f)    [Intentionally Reserved]:
(g)    Minimum Consolidated Liquidity. Holdings shall not permit Consolidated Liquidity to be less than $7,500,000 at any time (or, to the extent that as of any date ABL Availability is reduced as a result of the imposition of new or additional Reserves (as defined in the ABL Credit Agreement as in effect on the date hereof) by the ABL Agent and such new or additional Reserves result in Consolidated Liquidity being less than $7,500,000 as of such date, for the three (3) consecutive Business Days following the date of such reduction).
6.9.    Fundamental Changes; Disposition of Assets. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation (including through a plan of division), or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), consummate any Asset Sale, or Dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased (as lessee), or licensed (as licensee), except:
(a)    any Credit Party other than Holdings may be merged with or into another Credit Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction

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or a series of transactions, to another Credit Party; provided, in the case of any such merger, (i) if such Credit Party is a Borrower, a Borrower shall be the surviving Person, (ii) if such Credit Party is not a Mexican Subsidiary, a Credit Party that is not a Mexican Subsidiary shall be the surviving Person and (iii) in any other case, a Credit Party shall be the continuing or surviving Person;
(b)    in connection with a Permitted Acquisition, any Subsidiary of a Credit Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided, that (i) if such Credit Party is a Borrower, a Borrower shall be the surviving Person, (ii) if such Credit Party is not a Mexican Subsidiary, a Credit Party that is not a Mexican Subsidiary shall be the surviving Person and (iii) in any other case, a Credit Party shall be the continuing or surviving Person;
(c)    sales or other dispositions of assets that do not constitute Asset Sales;
(d)    Asset Sales (other than the Permitted Curation Sale); provided, (A) no Event of Default shall have occurred and be continuing or would result therefrom, (B) the proceeds received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Board of Directors of such Credit Party or such Subsidiary), (C) with respect to any such Disposition with a purchase price in excess of $2,000,000, at least (I) 90% of the consideration for such Asset Sale at or above $2,000,000 shall consist of Cash paid upon the closing of each applicable Asset Sale, and (II) 75% of the consideration for such Asset Sale at under $2,000,000 shall consist of Cash paid upon the closing of each applicable Asset Sale, and (D) the Net Asset Sale Proceeds thereof shall be applied as required, or reinvested to the extent permitted, by Section 2.13(a);
(e)    the Permitted Curation Sale;
(f)    so long as no Event of Default shall have occurred and be continuing or would result therefrom, the exercise by Curation of the put option or exit with respect to the Windset Investment in accordance with the documents governing the Windset Investment as of the Closing Date for Cash consideration not less than the fair market value of the Windset Investment (as such value is determined in accordance with the documents governing the Windset Investment as of the Closing Date), so long as the Net Asset Sale Proceeds thereof shall be applied as required, or reinvested to the extent permitted, by Section 2.13(a);
(g)    the leasing or subleasing of immaterial assets (other than sale and leaseback transactions prohibited under Section 6.11) in the ordinary course of business;
(h)    disposals of obsolete or worn out property; and
(i)    Asset Sales (other than the Permitted Curation Sale); provided, (A) no Event of Default shall have occurred and be continuing or would result therefrom, (B) the proceeds received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by management of such Credit Party or such Subsidiary), (C) 75% of the consideration for such Asset Sale shall consist of Cash paid upon the closing of each

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applicable Asset Sale, (D) the aggregate consideration for all such Asset Sales pursuant to this clause (i) shall not exceed $250,000 in any Fiscal Year and (E) the Net Asset Sale Proceeds thereof shall be applied or reinvested as required, or reinvested to the extent permitted, by Section 2.13(a).
Notwithstanding anything to the contrary contained in the Credit Documents, (i) no Credit Party shall, nor shall it permit any of its Subsidiaries to, consummate any “Division” (as defined in Section 18-217 of the Delaware Limited Liability Company Act) or similar organizational change that may hereafter be permitted under any applicable statute and (ii) this Section 6.9 shall not prohibit the Mexican Subsidiary Reorganization Activities prior to the Mexican Subsidiary Joinder Date.
6.10.    Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify Directors if required by applicable law.
6.11.    Sales and Leasebacks. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease.
6.12.    Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of Capital Stock of Holdings; provided, the foregoing restrictions shall not apply to (i) any transaction among Credit Parties; (ii) reasonable and customary fees paid to Directors of the Credit Parties or any of its Subsidiaries; (iii) reasonable and customary compensation arrangements for officers and other employees of Credit Parties or any of their Subsidiaries entered into in the ordinary course of business; (iv) any such transaction if the terms of such transaction are not less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; and (v) transactions existing on the Closing Date and described on Schedule 6.12. The Credit Parties shall disclose in writing each transaction with any holder of 5.00% or more of Capital Stock of Holdings or any of its Subsidiaries or with any Affiliate of Holdings or of any such holder to Administrative Agent.
6.13.    Conduct of Business; Foreign Subsidiaries. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in (a) any business other than (i) the businesses engaged in by such Credit Party or such Subsidiary on the Closing

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Date and any business related thereto or any reasonable extensions thereof, and (ii) such other lines of business as may be consented to by Administrative Agent and the Requisite Lenders, or (b) any business or activities that conflict with Section 4.26. No Credit Party shall, nor shall any Credit Party permit any of its Subsidiaries to, form, create, incorporate or acquire any Foreign Subsidiary.
6.14.    Permitted Activities of Holdings. Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under this Agreement, the other Credit Documents, and the ABL Credit Documents; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased (as lessee), or licensed (as licensee) by it other than Permitted Liens of the types described in Section 6.2(a) through 6.2(d) and 6.2(m); (c) engage in any business or activity or own any assets other than (i) directly holding 100% of the Capital Stock of Companies; (ii) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, the ABL Credit Documents; (iii) issuing its own Capital Stock to the extent permitted hereby; (iv) filing tax reports and paying Taxes, and other customary obligations in the ordinary course (and contesting any Taxes); (v) preparing reports to Governmental Authorities and to its shareholders; (vi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable laws; (vii) the maintenance of its legal existence (including the ability to incur and pay, as applicable, fees, costs and expenses and taxes related to such maintenance); (viii) making Restricted Junior Payments and Investments to the extent permitted by this Agreement; and (ix) to the extent not otherwise inconsistent with Holdings obligations in this Section 6.14, such other ordinary course activities that are consistent with its activities as of the Closing Date (or related thereto or any reasonable extensions thereof); (d) consolidate with or merge with or into, or Dispose of all or substantially all of its assets to, any Person; (e) Dispose of any Capital Stock of any of its Subsidiaries; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Companies; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.
6.15.    [Intentionally Reserved].
6.16.    Amendments or Waivers with Respect to Certain Indebtedness.
(a)    Except to the extent expressly permitted under the terms of the corresponding Subordination Agreement, no Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Indebtedness, increase the principal amount thereof, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or if the effect of such amendment

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or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders thereof (or a trustee or other representative on their behalf) that would be adverse to such Credit Party, such Subsidiary or the Lenders.
(b)    Except to the extent expressly permitted under the terms of the Intercreditor Agreement, no Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of the ABL Indebtedness or the ABL Credit Documents.
6.17.    Fiscal Year; Accounting Policies. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from the last Sunday of May of any calendar year or make any change in its accounting policies that is not required under GAAP.
6.18.    Deposit Accounts and Securities Accounts. No Credit Party shall establish or maintain a Deposit Account or a Securities Account that is not a Controlled Account, deposit proceeds in a Deposit Account that is not a Controlled Account or deposit, acquire or otherwise carry any security entitlement or commodity contract in a Securities Account that is not a Controlled Account; provided, the foregoing shall not apply to Excluded Accounts. No Credit Party shall (a) grant to any Person (other than to another Credit Party) automated clearing house (ACH) or similar debit rights to any Controlled Account, (b) allow any Credit Card Processor to transfer money owing to any Credit Party or any of its Subsidiaries to any account that is not a Controlled Account, or (c) from and after Payment in Full of the ABL Priority Debt (as defined in the Intercreditor Agreement), during the continuation of an Event of Default, if requested by Collateral Agent, fail to promptly (but no later than the first Business Day following such request by Collateral Agent) instruct any Credit Card Processor to transfer money owing to the Credit Parties or any of their Subsidiaries to an account designated by Collateral Agent.
6.19.    Amendments to Organizational Documents and Material Contracts. No Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) amend or permit any amendments to any of its Organizational Documents; or (b) amend, terminate, or waive or permit any amendment, termination or waiver of any provision of, any Material Contract or Material Indebtedness if, with respect to each of clause (a) and clause (b), such amendment, termination or waiver would be adverse, in any material respect, to the Agents or the Lenders; provided that this Section 6.19 shall not prohibit the Mexican Subsidiary Reorganization Activities prior to the Mexican Subsidiary Joinder Date.
6.20.    Prepayments of Certain Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness of any Credit Party or any of its Subsidiaries prior to its scheduled maturity, other than (a) the Obligations, (b) Indebtedness under the ABL Credit Documents and (c) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.9.
6.21.    Use of Proceeds. No Credit Party shall use the proceeds of any Term Loans except as set forth in Section 2.5.

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6.22.    ABL Obligations. Not permit any Credit Party or any of their Subsidiaries to purchase or hold any of the ABL Indebtedness.
SECTION 7.    GUARANTY
7.1.    Guaranty of the Obligations. Subject to the provisions of Section 7.2 and any limitations set forth in the definition of the term “Guarantor”, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent, for the benefit of the Beneficiaries, the due and punctual Payment in Full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).
7.2.    Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by any Guarantor under this Guaranty (a “Funding Guarantor”) such that its Aggregate Payments exceed its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to any Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors, multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to any Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its Obligations subject to avoidance as a fraudulent transfer or conveyance under any Fraudulent Transfer Laws; provided, solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to any Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability

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of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.
7.3.    Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right that any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest that, but for any Company becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Beneficiaries as aforesaid.
7.4.    Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety, other than Payment in Full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a)    This Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety.
(b)    Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Credit Party and any Beneficiary with respect to the existence of such Event of Default.
(c)    The obligations of each Guarantor hereunder are independent of the obligations of Companies and the obligations of any other guarantor (including any other Guarantor) of the obligations of Companies, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Company or any of such other guarantors and whether or not any Company is joined in any such action or actions.
(d)    Payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations that has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent

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satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations.
(e)    Any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment of the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect of the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case, as such Beneficiary in its discretion may determine consistent herewith or with the applicable Secured Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Secured Hedge Agreement.
(f)    This Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than Payment in Full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce, or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Secured Hedge Agreement, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to depart from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any Secured Hedge Agreement or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case, whether or not in accordance with the terms hereof or of such Credit Document, such Secured Hedge Agreement or any such agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be

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illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any Secured Hedge Agreement or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a Lien in any collateral that secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims that any Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; (viii) the asserting or enforcing of any right, power or remedy (whether arising under the Credit Documents or any Secured Hedge Agreement, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto or with respect to any other guarantee of or security for the payment of the Guaranteed Obligations; (ix) any limitation of status or power, disability, incapacity or other circumstance relating to any Credit Party or any other Person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up or other proceeding involving or affecting any Credit Party or any other Person; and (x) any other act or thing or omission, or delay to do any other act or thing, that may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
7.5.    Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Beneficiaries, (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Company or any other Guarantor from any cause, other than Payment in Full of all Obligations; (c) any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior that amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s Obligations, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect

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or ensure any Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor or non-payment, notices of proof or reliance and notices of any action or inaction, including acceptance hereof, notices of default under this Agreement, any Secured Hedge Agreement, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, or that may conflict with the terms hereof.
7.6.    Guarantors’ Rights of Subrogation, Contribution. Until the Guaranteed Obligations shall have been Paid in Full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its Obligations, in each case, whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any other Credit Party with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any other Credit Party, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been Paid in Full, each Guarantor shall withhold exercise of any right of subrogation, reimbursement, indemnification or contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement, indemnification or contribution such Guarantor may have against any Credit Party or against any collateral or security, and any rights of subrogation, reimbursement, indemnification or contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Credit Party, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when the Guaranteed Obligations shall not have been Paid in Full, such amount shall be held in trust for Administrative Agent, for the benefit of the Beneficiaries, and shall forthwith be paid over to Administrative Agent, for the benefit of the Beneficiaries, to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
7.7.    Subordination of Other Obligations. Any Indebtedness of any Company or any other Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any Distribution collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing

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shall be held in trust for Administrative Agent, for the benefit of the Beneficiaries, and shall forthwith be paid over to Administrative Agent, for the benefit of the Beneficiaries, to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof. For purposes of this Section 7.7, “Distribution” means, with respect to any Indebtedness subordinated pursuant to this Section 7.7, (a) any payment or distribution by any Person of Cash, Securities or other property, by set-off or otherwise, on account of such Indebtedness, (b) any redemption of or purchase or other acquisition of such Indebtedness from the Obligee Guarantor by any other Person, and (c) the granting of any Lien to or for the benefit of the Obligee Guarantor or any other Person in or upon any property of any Person to secure such Indebtedness.
7.8.    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been Paid in Full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
7.9.    Authority of Guarantors or Companies. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or any Company or the officers, the Directors or any agents acting or purporting to act on behalf of any of them.
7.10.    Financial Condition of Companies. Any Credit Extension may be made to Companies or continued from time to time, and any Secured Hedge Agreements may be entered into from time to time, in each case, without notice to or authorization from any Guarantor regardless of the financial or other condition of any Company at the time of any such grant or continuation or at the time any such Secured Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Company. Each Guarantor has adequate means to obtain information from each Company on a continuing basis concerning the financial condition of such Company and its ability to perform its obligations under the Credit Documents and any Secured Hedge Agreement, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of each Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Companies now known or hereafter known by any Beneficiary.
7.11.    Bankruptcy.
(a)    So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of the Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or

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arrangement of any Company or any other Guarantor or by any defense that any Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(b)    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations that accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and the Beneficiaries that the Guaranteed Obligations that are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order that may relieve any Credit Party of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
(c)    In the event that all or any portion of the Guaranteed Obligations are paid by any Credit Party, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
7.12.    Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale (provided, Administrative Agent and Collateral Agent may, after receipt of a written certificate of the Chief Financial Officer of Credit Party Representative certifying that such transaction is permitted pursuant to the Credit Documents, execute and deliver any documentation reasonably requested by Credit Party Representative in writing to further evidence or reflect any such release, all at the expense of the Credit Parties).
7.13.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Credit Party hereunder to honor all of such Credit Party’s obligations under this Guaranty in respect of Swap Obligations (provided, each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13 or otherwise under this Guaranty, as it relates to such Credit Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The

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obligations of each Qualified ECP Guarantor under this Section 7.13 shall remain in full force and effect until the Guaranteed Obligations shall have been Paid in Full. Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
SECTION 8.    EVENTS OF DEFAULT
8.1.    Events of Default. If any one or more of the following conditions or events shall occur:
(a)    Failure to Make Payments When Due. Failure by any Credit Party to pay (i) the principal of and premium, if any, on any Loan, whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (iii) any interest on any Loan or any fee hereunder within 3 Business Days after the date when due; or (iv) any other amount due hereunder within 5 Business Days after the date when due.
(b)    Default in Other Agreements. (i) Failure of any Credit Party or any of its Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Material Indebtedness, in each case, beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party or any of its Subsidiaries with respect to any other term of (A) one or more items of Material Indebtedness, or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Material Indebtedness, in each case, beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause the holder or holders of that Material Indebtedness (or a trustee on behalf of such holder or holders), with or without the passage of time, to cause, that Material Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or other redemption) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
(c)    Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 5.1, Section 5.2, Section 5.5, Section 5.6, Section 5.7, Section 5.8, Section 5.9, Section 5.10, Section 5.11, Section 5.14(b), Section 5.15, Section 5.18 or Section 6; or
(d)    Breach of Representations. Any representation, warranty, certification or other statement made or deemed made in favor of any Agent or other Secured Party in any Credit Document or in any statement or certificate delivered in writing pursuant thereto or in connection therewith shall be false or misleading in any material respect as of the date made or deemed made; provided, any materiality qualifier therein shall not apply to any representations, warranties, certifications or other statements to the extent already qualified or modified by materiality or similar concept in the text thereof; or
(e)    Other Defaults Under Credit Documents. Any default in the performance of or compliance with any term contained herein or in any of the other Credit Documents, other

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than any such term referred to in any other provision of this Section 8.1 or consisting of a condition or status that is expressly required to exist or be satisfied at a specific time, and such term has not been fully and permanently performed or complied with within 30 days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Credit Party Representative of notice from Administrative Agent or any Lender of such default; or
(f)    Involuntary Bankruptcy; Appointment of Receiver. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries in an involuntary case under any Debtor Relief Law, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries under any Debtor Relief Law; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded or discharged; or
(g)    Voluntary Bankruptcy; Appointment of Receiver. (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Law, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or
(h)    Judgments and Attachments. There is entered into or filed against any Credit Party or such Credit Party’s assets any money judgment, writ or warrant of attachment or similar process or any court approved settlement or other settlement (of any Adverse Proceeding) involving in the aggregate an amount in excess of $3,000,000 in any case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage and to which such money judgment, writ or warrant of attachment or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or
(i)    Dissolution. Any order, judgment or decree shall be entered against any Credit Party or any of its Subsidiaries decreeing the dissolution or split up of such Credit Party or

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any of its Subsidiaries and such order shall remain undischarged or unstayed for a period in excess of 30 days; or
(j)    Employee Benefit Plans. (i) There shall occur one or more ERISA Events that, individually or in the aggregate, results in or might reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien under Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code; or
(k)    Change of Control. A Change of Control shall occur; or
(l)    Guaranties, Collateral Documents and Other Credit Documents. At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the Payment in Full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement, the Intercreditor Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the Payment in Full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case, for any reason other than the failure of Collateral Agent to take any action within its control, (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party or shall contest the validity of or perfection of any Lien in any Collateral granted or purported to be granted pursuant to the Collateral Documents, or (iv) any Person (other than the Secured Parties) shall contest the validity or enforceability of the Intercreditor Agreement in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under the Intercreditor Agreement; or
(m)    Subordinated Indebtedness. Any Subordinated Indebtedness permitted hereunder or the guarantees thereof shall cease for any reason to be validly subordinated to the Obligations as provided in the corresponding Subordination Agreement or the subordination terms of such Subordinated Indebtedness, as applicable, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has further liability or obligation thereunder, or the Obligations for any reason, shall not have the priority contemplated with respect to any Subordinated Indebtedness, this Agreement or such subordination provisions; or
(n)    FDA Regulatory Actions. (i) FDA or any comparable Governmental Authority issues a warning letter to any Credit Party that could reasonably be expected to have a Material Adverse Effect or (ii) Holdings or any of its Subsidiaries enters into a consent decree or other settlement agreement with the FDA or any comparable Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of $2,500,000 or more, or that would reasonably be expected to have a Material Adverse Effect;

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(o)    Criminal Adverse Proceeding. Notwithstanding the provisions of Section 5.8, the initiation of any criminal proceeding against any Credit Party, its Subsidiaries, or any of their current Directors or officers as evidenced by the filing of charges or presentation of allegations by a regulatory authority (but excluding any deferred prosecution proceedings so long as such Credit Party is in compliance with the terms of such deferred prosecution agreement) arising from or concerning the investigations disclosed in due diligence pursuant to Section 3.1(t) and Schedule 4.11;
THEN, (A) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (B) upon the occurrence of any other Event of Default, at the request of (or with the consent of) the Requisite Lenders, upon notice to Credit Party Representative by Administrative Agent, (I) the Commitments, if any, of each Lender having such Commitments shall immediately terminate; (II) each of the following shall immediately become due and payable, in each case, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (x) the unpaid principal amount of and accrued interest and premium on the Loans, and (y) all other Obligations; (III) Administrative Agent may cause Collateral Agent to enforce any and all Liens created pursuant to the Collateral Documents; and (IV) Administrative Agent and Collateral Agent may enforce any other rights and remedies available to them under any Credit Document or under applicable law.
8.2.    Consent to Receiver. Without limiting the generality of the foregoing or limiting in any way the rights of the Agents and the Lenders under the Credit Documents or otherwise under applicable law, at any time after the occurrence and during the continuance of an Event of Default, the Agents, at the direction of the Requisite Lenders, shall be entitled to apply for and have a receiver, an interim receiver or a receiver-manager appointed under state, provincial, federal or foreign law by a court of competent jurisdiction or other proper Governmental Authority in any action taken by the Agents or the Lenders to enforce their rights and remedies hereunder and under the other Credit Documents in order to manage, protect, preserve, sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of the Credit Parties, or any of them, and their respective Subsidiaries, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of such receiver, interim receiver or receiver-manager, and the payment of the other Obligations until a sale or other disposition of such Collateral shall be finally made and consummated. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY HEREBY IRREVOCABLY CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF A RECEIVER, AN INTERIM RECEIVER OR A RECEIVER-MANAGER DURING THE CONTINUANCE OF AN EVENT OF DEFAULT AS PROVIDED ABOVE. EACH CREDIT PARTY GRANTS SUCH WAIVER AND CONSENT KNOWINGLY AFTER HAVING DISCUSSED THE IMPLICATIONS THEREOF WITH COUNSEL, ACKNOWLEDGES THAT THE UNCONTESTED RIGHT TO HAVE A RECEIVER, AN INTERIM RECEIVER OR A RECEIVER-MANAGER APPOINTED FOR THE FOREGOING PURPOSES IS CONSIDERED ESSENTIAL BY THE LENDERS IN CONNECTION WITH THE ENFORCEMENT OF

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THEIR RIGHTS AND REMEDIES HEREUNDER AND UNDER THE OTHER CREDIT DOCUMENTS, AND THE AVAILABILITY OF SUCH APPOINTMENT AS A REMEDY UNDER THE FOREGOING CIRCUMSTANCES WAS A MATERIAL FACTOR IN INDUCING THE LENDERS TO MAKE (AND COMMIT TO MAKE) THE LOANS TO COMPANIES, AND AGREES TO ENTER INTO ANY AND ALL STIPULATIONS IN ANY LEGAL ACTIONS OR AGREEMENTS OR OTHER INSTRUMENTS IN CONNECTION WITH THE FOREGOING AND TO COOPERATE FULLY WITH THE AGENTS AND THE LENDERS IN CONNECTION WITH THE ASSUMPTION AND EXERCISE OF CONTROL BY SUCH RECEIVER, INTERIM RECEIVER OR RECEIVER-MANAGER OVER ALL OR ANY PORTION OF THE COLLATERAL AND PROPERTY OF THE CREDIT PARTIES AND THEIR SUBSIDIARIES. NO RIGHT CONFERRED UPON THE LENDERS OR THE AGENTS HEREBY OR BY ANY OTHER CREDIT DOCUMENT SHALL BE EXCLUSIVE OF ANY OTHER RIGHT REFERRED TO HEREIN OR THEREIN OR NOW OR HEREAFTER AVAILABLE AT LAW, IN EQUITY, BY STATUTE OR OTHERWISE.
8.3.    Cooperation of Credit Parties. If an Event of Default shall have occurred and be continuing, each Credit Party shall, and, if applicable, shall cause each of its Subsidiaries to, take any action which any Agent may reasonably request in the exercise of its rights and remedies under any Credit Document in order to transfer or assign any Collateral to Collateral Agent, for the benefit of the Secured Parties, or to such one or more third parties as Collateral Agent may designate, or to a combination of the foregoing. To enforce the provisions of this Section 8.3, the Agents are empowered to seek from any Governmental Authority, to the extent required, consent to or approval of any involuntary transfer of control of any entity whose Collateral is subject to any Credit Document for the purpose of seeking a bona fide purchaser to whom control ultimately will be transferred. Each Credit Party agrees to, and, if applicable, shall cause each of its Subsidiaries to agree to, cooperate with any such purchaser and with the Agents in the preparation, execution and filing of any forms and providing any information that may be necessary or helpful in obtaining the consent of any Governmental Authority to the assignment to such purchaser of the Collateral. Without limiting the obligations of any Credit Party hereunder in any respect, each Credit Party further agrees that if an Event of Default shall have occurred and be continuing and it or any of its Subsidiaries should fail or refuse for any reason whatsoever including any refusal to execute and file any completed application necessary or appropriate to obtain any Governmental Authorization necessary or appropriate for the exercise of any right of any Agent hereunder, each Credit Party agrees that such application may be executed and filed on such Credit Party’s behalf by the clerk of any court of competent jurisdiction without notice to such Credit Party pursuant to court order.
SECTION 9.    AGENTS
9.1.    Appointment of Agents. GSSLG is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes GSSLG, in such capacity, to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and of the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and in the other Credit

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Documents, as applicable. The provisions of this Section 9 are solely for the benefit of the Agents and the Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties hereunder and under the other Credit Documents, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (including the Intercreditor Agreement) (or any other similar term) with reference to Administrative Agent or Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.2.    Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents (including the Intercreditor Agreement) as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. In the event that any obligations are permitted to be incurred and subordinated in right of payment to the Obligations or are permitted to be secured by Liens on all or a portion of the Collateral, each Lender authorizes Administrative Agent and Collateral Agent, as applicable, to enter into the Intercreditor Agreement and any other intercreditor agreement, subordination agreements and amendments to the Collateral Documents to reflect such arrangements on terms that are acceptable to Administrative Agent and Collateral Agent, in their respective sole discretion, as applicable. Each Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Credit Documents (including the Intercreditor Agreement). Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or of any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person, and nothing herein or in any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or of any of the other Credit Documents except as expressly set forth herein or therein.
9.3.    General Immunity.
(a)    No Responsibility for Certain Matters. No Agent shall be responsible to any Lender or any other Person for the execution, effectiveness, genuineness (including the Intercreditor Agreement), validity, enforceability, collectability or sufficiency hereof or of any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to any Lender or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or

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observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Default or Event of Default or as to the value or sufficiency of any Collateral or as to the satisfaction of any condition set forth in Section 3 or elsewhere herein (other than to confirm receipt of items expressly required to be delivered to such Agent) or to inspect the properties, books or records of Holdings or any of its Subsidiaries or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.
(b)    Exculpatory Provisions. No Agent nor any of its officers, partners, Directors, employees or agents shall be liable to the Lenders or any other Person for any action taken or omitted by any Agent (i) under or in connection with any of the Credit Documents (including the Intercreditor Agreement), or (ii) with the consent or at the request of the Requisite Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), in each case, except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. No Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose or be liable for the failure to disclose any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take any action) in connection herewith or with any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, may be in violation of the automatic stay under any Debtor Relief Law, or may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or under any of the other Credit Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).
(c)    Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by

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or through any one or more sub-agents appointed by such Agent from time to time. Such appointing Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any Affiliates of any Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by an Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the applicable Agent and not to any Credit Party, any Lender or any other Person and no Credit Party, Lender or other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
(d)    Notice of Default or Event of Default. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to such Agent by a Credit Party or a Lender. In the event that Administrative Agent shall receive such a notice, Administrative Agent will endeavor to give notice thereof to the Lenders; provided, failure to give such notice shall not result in any liability on the part of Administrative Agent.
9.4.    Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from the Credit Parties for services in connection herewith and otherwise without having to account for the same to the Lenders. The Lenders acknowledge that pursuant to such activities, the Agents or their Affiliates may receive information regarding any Credit Party or any Affiliate of any Credit Party

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(including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Agents and their Affiliates shall be under no obligation to provide such information to them.
9.5.    Lenders’ Representations, Warranties and Acknowledgment.
(a)    Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.
(b)    Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Term Loans on the Closing Date or other applicable Credit Date, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, the Requisite Lenders or the Lenders, as applicable, on the Closing Date or as of such other applicable Credit Date.
(c)    Each Lender (i) represents and warrants that as of the Closing Date neither such Lender nor its Affiliates or Related Funds owns or controls (A) any trade obligations or Indebtedness of any Credit Party or any of their respective Subsidiaries or Affiliates (other than the Obligations) or (B) any Capital Stock of any Credit Party or any of their respective Subsidiaries or Affiliates and (ii) covenants and agrees that from and after the Closing Date neither such Lender nor its Affiliates and Related Funds shall purchase (A) any trade obligations or Indebtedness of any Credit Party described in clause (c)(i)(A) above, (B) Capital Stock described in clause (c)(i)(B) above or (C) ABL Loans, in each case, without the prior written consent of Administrative Agent.
(d)    Each Lender represents and warrants, as of the date such Person became a Lender party hereto, to, and covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Agents and their respective Affiliates that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans or the Commitments;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class

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exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder have been satisfied in connection therewith;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.
(e)    In addition, unless either (i) Section 9.5(d)(i) is true with respect to such Lender or (ii) such Lender has provided another representation, warranty and covenant as provided in Section 9.5(d)(iv), each Lender further represents and warrants, as of the date such Person became a Lender party hereto, to, and covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and their respective Affiliates that:
(f)    none of the Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by any Agent under this Agreement, any other Credit Document or any documents related hereto or thereto);
(g)    Administrative Agent hereby informs the Lenders that such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, deal-away or

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alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
9.6.    Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their Affiliates and their respective officers, partners, Directors, trustees, employees and agents (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of such INDEMNITEE Agent PARTY; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; provided, further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
9.7.    Successor Administrative Agent and Collateral Agent.
(a)    Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and Credit Party Representative. Administrative Agent shall have the right to appoint a financial institution to act as successor Administrative Agent hereunder in such notice, subject to the reasonable satisfaction of Credit Party Representative and the Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by Credit Party Representative and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the resigning Administrative Agent, then the Requisite Lenders shall have the right, upon five Business Days’ notice to Credit Party Representative to appoint a successor Administrative Agent. If neither the Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, then the Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties

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of the resigning Administrative Agent automatically upon the effectiveness of such resignation; provided, until a successor Administrative Agent is so appointed by the Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the resigning Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent and the resigning Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the Liens created under the Collateral Documents, whereupon such resigning Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation of GSSLG or its successor as Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation of GSSLG or its successor as Collateral Agent. After any resigning Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section 9.7 shall, automatically upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.
(b)    In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to the Lenders and Credit Party Representative. Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Credit Party Representative and the Requisite Lenders, and Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Credit Party Representative and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation or any such removal, if a successor Collateral Agent has not already been appointed by Administrative Agent, then the Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent, to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by the Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent, for the benefit of the Lenders under any of the Credit Documents, shall continue to be held by the resigning Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Collateral Agent under this Agreement and the Collateral Documents, and the resigning Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all

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records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the Liens created under the Collateral Documents, whereupon such resigning Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any resigning Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was Collateral Agent hereunder.
(c)    [Intentionally Reserved].
(d)    Notwithstanding anything herein to the contrary, Administrative Agent and Collateral Agent may assign their rights and duties as Administrative Agent and Collateral Agent hereunder to an Affiliate of GSSLG without the prior written consent of, or prior written notice to, Credit Party Representative or any Lender; provided, the Credit Parties and the Lenders may deem and treat such assigning Administrative Agent and Collateral Agent as Administrative Agent and Collateral Agent for all purposes hereof, unless and until such assigning Administrative Agent or Collateral Agent, as the case may be, provides written notice to Credit Party Representative and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent and Collateral Agent hereunder and under the other Credit Documents.
9.8.    Collateral Documents and Guaranty.
(a)    Agents under Collateral Documents and Guaranty. Each Lender (including in its capacity as a Lender Counterparty or a potential Lender Counterparty and for and on behalf of each of its Affiliates that is or may be a Lender Counterparty) hereby further authorizes Administrative Agent and Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided, neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Secured Hedge Agreement. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent and Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which the Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented. Upon request by any Agent at any time, the Lenders will confirm in writing such Agent’s authority to release its interest in

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particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.8. Upon the reasonable request of Credit Party Representative, Administrative Agent and Collateral Agent may, after receipt of a written certificate of the Chief Financial Officer of Credit Party Representative certifying that such transaction is permitted pursuant to the Credit Documents (and Administrative Agent and Collateral Agent may rely conclusively on any such certificate without further inquiry and shall have no liability to any Secured Party for any inaccuracy or misrepresentation contained therein), execute and deliver any such release documentation reasonably requested by Credit Party Representative in connection with such permitted releases as described above, all at the expense of the Credit Parties.
(b)    Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Credit Parties, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the other Credit Documents may be exercised solely by Administrative Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof, and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, for the benefit of the Secured Parties, in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale or disposition and Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.
(c)    Rights under Secured Hedge Agreements. No Secured Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents. By accepting the benefits of the Collateral, each Lender Counterparty shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (c).
(d)    Release of Collateral and Guarantees, Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or in any other Credit Document, when all Obligations have been Paid in Full, upon request of Credit Party Representative, each Agent shall (without notice to, or vote or consent of, any Lender or any Lender Counterparty) take such actions as shall be required to release its Lien in all Collateral, and to release all guarantee obligations provided for in any Credit Document. Any such release of guarantee

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obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Company or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Company or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
(e)    No Duty. Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
(f)    Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the Liens upon the Collateral in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the Lien of a secured party with possession or control has priority over the Lien of another secured party), and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the other Secured Parties, except as otherwise expressly provided in this Agreement. Should Administrative Agent or any Lender obtain possession or control of any such Collateral, Administrative Agent or such Lender shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor, shall deliver such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions. Each Credit Party by its execution and delivery of this Agreement hereby consents to the foregoing.
9.9.    Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without duplication of the provisions of Section 2.19(g), if the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.
9.10.    Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit

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Party, Administrative Agent shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;
(b)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due to the Lenders and Administrative Agent under Sections 2.10, 10.2 and 10.3 allowed in such judicial proceeding); and
(c)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.10, 10.2 and 10.3. To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.10, 10.2 and 10.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing contained in this Section 9.10 shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
9.11.    Bankruptcy Plan Voting. In the case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, each Lender shall submit any vote on a plan of reorganization or similar disposition plan of restructuring or liquidation (a "Reorganization Plan") to the Administrative Agent so that it is received by the Administrative Agent no later than three (3) Business Days prior to voting deadline established pursuant to the terms of such Reorganization Plan or any court order establishing voting procedures with respect to the Reorganization Plan (the "Voting Procedures Order"). If Lenders constituting more than half of the total number of Lenders and having or holding more than two-thirds of the aggregate Voting Power Determinants of all Lenders timely vote to accept the Reorganization Plan, the Administrative Agent shall submit a ballot on behalf of all Lenders voting to accept the

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Reorganization Plan in accordance with the terms of the Reorganization Plan or the Voting Procedures Order. If Lenders constituting more than half of the total number of Lenders and having or holding more than two-thirds of the aggregate Voting Power Determinants of all Lenders do not timely vote to accept the Reorganization Plan, the Administrative Agent shall submit a ballot on behalf of all Lenders voting to reject the Reorganization Plan in accordance with the terms of the Reorganization Plan or the Voting Procedures Order. For purposes of calculating the total number of Lenders and the number of Lenders voting to accept the Reorganization Plan, Lenders that are Affiliates shall be deemed to be a single Lender. No Lender may submit a ballot with respect to a Reorganization Plan in contravention of the procedures set forth in this Section 9.11, and the Administrative Agent is irrevocably authorized by each Lender to withdraw any vote submitted by such Lender in contravention of the procedures set forth in this Section 9.11.
SECTION 10.    MISCELLANEOUS
10.1.    Notices.
(a)    Notices Generally. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to any Credit Party, any Agent shall be sent to such Person’s mailing address as set forth on Appendix B, and in the case of any Lender, the mailing address as indicated on Appendix B or otherwise indicated to Administrative Agent and Credit Party Representative in writing. Each notice hereunder shall be in writing and may be personally served or sent by facsimile (excluding any notices to any Agent) or U.S. mail or courier service and shall be deemed to have been given (i) when delivered in person, (ii) upon receipt of facsimile, (iii) when delivered by courier service and signed for against receipt thereof or (iv) three Business Days after depositing it in the U.S. mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided, further, any such notice or other communication shall, at the request of any Agent, be provided to any sub-agent appointed pursuant to Section 9.3(c).
(b)    Electronic Communications.
(i)    Any notices and other communications to any Agent, any Lender or any Credit Party hereunder may be delivered or furnished by other electronic communication, including email and internet or intranet websites, such as Debt Domain, Intralinks, SyndTrak or another relevant website or other information platform (the “Platform”), pursuant to procedures approved by Administrative Agent in its sole discretion; provided, approval of such procedures may be limited to particular notices or communications; provided, further, notwithstanding the foregoing, in no event will notices by electronic communication be effective to any Agent or any Lender pursuant to Section 2 if any such Person has notified Administrative Agent that it is incapable of receiving notices under Section 2 by electronic communication. In the case of any notices by electronic communication permitted in accordance with this Agreement, unless Administrative Agent otherwise prescribes, (A) any notices and other communications permitted to be sent to an email address shall be delivered during normal business hours and deemed received upon the sender’s receipt of an acknowledgment from the intended

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recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment, but excluding any automatic reply to such email), except that, if such notice or other communication is not sent prior to noon, local time at the location of the recipient, then such notice or communication shall be deemed not to have been received until the opening of business on the next Business Day for the recipient, at the earliest, and (B) any notices or communications permitted to be posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (A) of notification that such notice or communication is available and clearly identifying an accessible website address therefor.
(ii)    Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(iii)    Any notice, demand or other communication, information, document or other material that any Credit Party provides to Administrative Agent or any other Agent pursuant to any Credit Document or the transactions contemplated therein that is distributed to the Lenders or any other Agent by means of electronic communications pursuant to this Section 10.1(b) (each, an “Approved Electronic Communication”) and the Platform are provided “as is” and “as available”. None of the Agents or any of their respective officers, Directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications. In no event shall the Agent Affiliates have any liability to any of the Credit Parties, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any credit party’s or administrative agent’s transmission of communications through the Platform. Each party hereto agrees that no Agent has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for the Platform.
(iv)    Each Credit Party, each Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

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(v)    All uses of the Platform shall be governed by and subject to, in addition to this Section 10.1, separate terms and conditions posted or referenced in such Platform and related agreements executed by the Lenders and their Affiliates in connection with the use of such Platform.
(vi)    Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.
(c)    Change of Address. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
10.2.    Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Credit Parties agree to pay promptly (a) all the Agents’ actual and reasonable costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the Agents’ costs of furnishing all opinions by counsel for the Credit Parties; (c) all the reasonable fees, expenses and disbursements of counsel to the Agents and Guggenheim in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Credit Party; provided, such fees, expenses and disbursements of counsel to Guggenheim in connection with the negotiation, preparation and execution of the Credit Documents shall not exceed $30,000; (d) all the actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses and Other Taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or the Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) any Agent’s actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers’; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and the Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent or any Lender in enforcing or preparing for enforcement of any Obligations of or in collecting or preparing to collect any payments due from any Credit Party under any Credit Document by reason of such Default or Event of Default (including in connection with any actual or prospective sale of, collection from or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any actual or prospective refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to or in contemplation of any insolvency or bankruptcy cases or proceedings, including the engagement of a restructuring advisor or consultant satisfactory to Administrative Agent in

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its sole discretion and including filing and defending claims or challenges in any such proceedings and monitoring or taking any other actions in connection with any such proceedings.
10.3.    Indemnity and Related Reimbursement.
(a)    In the event that an Indemnitee becomes involved in any capacity in any action, proceeding or investigation brought by or against any Person (including whether brought by a third party or any Credit Party or any of its affiliates) relating to or arising out of any Indemnified Liabilities and whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees that on demand it will reimburse such Indemnitee for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.
(b)    In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Indemnitee, from and against any and all Indemnified Liabilities, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of such Indemnitee; provided, no Credit Party shall have any obligation to any Indemnitee under this Section 10.3(b) with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise directly from the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    To the fullest extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of or in any way related to this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referenced to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or such damages whether or not accrued and whether or not known

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or suspected to exist in its favor. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications or electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.
(d)    Each Credit Party also agrees that no Indemnitee will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other Person in connection with or as a result of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its Affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of such Lender or such Agent in performing its funding obligations under this Agreement; provided, in no event will any such Lender or Agent have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s or Agent’s or their respective Affiliates’, Directors’, employees’, attorneys’, agents’ or sub-agents’ activities arising out of, in connection with, as a result of or in any way related to this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referenced to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith. No other party hereto shall be liable for the obligations of any Defaulting Lender in failing to make any Loans or other extension of credit hereunder.
10.4.    Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and their respective Affiliates are each hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) and any other obligations or Indebtedness at any time held or owing by such Lender or such Affiliate to or for the credit or the account of any Credit Party against and on account of the Obligations of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or to any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided, in the event that any Defaulting Lender shall exercise any such right of set off, (i) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Sections 2.16 and 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the

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benefit of Administrative Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of set-off) that such Lender or their respective Affiliates may otherwise have.
10.5.    Amendments and Waivers.
(a)    Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c) and except as otherwise provided in clauses (i) or (ii) of Section 2.17(b), no amendment, modification, termination or waiver of any provision of any Credit Document (excluding the Fee Letter, which may be amended, modified or rights and privileges thereunder waived in a writing executed only by Credit Party Representative and GSSLG), or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Administrative Agent and the Requisite Lenders.
(b)    Affected Lenders’ Consent. Subject to Section 10.5(d), without the written consent of each Lender that would be directly and adversely affected thereby, no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:
(i)    extend the scheduled final maturity of any Loan or any promissory note issued pursuant to Section 2.6;
(ii)    waive, reduce or postpone any scheduled repayment;
(iii)    [Intentionally Reserved].
(iv)    reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9) or any fee or premium payable under this Agreement; provided, (A) only the consent of the Requisite Lenders shall be necessary to amend the Default Rate in Section 2.9, to waive any prospective obligation of Companies to pay interest at the Default Rate, or to restore any right of Companies to convert or continue Loans as LIBO Rate Loans that was revoked at the direction of the Requisite Lenders or automatically pursuant to any provision of this Agreement, and (B) only the consent of Administrative Agent shall be necessary to revoke any election by Administrative Agent to impose interest at the Default Rate or to restore any right of Companies to convert or continue Loans as LIBO Rate Loans that was revoked by Administrative Agent;
(v)    waive or extend the time for payment of any such interest, fees, or premiums;
(vi)    reduce or forgive the principal amount of any Loan;

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(vii)    amend, modify, terminate or waive any provision of this Section 10.5(b) or 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders or any specific Lenders is required;
(viii)    amend the definition the terms “Requisite Lenders”, “Pro Rata Share” (or any analogous provision of any of this Agreement or any other Credit Document, in a manner that would by its terms alter the pro rata sharing of payments required thereby or the relative priorities of such payments) or “Voting Power Determinants” (or any of them); provided, with the consent of Administrative Agent and the Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of “Requisite Lenders”, “Pro Rata Share” or “Voting Power Determinants” on substantially the same basis as the Term Loan Commitments and the Term Loans are included on the Closing Date;
(ix)    release a material portion of the Collateral (or subordinate the Liens in favor of the Collateral Agent on a material portion of the Collateral) or substantially all of the Guarantors from the Guaranty except (A) as expressly provided in the Credit Documents on the Closing Date (or pursuant to an amendment thereto that has been consented to by all Lenders), or (B) in connection with a “credit bid” undertaken by Collateral Agent with the consent or at the direction of Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other provision of the Bankruptcy Code or any other Debtor Relief Law; or
(x)    consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, except as expressly provided in any Credit Document.
(c)    Other Consents. Subject to Section 10.5(d), no amendment, modification, termination or waiver of any provision of the Credit Documents (excluding the Fee Letter), or consent to any departure by any Credit Party therefrom, shall:
(i)    increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;
(ii)    [Intentionally Reserved];
(iii)    amend, modify, terminate or waive any provision of Section 3.2(a) with regard to any Credit Extension consisting of a Term Loan without the consent of the Requisite Lenders;
(iv)    [Intentionally Reserved];

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(v)    alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.14 or 2.15(h) without the consent of the Requisite Lenders;
(vi)    amend, modify or waive any provision of this Agreement or the Pledge and Security Agreement so as to alter the treatment of Obligations arising under the Credit Documents and Obligations arising under Secured Hedge Agreements or the definitions of the terms “Lender Counterparty”, “Secured Hedge Agreement”, or “Obligations” (or any of them and as each such term or any similar term is defined in any relevant Collateral Document), in each case, in a manner adverse to any Lender or any Lender Counterparty with Obligations then outstanding without the written consent of the Requisite Lenders; or
(vii)    amend, modify, terminate or waive any provision of Section 9 as the same directly or indirectly applies to any Agent, or any other provision hereof as the same directly or indirectly applies to the rights or obligations of any Agent, in each case, in any manner adverse to such Agent without the consent of such Agent.
(d)    Defaulting Lender Consent. Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, termination, waiver or consent hereunder, and any amendment, modification, termination, waiver or consent that by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (i) the Commitments of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case, without the consent of such Defaulting Lender and (ii) any amendment, modification, termination, waiver or consent requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.
(e)    Execution of Amendments. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, terminations, waivers and consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender, each Credit Party and each future Credit Party.
(f)    Compensation for Amendments. Notwithstanding anything to the contrary in any Credit Document, unless otherwise agreed to by Administrative Agent in its sole discretion, no Credit Party may, nor may it permit any of its Subsidiaries to, directly or indirectly (including by being complicit in or otherwise facilitating any such action by any direct or indirect holders or beneficial owners of any such Person’s Capital Stock), pay or otherwise transfer any

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consideration, whether by way of interest, fee or otherwise, to or for the benefit of any current or prospective Lender or any of its Affiliates (other than any customary fees paid to Administrative Agent or any of its Affiliates as consideration for arranging, structuring, or providing other services in connection therewith and customary upfront fees to be received by any new Lender providing new loans or new commitments) for or as an inducement to any action or inaction by such Lender or any of its Affiliates, including any consent, waiver, approval, disapproval, or withholding of any of the foregoing in connection with any required or requested approval, amendment, waiver, consent, or other modification of or under any Credit Document or any provision thereof unless such consideration is first offered to all then existing Lenders in accordance with their respective Pro Rata Shares and is paid to any such Lenders that act in accordance with such offer.
(g)    Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement pursuant to a cashless settlement mechanism approved by Credit Party Representative, Administrative Agent and such Lender.
10.6.    Successors and Assigns; Participations.
(a)    Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders. No Credit Party’s rights or obligations hereunder or any other Credit Document nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Indemnitee Agent Parties, Affiliates of each of the Agents and the Lenders, and any other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Register. The Credit Parties, Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans (including principal and stated interest) listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following Administrative Agent’s acceptance of a fully executed Assignment Agreement, together with the forms and certificates regarding Tax matters required under Section 2.19(c) and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(e). Each assignment shall be recorded in the Register promptly following acceptance by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Credit Party Representative and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date”. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in

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the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. It is intended that the Register be maintained such that the Loans are in “registered form” for the purposes of the Internal Revenue Code.
(c)    Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitments or Loans owing to it or other Obligations (provided, pro rata assignment shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitment):
(i)    to any Person meeting the criteria of clause (i)(a) or clause (ii)(a) of the definition of the term of “Eligible Assignee” upon the giving of notice to Administrative Agent; and
(ii)    to any Person otherwise constituting an Eligible Assignee (other than, so long as no Event of Default has occurred and is continuing, a Disqualified Institution) with the consent of (x) Credit Party Representative (so long as no Default or Event of Default has occurred and is continuing, it being understood that the Credit Parties shall be deemed to have approved such assignment if Credit Party Representative fails to either consent to or reject such assignment within five Business Days after any request for such consent by Administrative Agent, and (y) Administrative Agent; provided, each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount (A) as may be agreed to by Credit Party Representative and Administrative Agent, (B) as shall constitute the aggregate amount of the Term Loans and Term Loan Commitments of a particular Class of the assigning Lender or (C) as is assigned by an assigning Lender to an Affiliate or Related Fund of such Lender) with respect to the assignment of the Term Loans and the Term Loan Commitments.
(d)    Mechanics.
(i)    Assignments and assumptions of the Loans and the Commitments by the Lenders shall be effected by execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to U.S. federal income Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.19(c), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (A) in connection with an assignment by or to Goldman Sachs or any Affiliate or Related Fund thereof or (B) in the case of an assignee that is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender).

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(ii)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations or other compensating actions, including funding, with the consent of Credit Party Representative and Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to each Agent and each Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (d)(ii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(e)    Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, and any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Credit Party Representative and shall maintain a copy of such Assignment Agreement.
(f)    Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the applicable Commitments or Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); (iv) it will not provide any information obtained by it in its capacity as a Lender to any Credit Party or any of its Affiliates; and (v) neither such Lender nor any of its Affiliates owns or controls any trade obligations or Indebtedness of any Credit Party (other than the Obligations) or any Capital Stock of any Credit Party.
(g)    Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date, (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and the Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any

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rights that survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any remaining Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any promissory note pursuant to Section 2.6, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable promissory notes to Administrative Agent for cancellation, and thereupon Companies shall issue and deliver new promissory notes in accordance with Section 2.6, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new or remaining Commitments and outstanding Loans of such assignee and/or such assigning Lender.
(h)    Participations.
(i)    Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates, any Disqualified Institution or any Natural Person) in all or any part of such Lender’s Commitments, Loans or in any other obligations and/or rights under this Agreement. Each Lender that sells a participation pursuant to this Section 10.6(h) shall, acting solely for U.S. federal income Tax purposes as a non-fiduciary agent of Companies, maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s participation interest with respect to any Loan, Commitment or other obligation and/or rights of a Lender under this Agreement (each, a “Participant Register”); provided, no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or other obligations and/or rights under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation and/or right is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, Section 1.163-5 of the proposed United States Treasury Regulations or any applicable temporary, final or other successor regulations. Unless otherwise required by the Internal Revenue Service, any disclosure required by the immediately preceding sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to any Loan or Commitment for all purposes under this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent shall have no responsibility for maintaining a Participant Register.

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(ii)    Unless otherwise agreed to by Administrative Agent, the holder of any such participation, other than an Affiliate of such Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, any promissory note evidencing a Loan in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of such participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if such participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.
(iii)    Each Credit Party agrees that each participant shall be entitled to the benefits of Sections 2.17(d), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided, (A) a participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after such participant acquired the participation or unless the sale of the participation to such participant is made with Credit Party Representative’s prior written consent (not to be unreasonably withheld, delayed or conditioned), and (B) a participant shall not be entitled to the benefits of Section 2.19 unless such participant agrees, for the benefit of the Credit Parties, to comply with Section 2.19 as though it were a Lender (it being understood that any documentation required under Sections 2.19(c) and 2.19(d) shall be delivered to the participating Lender). To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though such participant were a Lender; provided, by accepting a participation hereunder, such participant shall be deemed to have agreed to be subject to Section 2.16 as though it were a Lender.
(i)    Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign, pledge or grant a Lien in all or any portion of its Loans, the other Obligations owed to such Lender and its promissory notes issued pursuant to Section 2.6, if any, to secure obligations of such Lender, including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Companies and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided, further,

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in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
10.7.    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
10.8.    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.17(d), 2.18, 2.19, 10.2, 10.3, 10.4 and 10.10 and the agreements of the Lenders set forth in Sections 2.16, 9.3(b) and 9.6 shall survive the Payment in Full of the Obligations.
10.9.    No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Secured Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
10.10.    Marshalling; Payments Set Aside. No Agent or Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to any Agent or any Lender (or to Administrative Agent, for the benefit of any Lender), or any Agent or any Lender enforces any Liens or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
10.11.    Severability. In case any provision in or obligation under this Agreement or any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or

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obligation in any other jurisdiction, shall not in any way be affected or impaired thereby (it being understood that the invalidity, illegality or unenforceability of a particular provision in a particular jurisdiction shall not in and of itself affect the validity, legality or enforceability of such provision in any other jurisdiction). The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as reasonably possible to that of the invalid, illegal or unenforceable provisions.
10.12.    Obligations Several; Actions in Concert. The obligations of the Lenders hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Credit Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any promissory note issued pursuant to Section 2.6 or otherwise with respect to the Obligations without first obtaining the prior written consent of Administrative Agent or the Requisite Lenders (as applicable), it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement or any other Credit Document with respect to the Obligations shall be taken in concert and at the direction or with the consent of Administrative Agent or the Requisite Lenders (as applicable).
10.13.    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
10.14.    Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
10.15.    Consent to Jurisdiction
. SUBJECT TO CLAUSE (V) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE U.S. SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN

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CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE (SUBJECT TO CLAUSE (V) BELOW) JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (V) AGREES THAT THE AGENTS AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.
10.16.    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR TO ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE

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HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
10.17.    Confidentiality. Each Agent and each Lender shall hold all non-public information regarding Holdings and its Subsidiaries and their businesses identified as such by Credit Party Representative and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s or such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by each Credit Party that, in any event, Administrative Agent may disclose any such information to the Lenders and the other Agents, and any Agent or any Lender may make (a) disclosures of such information to Affiliates and Related Funds of such Lender or such Agent and to their respective officers, Directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts, or agents on a confidential basis (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (b) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or Commitments or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to any Credit Party and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other substantially similar confidentiality restrictions), (c) disclosure to any rating agency, (d) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (e) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform Credit Party Representative promptly thereof to the extent not prohibited by law), (g) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority (including the National Association of Insurance Commissioners, and any successor thereto) purporting to have jurisdiction over such Person or any of its Affiliates, (h) disclosures to any Lender’s financing sources; provided, prior to any disclosure such financing source is informed of the confidential nature of the information, and (i) disclosures with the consent of the relevant Credit Party. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective Directors, employees, representatives or other agents) may disclose to any and all Persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates and all of their respective Directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions

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contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates. Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent may, at its own expense, issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media, which may include use of logos of one or more of the Credit Parties (collectively, “Trade Announcements”). No Lender or Credit Party shall (i) issue any Trade Announcement, (ii) use or reference in advertising, publicity or otherwise the name of Goldman Sachs, any Lender or any of their respective Affiliates, partners or employees, or (iii) represent that any product or any service provided has been approved or endorsed by Goldman Sachs, any Lender or any of their respective Affiliates, except (A) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (B) with the prior approval of Administrative Agent.
10.18.    Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged and paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the immediately preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Obligations are Paid in Full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then, to the extent permitted by law, the Credit Parties shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest that would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Credit Parties to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges or receives any consideration that constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Credit Parties. In determining whether the interest contracted for, charged or received by Administrative Agent or any Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.
10.19.    Effectiveness; Counterparts. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Credit Party Representative and Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all

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such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
10.20.    Entire Agreement. This Agreement, together with the other Credit Documents (including any such other Credit Document entered into prior to the date hereof), reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, made prior to the date hereof.
10.21.    PATRIOT Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that, pursuant to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.
10.22.    Electronic Execution of Assignments and Credit Documents. The words “execution”, “signed”, “signature” and words of like import in any Assignment Agreement or any other Credit Document shall, in each case, be deemed to include electronic signatures, signatures exchanged by electronic transmission, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act; provided, Administrative Agent or Collateral Agent may request, and upon any such request the Credit Parties shall be obligated to provide, manually executed “wet ink” signatures to any Credit Document.
10.23.    No Fiduciary Duty. Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this Section 10.23, the “Lender Parties”), may have economic interests that conflict with those of the Credit Parties, their equity holders and/or their Affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and such Credit Party, its equity holders or its Affiliates, on the other. The Credit Parties acknowledge and agree that (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Credit Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its equity holders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise any Credit Party, its equity holders or its Affiliates on other matters) or any other

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obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (ii) each Lender Party is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.
10.24.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable,
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
10.25.    Intercreditor Agreement. Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement as Collateral Agent and on behalf of such Lender. Notwithstanding anything herein to the contrary, the priority of the Liens in the Collateral securing the Obligations, the exercise of any right or remedy with respect thereto and certain of the rights of the Secured Parties are subject to the provisions of the Intercreditor Agreement. In the event of any direct and irreconcilable conflict between the terms of the Intercreditor Agreement and those of this Agreement, the terms of the Intercreditor

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Agreement shall govern and control. Any reference in this Agreement to “first priority lien” or words of similar effect in describing the Liens created hereunder or under any other Credit Document shall be understood to refer to such priority as set forth in the Intercreditor Agreement. Nothing in this Section 10.25 shall be construed to provide that any Credit Party is a third party beneficiary of the provisions of the Intercreditor Agreement, and each Credit Party (a) agrees that, except as expressly otherwise provided in the Intercreditor Agreement, the terms of the Intercreditor Agreement shall not give any Credit Party any, nor modify any, substantive rights vis-à-vis any Agent or any Lender, or any obligations or liabilities owing to the Agents and/or the Lenders, under this Agreement or any other Credit Document and (b) if, with respect to any particular Collateral, any Agent shall enforce its rights or remedies in violation of the terms of the Intercreditor Agreement applicable thereto, agrees that it shall not use such violation as a defense to any enforcement of remedies otherwise made in accordance with the terms of this Agreement and the other Credit Documents by any Agent or any Lender or assert such violation as a counterclaim or basis for set-off or recoupment against any Agent or any Lender and agrees to abide by the terms of this Agreement and the other Credit Documents and to keep, observe and perform the several matters and things herein intended to be kept, observed and performed by it; provided, no Default or Event of Default shall arise as a result of any Credit Party complying with the provisions of the Intercreditor Agreement.
10.26.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the

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United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
CURATION FOODS, INC., as a Company
By: /s/    Brian McLaughlin
Name:    Brian McLaughlin
Title:    Chief Financial Officer

LIFECORE BIOMEDICAL, INC., as a Company

By: /s/    Brian McLaughlin
Name:    Brian McLaughlin
Title:    Vice President and Secretary

LANDEC CORPORATION, as Company, Holdings and Credit Party Representative

By: /s/    Brian McLaughlin
Name:    Brian McLaughlin
Title:    Chief Financial Officer

YUCATAN FOODS, LLC, as a Guarantor

By: /s/    Brian McLaughlin
Name:    Brian McLaughlin
Title:    Vice President and Secretary

GREENLINE LOGISTICS, INC., as a Guarantor

By: /s/    Brian McLaughlin
Name:    Brian McLaughlin
Title:    Vice President
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CAMDEN FRUIT CORP., as a Guarantor

By: /s/    Brian McLaughlin
Name:    Brian McLaughlin
Title:    Vice President and Secretary

LIFECORE BIOMEDICAL, LLC, as a Guarantor

By: /s/    Brian McLaughlin
Name:    Brian McLaughlin
Title:    Vice President and Secretary

GS/Landec – Credit and Guaranty Agreement

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as Administrative Agent, Collateral Agent, and a Lender

By: /s/    Greg Watts
Name:    Greg Watts
Title:    Senior Vice President

GS/Landec – Credit and Guaranty Agreement

PRIVATE DEBT INVESTORS FEEDER, LLC,
as a Lender

By: Guggenheim Corporate Funding, LLC as     Manager
By: /s/    John F. Mulreaney
Name:    John F. Mulreaney
Title:    Attorney-in-Fact

GS/Landec – Credit and Guaranty Agreement

SOUTH CAROLINA RETIREMENT SYSTEMS GROUP TRUST, as a Lender

By Guggenheim Partners Investment Management, LLC as Manager

By: /s/    Kevin M. Robinson
Name:    Kevin M. Robinson
Title:    Attorney-in-Fact

GS/Landec – Credit and Guaranty Agreement

APPENDIX A TO
CREDIT AND GUARANTY AGREEMENT

Initial Term Loan Commitments

Lender	Initial Term Loan Commitment	Pro Rata Share
Goldman Sachs Specialty Lending Group, L.P.	$75,000,000	50.0%
Private Debt Investors Feeder, LLC	$73,544,117.65	49.029%
South Carolina Retirement Systems Group Trust	$1,455,882.35	0.971%
Total	$150,000,000.00	100.00%

Appendix A-1-1

GS/Landec – Credit and Guaranty Agreement

APPENDIX B TO
CREDIT AND GUARANTY AGREEMENT

Multi-Draw Term Loan Commitments

Lender	Multi-Draw Term Loan Commitment	Pro Rata Share
Goldman Sachs Specialty Lending Group, L.P.	$10,000,000.00	50.00%
Private Debt Investors Feeder, LLC	$9,805,882.35	49.029%
South Carolina Retirement Systems Group Trust	$194,117.65	0.971%
Total	$20,000,000.00	100.00%

Appendix A-2-1

GS/Landec – Credit and Guaranty Agreement

APPENDIX B
TO
CREDIT AND GUARANTY AGREEMENT

Notice Addresses
LANDEC CORPORATION,
as Credit Party Representative
Landec Corporation
2811 Airpark Dr.
Sana Maria, California 93455
Attention:     Brian McLaughlin
Jeffery Kraetsch
Email:         bmclaughlin@landec.com
jeffery.kraetsch@curationfoods.com

and, in each case, with a copy (which copy shall not constitute notice) to:
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA. 92626-1925
Attention:     Cary Hyden
Jason Bosworth
Email:         cary.hyden@lw.com
jason.bosworth@lw.com

Appendix B-1

GS/Landec – Credit and Guaranty Agreement

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P.,
as Administrative Agent, Collateral Agent, and a Lender,
to its Principal Office set forth below
Goldman Sachs Specialty Lending Group, L.P.
2001 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: Landec Account Manager
Email: Carle.felton@gs.com, bill.beebe@gs.com, lee.king@gs.com; and
gs-slg-notices@gs.com
and, in each case, with a copy (which copy shall not constitute notice) to:
Hunton Andrews Kurth LLP
Bank of America Plaza, Suite 4100
600 Peachtree Street, N.E.
Atlanta, Georgia 30308-2216
Attention:    John R. Schneider, Esq.
Email:    jschneider@HuntonAK.com

Appendix B-2

GS/Landec – Credit and Guaranty Agreement

EXHIBIT A-1 TO
CREDIT AND GUARANTY AGREEMENT
FUNDING NOTICE AND LETTER OF DIRECTION
Reference is hereby made to that certain Credit and Guaranty Agreement, dated as of December 31, 2020 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein and not otherwise defined herein being used herein as therein defined), by and among LANDEC CORPORATION, a Delaware corporation (the “Credit Party Representative”), CURATION FOODS, INC., a Delaware corporation (“Curation”), LIFECORE BIOMEDICAL, INC., a Delaware corporation (“Lifecore”) (each of the Credit Party Representative, Curation and Lifecore a “Company” and collectively, the “Companies”), the other Credit Parties party thereto, the Lenders party thereto from time to time and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as Administrative Agent and Collateral Agent.
•    Pursuant to Section 2.1(b) of the Credit Agreement, Credit Party Representative requests that Lenders make the following Loans to Companies in accordance with the applicable terms and conditions of the Credit Agreement on ________, 20__ (the “Credit Date”):

• Term Loans: □ Base Rate Loans: □ LIBO Rate Loans, with an initial Interest Period of: ____ one (1) month ____ two (2) months ____ three (3) months ____ six (6) months	$[___,___,___] $[___,___,___]
• Multi-Draw Term Loans: □ Base Rate Loans: □ LIBO Rate Loans, with an initial Interest Period of: ____ one (1) month ____ two (2) months ____ three (3) months ____ six (6) months	$[___,___,___] $[___,___,___]
•    The Credit Party Representative hereby authorizes and directs the Administrative Agent to disburse the proceeds of the Loans on the Credit Date to the account number(s) and in the amount(s) specified in the funds flow as agreed between the Credit Party Representative and the Administrative Agent as attached hereto as Exhibit A and incorporated herein by reference, in accordance with the terms and provisions of the Credit Agreement, to the account numbers
GS/Landec – Form Funding Notice (Exhibit A-1)

specified thereon. Credit Party Representative hereby acknowledges that Agent may make payment strictly on the basis of the account numbers furnished herein even if such account number identifies a party other than the name of the accounts listed herein. In the event the account numbers are incorrect or if any payoff amount is incorrect, the Credit Parties hereby agree to be fully liable for any and all losses, costs and expenses arising therefrom (including, without limitation, any losses, costs or expenses arising from any of the Credit Party Representative’s negligence or the negligence of any of the Credit Parties’ agents or employees).
•    The undersigned Authorized Officer hereby represents, warrants and certifies on behalf of each Company that:
•    as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of the Credit Date, to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all material respects on and as of such earlier date provided, in each case, such materiality qualifier shall not apply to any representations and warranties to the extent already qualified or modified by materiality or similar concept in the text thereof;
•    as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default; and
•    after giving effect to the contemplated borrowing (excluding (I) any proceeds thereof that will be applied in the ordinary course of business for purposes permitted under Section 2.5 of the Credit Agreement within 10 Business Days after the Credit Date and (II) Net Asset Sale Proceeds and Net Insurance/Condemnation Proceeds that are on deposit in a Controlled Account in respect of which the Credit Parties have entered into a definitive agreement for the purchase or other acquisition of Additional Assets or for the replacement of Replaced Assets, as the case may be), the aggregate Cash and Cash Equivalents of Holdings and its Subsidiaries will not exceed $5,000,000.
[Remainder of Page Intentionally Blank]

GS/Landec – Form Funding Notice (Exhibit A-1)

IN WITNESS WHEREOF, the Credit Party Representative has caused this Funding Notice to be executed and delivered by its duly Authorized Officer as of the date set forth below.
LANDEC CORPORATION
By: ___________________________________
Name:
Title:

GS/Landec – Form Funding Notice (Exhibit A-1)

Exhibit A
Disbursement of Proceeds

GS/Landec – Form Funding Notice (Exhibit A-1)

                                                             EXHIBIT A-2 TO
CREDIT AND GUARANTY AGREEMENT
CONVERSION/CONTINUATION NOTICE
[ • ], 20___
Reference is hereby made to that certain Credit and Guaranty Agreement, dated as of December 31, 2020 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein and not otherwise defined herein being used herein as therein defined), by and among LANDEC CORPORATION, a Delaware corporation (the “Credit Part Representative”), CURATION FOODS, INC., a Delaware corporation (“Curation”), LIFECORE BIOMEDICAL, INC., a Delaware corporation (“Lifecore”, and together with the Credit Party Representative and Curation collectively, the “Companies”), the other Credit Parties thereto, the Lenders party thereto from time to time and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as Administrative Agent and Collateral Agent.
Pursuant to Section 2.8 of the Credit Agreement, the Credit Party Representative hereby requests the continuation/conversion of the following Loans, each such conversion and/or continuation to be effective as of ________, 20__:
GS/Landec – Form Continuation Notice (Exhibit A-2)

•    Term Loans:

$[___,___,___]	LIBO Rate Loans to be continued with an Interest Period of: ____ one (1) month ____ two (2) months ____ three (3) months ____ six (6) months

$[___,___,___]	Base Rate Loans to be converted to LIBO Rate Loans with an Interest Period of: ____ one (1) month ____ two (2) months ____ three (3) months ____ six (6) months

$[___,___,___]	LIBO Rate Loans to be converted to Base Rate Loans
• Multi-Draw Loans::
$[___,___,___]	LIBO Rate Loans to be continued with an Interest Period of: ____ one (1) month ____ two (2) months ____ three (3) months ____ six (6) months
$[___,___,___]	Base Rate Loans to be converted to LIBO Rate Loans with an Interest Period of: ____ one (1) month ____ two (2) months ____ three (3) months ____ six (6) months
$[___,___,___]	LIBO Rate Loans to be converted to Base Rate Loans
•    The undersigned Authorized Officer, solely in such capacity as an officer and not in an individual capacity, hereby represents, warrants and certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default or a Default.
[Remainder of Page Intentionally Blank]

GS/Landec – Form Continuation Notice (Exhibit A-2)

IN WITNESS WHEREOF, Credit Party Representative has caused this Conversion/Continuation to be executed and delivered by its duly Authorized Officer as of the date set forth below.
LANDEC CORPORATION
By:___________________________________
Name:
Title:

GS/Landec – Form Continuation Notice (Exhibit A-2)

                                         EXHIBIT B TO
CREDIT AND GUARANTY AGREEMENT
ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters or credit and swingline loans) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, (the “Assigned Interest”)). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.
GS/Landec – Form Assignment and Assumption Agreement (Exhibit B)

•    Assignor:    ______________________
•    Assignee:    ______________________ [is an Affiliate/Approved Fund[1]
•    Borrowers: Landec Corporation, Curation Foods, Inc. and Lifecore Biomedical, Inc.
•    Administrative Agent:     Goldman Sachs Specialty Lending Group, L.P.
•    Credit Agreement: The $170,000,000 Credit and Guaranty Agreement, dated as of December 31, 2020, the Borrowers, the other Credit Parties party thereto, the Lenders party thereto and the Administrative Agent.
•    Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
____________[3]	$______________	$______________	____________%
____________	$______________	$______________	____________%
____________	$______________	$______________	____________%

Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

1 Select as applicable.
2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
3 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Initial Term Loan”, “Multi-Draw Term Loan Commitment”, “Multi-Draw Term Loan,” etc.)

GS/Landec – Form Assignment and Assumption Agreement (Exhibit B)

•Notice and Wire Instructions:

[NAME OF ASSIGNOR]

Notices:

_________________________
_________________________
_________________________
Attention:
Telecopier:

with a copy to:
_________________________
_________________________
_________________________
Attention:
Telecopier:

Wire Instructions:

[NAME OF ASSIGNEE]

Notices:

_________________________
_________________________
_________________________
Attention:
Telecopier:

with a copy to:
_________________________
_________________________
_________________________
Attention:
Telecopier:

Wire Instructions:

[Remainder of Page Intentionally Blank]

GS/Landec – Form Assignment and Assumption Agreement (Exhibit B)

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:_______________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:_______________________
Title:
Consented to and Accepted:

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as
Administrative Agent

By:_______________________
Title:______________________

[Consented to:][4]

LANDEC CORPORATION

By:_______________________
Title:______________________

4 To be added only if the consent of the Credit Party Representative is required by the terms of the Credit Agreement.

GS/Landec – Form Assignment and Assumption Agreement (Exhibit B)

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT
Representations and Warranties.
Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Companies, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in
GS/Landec – Form Assignment and Assumption Agreement (Exhibit B)

accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:
With respect to Assigned Interests for Term Loans, unless notice to the contrary is delivered to the Lender from the Administrative Agent, payment to the Assignor by the Assignee in respect of the Assigned Interest shall include such compensation to the Assignor as may be agreed upon by the Assignor and the Assignee with respect to all unpaid interest which has accrued on the Assigned Interest to but excluding the Effective Date. On and after the applicable Effective Date, the Assignee shall be entitled to receive all interest paid or payable with respect to the Assigned Interest, whether such interest accrued before or after the Effective Date.
General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

GS/Landec – Form Assignment and Assumption Agreement (Exhibit B)

EXHIBIT C TO
CREDIT AND GUARANTY AGREEMENT
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to that certain Credit and Guaranty Agreement, dated as of December 31, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement), by and among LANDEC CORPORATION, a Delaware corporation, CURATION FOODS, INC., a Delaware corporation, LIFECORE BIOMEDICAL, INC., a Delaware corporation, the other Credit Parties party thereto from time to time, the Lenders party thereto from time to time and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as Administrative Agent and Collateral Agent.
Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (c) it is not a “ten percent shareholder” of any Credit Party within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (d) it is not a “controlled foreign corporation” related to any Credit Party as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished Administrative Agent and Credit Party Representative with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform Credit Party Representative and Administrative Agent and (2) the undersigned shall have at all times furnished Credit Party Representative and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
Name:
Title:
Date: ____________, _____

GS/Landec – Form U.S. Tax Compliance Certificates (Exhibit C)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships
For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit and Guaranty Agreement, dated as of December 31, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement), by and among LANDEC CORPORATION, a Delaware corporation. CURATION FOODS, INC., a Delaware corporation, LIFECORE BIOMEDICAL, INC., a Delaware corporation, the other Credit Parties party thereto from time to time, the Lenders party thereto from time to time and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as Administrative Agent and Collateral Agent.
Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (c) it is not a “ten percent shareholder” of any Credit Party within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (d) it is not a “controlled foreign corporation” related to any Credit Party as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ____________, _____

GS/Landec – Form U.S. Tax Compliance Certificates (Exhibit C)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to that certain Credit and Guaranty Agreement, dated as of December 31, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement), by and among LANDEC CORPORATION, a Delaware corporation, CURATION FOODS, INC., a Delaware corporation, LIFECORE BIOMEDICAL, INC., a Delaware corporation, the other Credit Parties party thereto from time to time, the Lenders party thereto from time to time and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as Administrative Agent and Collateral Agent.
Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (d) none of its direct or indirect partners/members is a “ten percent shareholder” of any Credit Party within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (e) none of its direct or indirect partners/members is a “controlled foreign corporation” related to any Credit Party as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: ____________, _____
GS/Landec – Form U.S. Tax Compliance Certificates (Exhibit C)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to that certain Credit and Guaranty Agreement, dated as of December 31, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement), by and among LANDEC CORPORATION, a Delaware corporation, CURATION FOODS, INC., a Delaware corporation, LIFECORE BIOMEDICAL, INC., a Delaware corporation, the other Credit Parties party thereto from time to time, the Lenders party thereto from time to time and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as Administrative Agent and Collateral Agent.
Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (d) none of its direct or indirect partners/members is a “ten percent shareholder” of any Credit Party within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to any Credit Party as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished Administrative Agent and Credit Party Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Credit Party Representative and Administrative Agent and (2) the undersigned shall have at all times furnished Credit Party Representative and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[Remainder of page intentionally blank]
GS/Landec – Form U.S. Tax Compliance Certificates (Exhibit C)

[NAME OF LENDER]
By:
Name:
Title:
Date: ____________, _____

GS/Landec – Form U.S. Tax Compliance Certificates (Exhibit C)

EXHIBIT D TO
CREDIT AND GUARANTY AGREEMENT
COMPLIANCE CERTIFICATE
[ • ], 20__
THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

•    I am the Chief Financial Officer of LANDEC CORPORATION, a Delaware corporation (the “Credit Party Representative”).
•    I have reviewed the terms of that certain Credit and Guaranty Agreement, dated as of December 31, 2020 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Credit Party Representative, CURATION FOODS, INC. and LIFECORE BIOMEDICAL, INC., the other Credit Parties party thereto, the Lenders party thereto from time to time and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as Administrative Agent and Collateral Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by the attached financial statements.
•    The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which the Companies have taken, are taking, or propose to take with respect to each such condition or event.
•    The financial statements attached hereto fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
•    The report attached hereto as Annex B accurately reflects the status of the matters relating to compliance with ongoing litigation and/or Anti-Bribery and Anti-Corruption Laws disclosed in due diligence pursuant to Section 3.1(t) of the Credit Agreement and/or otherwise disclosed pursuant to Sections 4.11, 4.24 or 4.26 of the Credit Agreement, as the case may be, in each case to the fullest extent possible.

[Remainder of Page Intentionally Blank]

GS/Landec – Form Compliance Certificate (Exhibit D)

The foregoing certifications, together with the computations set forth in the Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered as of the date first written above pursuant to Section 5.1(d) of the Credit Agreement.
LANDEC CORPORATION
By: ______________________________
Name:
Title: Chief Financial Officer

GS/Landec – Credit and Guaranty Agreement

ANNEX A TO
COMPLIANCE CERTIFICATE
FOR THE FISCAL [QUARTER] [YEAR] ENDING ________, 20__.

• Consolidated Adjusted EBITDA: (a) - (b) = $[___,___,___]
• • Consolidated Net Income:	$[___,___,___]
• Consolidated Interest Expense:	$[___,___,___]
•    Provisions for taxes based on income, profits, or capital, including federal, state, provincial, territorial, franchise, excise, property and similar taxes and foreign withholding taxes paid or accrued, including giving effect to any penalties and interest with respect thereto, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar credits and including an amount equal to the amount of tax distributions actually made (for the actual payment of Taxes) to the holders of Equity Interests of Holdings or its Subsidiaries or any direct or indirect parent of Holdings or its Subsidiaries in respect of such period (in each case, to the extent attributable to the operations of Holdings and its Subsidiaries) :
$[___,___,___]
• Total depreciation expense:	$[___,___,___]
• Total amortization expense:	$[___,___,___]
• To the extent not capitalized under GAAP, Transaction Costs not exceeding $1,500,000 and Specified Compliance Costs not exceeding $5,000,000:	$[___,___,___]
• To the extent not capitalized under GAAP, other non-cash charges, impairments or losses for such period [5]	$[___,___,___]
5     Excluding (x) any such non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards (including any long-term management equity incentive plans) and the payment of the exercise price and/or tax withholding obligations with respect to the vesting settlement and/or exercise of such award described in this clause (x) and (y) any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charges in any future period or amortization of a prepaid cash charge that was paid in a prior period (including, but not limited to, write-offs or impairment charges in respect of accounts receivable or inventory).
GS/Landec – Form Compliance Certificate (Exhibit D)

•    To the extent not capitalized under GAAP, one-time, unusual, non-recurring or extraordinary expenses, losses actually incurred in such period (not including any revenue based losses or incremental margin) and, without duplication, other reasonable and documented fees, charges, costs and expenses (including third party legal, investigative and consulting expenses) actually incurred during such period in respect of restructuring, severance, relocation, integration, facilities opening, facilities closures, business optimization, signing, retention or completion bonuses, recruiting, transition, and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), including any one-time expense relating to enhanced accounting function or other transaction costs[6]
$[___,___,___]
• • Other non-cash gains increasing Consolidated Net Income [7]	$[___,___,___]
• Other non-ordinary course income [8]	$[___,___,___]
• Consolidated Capital Expenditures:	$[___,___,___]
• Consolidated Cash Interest Expense:	$[___,___,___]
• Consolidated Current Assets:	$[___,___,___]
• Consolidated Current Liabilities:	$[___,___,___]
• Consolidated Excess Cash Flow: (a) - (b) = $[___,___,___]
• • Consolidated Net Income [9]	$[___,___,___]
6     The aggregate amount of such losses, fees, charges, costs and expenses that may be added back to Consolidated Net Income in the calculation of Consolidated Adjusted EBITDA pursuant to this clause (viii) in any trailing twelve (12) month period shall not exceed (A) for any such period ending prior to the consummation of a Permitted Curation Sale of the type described in clauses (i) and (ii) of the definition thereof, the greater of (x) $5,000,000 and (y) 10% of Consolidated Adjusted EBITDA for such period (determined prior to giving effect to any adjustments to Consolidated Adjusted EBITDA pursuant to this clause (vi)) and (B) for any such period ending after the consummation of a Permitted Curation Sale of the type described in clauses (i) and (ii) of the definition thereof, the greater of (x) $2,500,000 and (y) 10% of Consolidated Adjusted EBITDA for such period (determined prior to giving effect to any adjustments to Consolidated Adjusted EBITDA pursuant to this clause (viii).
7     To the extent constituting Valid Expense Items. Excluding any such non-cash gain to the extent that it represents the reversal of an accrual or reserve for potential cash gains in any prior period.
8     For the avoidance of doubt, such non-ordinary course income shall (i) include (and result in a reduction of Consolidated Adjusted EBITDA to the extent increasing Consolidated Net Income for) any cash amounts received in connection with an Asset Sale of the Windset Investment and (ii) not include (or result in a reduction of Consolidated Adjusted EBITDA to the extent increasing Consolidated Net Income for) any cash dividends or other cash payments or distributions, other than the type described in the immediately preceding clause (i).
9     Excluding (x) the impact of any non-cash adjustments included in calculating Consolidated Net Income during such period and (y) any Specified Extraordinary Receipts of the type described in clause (ii) of the definition thereof received during such period (solely to the extent such Specified Extraordinary Receipts are used to repay then outstanding ABL Indebtedness (which, for the avoidance of doubt, shall not be required to be accompanied by a permanent reduction of ABL Commitments).
GS/Landec – Form Compliance Certificate (Exhibit D)

• Mandatory and scheduled repayments of Indebtedness for borrowed money and scheduled payments of Capital Lease Obligations (including repayments in respect of ABL Indebtedness [10,11]	$[___,___,___]
• Consolidated Capital Expenditures actually made during such period:	$[___,___,___]
•    Consolidated Capital Expenditures that are planned to be consummated or made, in each case, in accordance with an executed definitive agreement with respect to such planned or consummated Consolidated Capital Expenditures and during the four consecutive Fiscal Quarters of Holdings following the end of such period:
$[___,___,___]
• Consolidated Cash Interest Expense:	$[___,___,___]
• Provisions for current taxes based on income of Holdings and its Subsidiaries and payable in cash with respect to such period:	$[___,___,___]
• Specified Compliance Costs [12]	$[___,___,___]
• Consolidated Working Capital Adjustment (if positive):	$[___,___,___]
• Transaction Costs	$[___,___,___]
• Consolidated Fixed Charges: (a) + (b) + (c) = (d)	$[___,___,___]
• Consolidated Cash Interest Expense:	$[___,___,___]
• Scheduled payments of principal on Consolidated Funded Debt:	$[___,___,___]
• An amount less than zero equal to actual cash Taxes paid (net of any cash refunds in respect of Taxes received in such period): • Consolidated Funded Debt: • Consolidated Gross Profit:	$[___,___,___] $[___,___,___] $[___,___,___]
• Consolidated Interest Expense:	$[___,___,___]
• Consolidated Liquidity:	$[___,___,___]
• Consolidated Maintenance Capital Expenditures:	$[___,___,___]
• Consolidated Net Income: (a) - (b) = $[___,___,___]
• The net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP:	$[___,___,___]
10     To the extent for such period paid from Internally Generated Cash (other than (iii)) each case, to the extent not reducing Consolidated Net Income.
11     Excluding any interest expense portion thereof but including any principal representing capitalized interest. Repayments of the ABL must be accompanied by a permanent reduction in the ABL Commitments.
12     To the extent permitted under the Credit Agreement.
GS/Landec – Form Compliance Certificate (Exhibit D)

• The income (or loss) of any Person that is not a Wholly-Owned Subsidiary [13]	$[___,___,___]
•    The income (or loss) of any Person accrued prior to the date it becomes a Credit Party or is merged into or consolidated with any Credit Party or such Person’s assets are acquired by any Credit Party:
$[___,___,___]
•    The income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its Organizational Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary:
$[___,___,___]
• Any after-Tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan:	$[___,___,___]
• To the extent not included in clauses (b)(i) through (iv) above, any net extraordinary gains or net non-cash extraordinary losses:	$[___,___,___]
• Consolidated Total Debt:	$[___,___,___]
• Consolidated Unfinanced Capital Expenditures:	$[___,___,___]
• Consolidated Working Capital: (a) - (b) =	$[___,___,___]
• Consolidated Current Assets:	$[___,___,___]
• Consolidated Current Liabilities:	$[___,___,___]
• Consolidated Working Capital Adjustment: (a) - (b) =	$[___,___,___]
• Consolidated Working Capital as of the beginning of such period:	$[___,___,___]
• Consolidated Working Capital as of the end of such period:	$[___,___,___]
• Fixed Charge Coverage Ratio: (a(i) – a(ii)) / (b) =
• (i) Consolidated Adjusted EBITDA four-Fiscal Quarter period then ended:	$[___,___,___]
(ii) Consolidated Maintenance Capital Expenditures:	$[___,___,___]
• Consolidated Fixed Charges for such four-Fiscal Quarter period:	$[___,___,___]
Actual: _.__:1.00 Required: _.__:1.00
• Leverage Ratio: (a)/(b) =	$[___,___,___]
• Consolidated Funded Debt:	$[___,___,___]
• Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended:	$[___,___,___]
Actual: _.__:1.00 Required: _.__:1.00
• Consolidated Adjusted EBITDA
Actual: _.__:1.00 Required: _.__:1.00
13     In the case of income derived from Windset Investment such income shall be included in Consolidated Net Income to the extent (I) the Windset Pledge Event shall have occurred, (II) any such income is actually received by Holdings or such Subsidiary in the form of dividends or distributions paid in cash and (III) such dividends or distributions are paid in accordance with Windset’s Organizational Documents.
GS/Landec – Form Compliance Certificate (Exhibit D)

Actual: _.__:1.00 Required: _.__:1.00
• Minimum Consolidated Gross Profit:	$[___,___,___]
• Minimum Consolidated Liquidity:	$[___,___,___]
• Maximum Consolidated Capital Expenditures
Actual: _.__:1.00 Required: _.__:1.00

GS/Landec – Form Compliance Certificate (Exhibit D)

ANNEX B TO
COMPLIANCE CERTIFICATE

[To be attached]

GS/Landec – Form Compliance Certificate (Exhibit D)

EXHIBIT E-1 TO
CREDIT AND GUARANTY AGREEMENT
CLOSING DATE CERTIFICATE
December [  ], 2020
THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:
•    I Brian McLaughlin, as chief financial officer, vice president and/or secretary of LANDEC CORPORATION, a Delaware corporation (“Landec”), CURATION FOODS, INC., a Delaware corporation (“Curation”), and LIFECORE BIOMEDICAL, INC., a Delaware corporation (“Lifecore” and together with Landec and Curation, the “Companies”).
•    Pursuant to that certain Credit and Guaranty Agreement, dated as of December 31, 2020 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Companies, as borrowers, the other Credit Parties party thereto, the Lenders party thereto from time to time and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as Administrative Agent and Collateral Agent, the Companies request that Lenders make the Loans to the Companies requested in accordance with the terms of the initial Funding Notice, dated as of the Closing Date:
•    I have reviewed the terms of Section 3 of the Credit Agreement and the definitions and provisions contained in such Credit Agreement relating thereto, and in my opinion have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable us to express an informed opinion as to the matters referred to herein.
•    Based upon my review and examination described in paragraph 3 above, I certify, on behalf of Companies, that as of the Closing Date:
•    the representations and warranties contained in each of the Credit Documents are true and correct in all respects on and as of the Closing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all respects on and as of such earlier date; provided, in each case, such materiality qualifier does not apply to any representations and warranties to the extent already qualified or modified by materiality or similar concept in the test thereof;
•    no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the borrowing contemplated hereby; and
GS/Landec – Form Closing Date Certificate (Exhibit E-1)

•    no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default;
•    the pro forma income statement delivered pursuant to Section 3.1(l) demonstrates that Holdings and its Subsidiaries shall have generated for the trailing (12) month period ending November 30, 2020 Consolidated Adjusted EBITDA of at least $32,000,000;
•    on the Closing Date and immediately after giving effect to any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, the ratio of (i) total Indebtedness for Holdings and its Subsidiaries as of the Closing Date to (ii) pro forma Consolidated Adjusted EBITDA for the trailing twelve (12) month period ending November 30, 2020 shall not be greater than 6.00:1.00;
•    on the Closing Date and immediately after giving effect to any Credit Extensions hereunder or ABL Loans to be made on the Closing Date, including the payment of all Transaction Costs hereunder or similar amount in respect of the ABL Credit Documents required to be paid in Cash, the Credit Parties shall have at least (i) $1,000,000 of Qualified Cash on hand Date and (ii) $15,000,000 of Consolidated Liquidity; and
•    since May 30, 2020, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
•    Each Credit Party has delivered to Administrative Agent true and complete (and, where applicable, executed and conformed) copies of each of Material Contracts.
•    Each Credit party has delivered to Administrative Agent true, complete and correct copies of (a) the Historical Financial Statements, (b) pro forma consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the Closing Date, and reflecting the consummation of the transactions contemplated by the ABL Credit Documents, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance satisfactory to Administrative Agent, (c) pro forma consolidated and consolidating income statements of Holdings and its Subsidiaries as at the Closing Date, and reflecting the consummation of the transactions contemplated by the ABL Credit Documents, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, and (d) the Projections.
[Remainder of Page Intentionally Blank]

GS/Landec – Form Closing Date Certificate (Exhibit E-1)

The foregoing certifications are made and delivered as of the date first listed above.
LANDEC CORPORATION
By:
Name:
Title:
CURATION FOODS, INC.
By:
Name:
Title:
LIFECORE BIOMEDICAL, INC.
By:
Name:
Title:

GS/Landec – Form Closing Date Certificate (Exhibit E-1)

EXHIBIT E-2 TO
CREDIT AND GUARANTY AGREEMENT

SOLVENCY CERTIFICATE
[_____________]

Reference is hereby made to that certain Credit and Guaranty Agreement, dated as of December 31, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement), by and among LANDEC CORPORATION, a Delaware corporation (the “Credit Party Representative”), CURATION FOODS, INC., a Delaware corporation, LIFECORE BIOMEDICAL, INC., a Delaware corporation, the other Credit Parties party thereto from time to time, the Lenders party thereto from time to time and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as Administrative Agent and Collateral Agent.
THE UNDERSIGNED CHIEF FINANCIAL OFFICER OF CREDIT PARTY REPRESENTATIVE, SOLELY IN SUCH CAPACITY AS AN OFFICER AND NOT IN AN INDIVIDUAL CAPACITY, HEREBY CERTIFIES TO THE AGENTS AND THE LENDERS AS FOLLOWS:
•    I am the Chief Financial Officer of Credit Party Representative.
•    I have reviewed the terms of Sections 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.
•    Based upon my review and examination described in paragraph 2 above, as of the Closing Date, after giving effect to the consummation of the transactions contemplated by the Credit Agreement, the other Credit Documents and the ABL Credit Documents to be consummated on the Closing Date and the Credit Extensions to be made on the Closing Date, the Credit Party Representative and its Subsidiaries are Solvent on a consolidated basis.

[Remainder of Page Intentionally Blank]

GS/Landec – Form Solvency Certificate (Exhibit E-2)

IN WITNESS WHEREOF, Credit Party Representative has caused this certificate to be executed and delivered as of the date first written above.
                        LANDEC CORPORATION

By:
Name:
Title: Chief Financial Officer

GS/Landec – Form Solvency Certificate (Exhibit E-2)

EXHIBIT F TO
CREDIT AND GUARANTY AGREEMENT

[RESERVED]

GS/Landec – Form Solvency Certificate (Exhibit F)

EXHIBIT G TO
CREDIT AND GUARANTY AGREEMENT

COUNTERPART AGREEMENT
This COUNTERPART AGREEMENT, dated as of [__________], is delivered pursuant to that certain Credit and Guaranty Agreement, dated as of December 31, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement), by and among LANDEC CORPORATION, a Delaware corporation, CURATION FOODS, INC., a Delaware corporation, LIFECORE BIOMEDICAL, INC., a Delaware corporation, the other Credit Parties party thereto from time to time, the Lenders party thereto from time to time and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as Administrative Agent and Collateral Agent.
1.    Pursuant to Section 5.10 of the Credit Agreement and Section 5.3 of the Pledge and Security Agreement:
•    [_______________] (“New Credit Party”) hereby (i) agrees that this Counterpart Agreement may be attached to the Credit Agreement, and that by the execution and delivery hereof, New Credit Party becomes a [Company / Guarantor] under the Credit Agreement; (ii) agrees to be bound by, and that it will comply with, all the terms and conditions of the Credit Agreement as if it were an original signatory thereto; and (iii) accepts the duties and responsibilities of a [Company / Guarantor] under the Credit Agreement and the other Credit Documents;
•    New Credit Party hereby (i) agrees that this Counterpart Agreement may be attached to the Pledge and Security Agreement, and that by the execution and delivery hereof, New Credit Party becomes a “Grantor” under the Pledge and Security Agreement; (ii) agrees to be bound by, and that it will comply with, all the terms and conditions of the Pledge and Security Agreement as if it were an original signatory thereto; (iii) accepts the duties and responsibilities of a “Grantor” under the Pledge and Security Agreement; and (iv) grants to Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of New Credit Party’s right, title and interest in, to and under all Collateral of New Credit Party, in each case, whether now owned or existing or hereafter acquired or arising and wherever located. All such Collateral of New Credit Party shall be deemed to be part of the Collateral and hereafter subject to each of the terms and conditions of the Pledge and Security Agreement;
•    New Credit Party hereby delivers to Administrative Agent and Collateral Agent, as applicable, (i) supplements to all schedules attached to the Pledge and Security Agreement, (ii) updates to Schedules 4.1, 4.2, 4.13 and 4.16 attached to the Credit Agreement; provided, with respect to such updates, any applicable schedule that relates solely to the Closing Date shall be deemed to be as of the date of this Counterpart
GS/Landec – Form Counterpart Agreement (Exhibit G)

Agreement, and (iii) the documents, instruments, agreements and certificates required by Section 5.10(b) of the Credit Agreement;
•    New Credit Party represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to New Credit Party is true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; provided, in each case, such materiality qualifier shall not apply to any representations and warranties to the extent already qualified or modified by materiality or similar concept in the text thereof; [and]
•    New Credit Party certifies that no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute a Default or an Event of Default[.][; and]
•    [in accordance with Section 7 of the Credit Agreement, but subject to the provisions of Section 7.2, New Credit Party (on a joint and several basis with the other Guarantors) hereby irrevocably and unconditionally guarantees to Administrative Agent for the benefit of the Beneficiaries, the due and punctual Payment in Full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)).]14
2.    New Credit Party agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement. Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except in accordance with Section 10.5 of the Credit Agreement. Any notice or other communication herein required or permitted to be given shall be given in accordance with Section 10.1 of the Credit Agreement. In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
3.    Sections 10.14, 10.19 and 10.22 of the Credit Agreement are hereby incorporated herein by reference mutatis mutandis.
[Remainder of Page Intentionally Blank]

14 Include in the event Administrative Agent elects to have New Credit Party join as a Guarantor.

GS/Landec – Form Counterpart Agreement (Exhibit G)

IN WITNESS WHEREOF, each of the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly Authorized Officer as of the date first written above.
[____________________],
as New Credit Party
By:
Name:
Title:
GS/Landec – Form Counterpart Agreement (Exhibit G)

ACKNOWLEDGED AND ACCEPTED,
as of the date first written above:
GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P.,
as Administrative Agent and Collateral Agent
By:
Name:_______________________________
Title:________________________________

GS/Landec – Form Counterpart Agreement (Exhibit G)